Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of August 7, 2012

by and among

THERMON INDUSTRIES, INC., as the US Borrower,

THERMON CANADA INC., as the Canadian Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

JPMORGAN CHASE BANK, N.A.,

for itself, as a US Lender and US Swingline Lender and as US Agent for all US Lenders,

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, for itself

as a Canadian Lender and as Canadian Agent for all Canadian Lenders,

THE OTHER FINANCIAL INSTITUTIONS NOW OR HEREAFTER PARTY HERETO

as Lenders,

and

J.P. MORGAN SECURITIES LLC,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

ARTICLE I - THE CREDITS	2
1.1. Amounts and Terms of Commitments	2
1.2. Notes	15
1.3. Interest	15
1.4. Loan Accounts	18
1.5. Procedure for Revolving Credit Borrowing	19
1.6. Conversion and Continuation Elections	21
1.7. Optional Prepayments	23
1.8. Mandatory Prepayments of Loans and Commitment Reductions	23
1.9. Fees	25
1.10. Payments by the Borrowers	27
1.11. Payments by the Lenders to Appropriate Agent; Settlement	29
ARTICLE II - CONDITIONS PRECEDENT	33
2.1. Conditions of Initial Loans	33
2.2. Conditions to All Borrowings	34
ARTICLE III - REPRESENTATIONS AND WARRANTIES	35
3.1. Corporate Existence and Power	35
3.2. Corporate Authorization; No Contravention	36
3.3. Governmental Authorization	36
3.4. Binding Effect	36
3.5. Litigation	36
3.6. No Default	37
3.7. ERISA and Related Canadian Compliance	37
3.8. Use of Proceeds; Margin Regulations	37
3.9. Title to Properties	38
3.10. Taxes	38
3.11. Financial Condition	38
3.12. Environmental Matters	39
3.13. Regulated Entities	39
3.14. Solvency	40
3.15. Labor Relations	40
3.16. Intellectual Property	40
3.17. Reserved	40

i

3.18. Insurance	40
3.19. Ventures, Subsidiaries and Affiliates; Outstanding Stock	40
3.20. Jurisdiction of Organization; Chief Executive Office	41
3.21. Deposit Accounts and Other Accounts	41
3.22. Reserved	41
3.23. Reserved	41
3.24. Status of Holdings	41
3.25. Reserved	41
3.26. Full Disclosure	41
3.27. Foreign Assets Control Regulations and Anti-Money Laundering	42
3.28. Patriot Act	42
ARTICLE IV - AFFIRMATIVE COVENANTS	42
4.1. Financial Statements	43
4.2. Certificates; Other Information	44
4.3. Notices	45
4.4. Preservation of Corporate Existence, Etc.	47
4.5. Maintenance of Property	47
4.6. Insurance	48
4.7. Payment of Obligations	49
4.8. Compliance with Laws	49
4.9. Inspection of Property and Books and Records	50
4.10. Use of Proceeds	50
4.11. Cash Management Systems	51
4.12. Landlord Agreements	51
4.13. Further Assurances	51
4.14. Environmental Matters	53
4.15. Post-Closing Obligations	53
ARTICLE V - NEGATIVE COVENANTS	53
5.1. Limitation on Liens	54
5.2. Disposition of Assets	57
5.3. Consolidations and Mergers	58
5.4. Loans and Investments	59
5.5. Limitation on Indebtedness	61
5.6. Transactions with Affiliates	64

5.7. Management Fees and Compensation	64
5.8. Use of Proceeds	65
5.9. Contingent Obligations	65
5.10. Compliance with ERISA, Etc.	66
5.11. Restricted Payments	66
5.12. Change in Business	68
5.13. Change in Structure	68
5.14. Changes in Accounting, Name and Jurisdiction of Organization	68
5.15. Amendments to Second Lien Indebtedness Documents and Subordinated Indebtedness	69
5.16. No Negative Pledges	69
5.17. OFAC; Patriot Act	69
5.18. Sale-Leasebacks	69
5.19. Hazardous Materials	70
ARTICLE VI - FINANCIAL COVENANTS	70
6.1. Interest Coverage Ratio	70
6.2. Leverage Ratio	70
ARTICLE VII - EVENTS OF DEFAULT	70
7.1. Event of Default	70
7.2. Remedies	73
7.3. Rights Not Exclusive	73
7.4. Cash Collateral for Letters of Credit	73
ARTICLE VIII - AGENT	74
8.1. Appointment and Duties	74
8.2. Binding Effect	77
8.3. Use of Discretion	77
8.4. Delegation of Rights and Duties	78
8.5. Reliance and Liability	78
8.6. Agent Individually	79
8.7. Lender Credit Decision	79
8.8. Expenses; Indemnities	80
8.9. Resignation of Agent or L/C Issuer	81
8.10. Release of Collateral or Guarantors	82
8.11. Additional Secured Parties	83
ARTICLE IX - MISCELLANEOUS	83

9.1. Amendments and Waivers	83
9.2. Notices	85
9.3. Electronic Transmissions	86
9.4. No Waiver; Cumulative Remedies	87
9.5. Costs and Expenses	87
9.6. Indemnity	88
9.7. Marshaling; Payments Set Aside	89
9.8. Successors and Assigns	89
9.9. Assignments and Participations; Binding Effect	90
9.10. Non-Public Information; Confidentiality	93
9.11. Set-off; Sharing of Payments	95
9.12. Counterparts; Facsimile Signature	96
9.13. Severability	96
9.14. Captions	96
9.15. Independence of Provisions	96
9.16. Interpretation	96
9.17. No Third Parties Benefited	96
9.18. Governing Law and Jurisdiction	97
9.19. Waiver of Jury Trial	97
9.20. Entire Agreement; Release; Survival	98
9.21. Patriot Act	98
9.22. Replacement of Lender	99
9.23. Joint and Several	99
9.24. Creditor-Debtor Relationship	99
9.25. Risk Participation	100
ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY	101
10.1. Taxes	101
10.2. Illegality	104
10.3. Increased Costs and Reduction of Return	104
10.4. Funding Losses	105
10.5. Inability to Determine Rates	106
10.6. Reserves on LIBOR Rate Loans	107
10.7. Certificates of Lenders and L/C Issuers	107
ARTICLE XI - DEFINITIONS	107

11.1. Defined Terms	107
11.2. Other Interpretive Provisions	140
11.3. Accounting Terms and Principles	141
11.4. Payments	141
11.5. Judgment Currency	142

v

SCHEDULES

Schedule 1.1(b)	Revolving Loan Commitments
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.10	Taxes
Schedule 3.12	Environmental
Schedule 3.19	Subsidiaries
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Deposit Accounts and Other Accounts
Schedule 4.15	Post-Closing Obligations
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.5(p)	Foreign Subsidiary Letter of Credit Indebtedness
Schedule 5.5(q)	Foreign Subsidiary Indebtedness
Schedule 5.6	Transactions with Affiliates
Schedule 5.9	Contingent Obligations

EXHIBITS

Exhibit 1.1(c)	Form of L/C Request
Exhibit 1.1(d)	Form of Swing Loan Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Borrowing Base Certificate
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Revolving Note
Exhibit 11.1(e)	Form of Swingline Note

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of August 7, 2012, by and among Thermon Industries, Inc., a Texas corporation (the “US Borrower”), Thermon Canada Inc., a Nova Scotia company (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers” and each individually, a “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, JPMorgan Chase Bank, N.A., a national banking association (in its individual capacity, “Chase”), as US Agent for the several financial institutions from time to time party to this Agreement with a US Revolving Loan Commitment (collectively, the “US Lenders” and individually each a “US Lender”) and for itself as a US Lender (including as US Swingline Lender), JPMorgan Chase Bank, N.A., Toronto Branch (in its individual capacity, “Chase Canada”) as Canadian Agent for the several financial institutions from time to time party to this Agreement with a Canadian Revolving Loan Commitment (collectively, the “Canadian Lenders”, individually, a “Canadian Lender” and collectively with the US Lenders, the “Lenders”), and such other Lenders.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested, and the US Lenders have agreed to make available to the US Borrower and the Canadian Lenders have agreed to make available to the Canadian Borrower, a revolving credit facility (including a letter of credit subfacility) to (a) refinance Prior Indebtedness, (b) provide for working capital, capital expenditures and other general corporate purposes of the Borrowers and (c) fund certain fees and expenses associated with the funding of the Loans and consummation of the transactions contemplated hereby;

WHEREAS, the US Borrower desires to secure all of the Obligations under the Loan Documents by granting to US Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property, except real property other than (i) the Headquarters Property and (ii) the Houston Property until the Houston Property is released by the US Agent at the time of a sale of the Houston Property by the applicable Credit Party;

WHEREAS, the Canadian Borrower desires to secure all of the Canadian Obligations by granting to Canadian Agent, for the benefit of the Canadian Secured Parties, a security interest in and lien upon substantially all of its Property, except real property;

WHEREAS, Thermon Holding Corp., a Delaware corporation that directly owns all of the Stock and Stock Equivalents of the Borrowers (“Holdings”), is, subject to the terms hereof, willing to guaranty all of the Obligations and to pledge to US Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents of the Borrowers and substantially all of its other Property to secure the Obligations (but only to the extent no 956 Impact exists), excluding real property;

WHEREAS, US Borrower is willing to guaranty the Canadian Obligations and, subject to the terms hereof, each Subsidiary of (a) US Borrower is willing to guarantee all of the Obligations of the Borrowers and to grant to US Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property to secure the Obligations (but only to the extent no 956 Impact exists), except real property other than (i) the Headquarters Property and (ii) the Houston Property until the Houston Property is released by the US Agent at the time of a sale of the Houston Property by the applicable Credit Party, and (b) Canadian Borrower is willing to guarantee all of the Canadian Obligations and to grant to Canadian Agent, for the benefit of the Canadian Secured Parties, a security interest in and lien on substantially all of its Property, except real property, to secure the Canadian Obligations;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I -

THE CREDITS

1.1.                            Amounts and Terms of Commitments.

(a)                                 Reserved.

(b)                                 The Revolving Credits.

(i)                                     Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each US Lender severally and not jointly agrees to make Loans denominated in Dollars to the US Borrower (each such Loan, a “US Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “US Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “US Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of US Revolving Loans, the aggregate principal amount of all outstanding US Revolving Loans shall not exceed the Maximum US Revolving Loan Balance.  Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b)(i) may be repaid and reborrowed from time to time.  The “Maximum US Revolving Loan Balance” from time to time will be the lesser of:

(x)                                 the “US Borrowing Base” (as calculated pursuant to the US Borrowing Base Certificate) in effect from time to time, or

(y)                                 the Aggregate US Revolving Loan Commitment then in effect;

less, in either case, the sum of (i) the aggregate amount of US Letter of Credit Obligations, (ii) the aggregate principal amount of outstanding US Swing Loans, (iii) the US Dollar Equivalent of the aggregate principal amount of Canadian Revolving Loans and Canadian Swing Loans, (iv) the US Dollar Equivalent of the aggregate amount of Canadian Letter of Credit Obligations and Reserves established by Canadian Agent and (v) such Reserves as may be imposed by US Agent in its reasonable credit judgment.  If at any time the then outstanding principal balance of US Revolving Loans exceeds the Maximum US Revolving Loan Balance, then the US Borrower shall prepay, or cause to be prepaid, outstanding Revolving Loans in an amount sufficient to eliminate such excess, within five (5) Business Days after the occurrence thereof; provided, no such prepayment shall be required provided such excess (i) does not exceed three percent (3%) of the Maximum US Revolving Loan Balance, (ii) is solely attributable to a change in the exchange rate between Dollars and Canadian Dollars, (iii) in no event causes or results in any US Revolving Loans held by Lender to exceed such Lender’s US Revolving Loan Commitment and (iv) shall be reduced to zero ($0) in connection with the recalculation of the US Borrowing Base pursuant to and concurrently with the delivery of the next Borrowing Base Certificate as required by subsection 4.2(d) hereof (provided, for purposes of clarity, if such excess is not reduced to zero ($0) as a result of the such recalculation, such excess shall be repaid within five (5) Business Days after the required delivery of such Borrowing Base Certificate).

(ii)                                  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Canadian Lender severally and not jointly agrees to make Loans denominated in either Dollars or Canadian Dollars to the Canadian Borrower (each such Loan, a “Canadian Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the US Dollar Equivalent of the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Canadian Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Canadian Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Canadian Revolving Loans, the aggregate principal amount of all outstanding Canadian Revolving Loans shall not exceed the Maximum Canadian Revolving Loan Balance.  Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b)(ii) may be repaid and reborrowed from time to time.  The “Maximum Canadian Revolving Loan Balance” from time to time will be the lesser of:

(x)                                 the “Canadian Borrowing Base” (as calculated pursuant to the Canadian Borrowing Base Certificate) in effect from time to time, or

(y)                                 the Aggregate Canadian Revolving Loan Commitment then in effect;

less, in either case, the sum of (i) the aggregate amount of the US Dollar Equivalent of all Canadian Letter of Credit Obligations, (ii) the aggregate principal amount of outstanding Canadian Swing Loans, (iii)  the amount by which the sum of (x) the aggregate principal amount of US Revolving Loans and US Swing Loans, (y) aggregate amount of US Letter of Credit Obligations and (z) Reserves imposed by US Agent, exceeds $20,000,000 and (iv) such Reserves as may be imposed by Canadian Agent in its reasonable credit judgment.  If at any time the then outstanding principal balance of Canadian Revolving Loans exceeds the Maximum Canadian Revolving Loan Balance, then the Canadian Borrower shall prepay outstanding Canadian Loans in an amount sufficient to eliminate such excess, within five (5) Business Days after the occurrence thereof; provided, no such prepayment shall be required provided such excess (i)

does not exceed three percent (3%) of the Maximum Canadian Revolving Loan Balance, (ii) is solely attributable to a change in the exchange rate between Dollars and Canadian Dollars, (iii) in no event causes or results in any Canadian Revolving Loans held by Lender to exceed such Lender’s Canadian Revolving Loan Commitment and (iv) shall be reduced to zero ($0) in connection with the recalculation of the Canadian Borrowing Base pursuant to and concurrently with the delivery of the next Borrowing Base Certificate as required by subsection 4.2(d) hereof (provided, for purposes of clarity, if such excess is not reduced to zero ($0) as a result of the such recalculation, such excess shall be repaid within five (5) Business Days after the required delivery of such Borrowing Base Certificate).

(c)                                  US Letters of Credit.

(i)                                     Conditions.  On the terms and subject to the conditions contained herein, the US Borrower may request that one or more US L/C Issuers Issue, in accordance with such US L/C Issuers’ usual and customary business practices, and for the account of the US Credit Parties, US Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Availability Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no US L/C Issuer shall Issue any US Letter of Credit during the continuance of any of the following or, if after giving effect to such Issuance:

(A)                               (i) US Availability would be less than zero, or (ii) the US Dollar Equivalent of all Letter of Credit Obligations for all Letters of Credit would exceed the US Dollar Equivalent of $15,000,000 (the “L/C Sublimit”);

(B)                               the expiration date of such US Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any US Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the US Borrower and such US L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such US L/C Issuer nor the US Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C)                               (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such US Letter of Credit is requested to be issued in a form that is not acceptable to such US L/C Issuer or (iii) such US L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the US Borrower, the documents that such US L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such US Letter of Credit (collectively, the “US L/C Reimbursement Agreement”).

Furthermore, Chase, as a US L/C Issuer, may elect only to issue US Letters of Credit in its own name and may only issue US Letters of Credit to the extent permitted by Requirements of Law, and such US Letters of Credit may not be accepted by certain beneficiaries such as insurance companies.  For each Issuance, the applicable US L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any US Letter of Credit; provided, however, that no US Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such US L/C Issuer of notice from US Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any US Lender is a Non-Funding Lender or Impacted Lender, no US L/C Issuer shall be obligated to Issue any US Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the US Revolving Loan Commitment of each of the other US Lenders have been increased by an amount sufficient to satisfy US Agent that all future US Letter of Credit Obligations will be covered by all US Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Lenders in a manner consistent with subsection 1.11(e)(ii).

(ii)                                  Notice of Issuance.  The US Borrower shall give the relevant US L/C Issuer and US Agent a notice of any requested Issuance of any US Letter of Credit, which shall be effective only if received by such US L/C Issuer and US Agent not later than 9:00 a.m. (Central time) on the third Business Day prior to the date of such requested Issuance.  Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(c) duly completed or in a writing in any other form reasonably acceptable to the L/C Issuer (an “L/C Request”) or by telephone if confirmed promptly in writing or Electronic Transmission.

(iii)                               Reporting Obligations of US L/C Issuers.  Each US L/C Issuer agrees to provide US Agent, in form and substance satisfactory to US Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any US Letter of Credit by such US L/C Issuer, (ii) immediately after any drawing under any such US Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the US Borrower of any related US L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment and US Agent shall provide copies of such notices to each US Lender reasonably promptly after receipt thereof; (B) upon the request of US Agent (or any US Lender through US Agent), copies of any US Letter of Credit Issued by such US L/C Issuer and any related US L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by US Agent; and (C) on the first Business Day of each calendar week, a schedule of the US Letters of Credit Issued by such US L/C Issuer, in form and substance reasonably satisfactory to US Agent, setting forth the US Letter of Credit Obligations for such US Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv)                              Acquisition of Participations.  Upon any Issuance of a US Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the US Letter of Credit Obligations, each US Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such US Letter of Credit and the related US Letter of Credit Obligations in an amount equal to its Commitment Percentage of such US Letter of Credit Obligations.

(v)                                 Reimbursement Obligations of the US Borrower.  The US Borrower agrees to pay to the US L/C Issuer of any US Letter of Credit each US L/C Reimbursement Obligation owing with respect to such US Letter of Credit no later than the first Business Day after the US Borrower receives notice from such US L/C Issuer that payment has been made under such US Letter of Credit or that such US L/C Reimbursement Obligation is otherwise due (the “US L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below.  In the event that any US L/C Reimbursement Obligation is not repaid by the US Borrower as provided in this clause (v) (or any such payment by the US Borrower is rescinded or set aside for any reason), such US L/C Issuer shall promptly notify US Agent of such failure (and, upon receipt of such notice, US Agent shall notify each US Lender) and, irrespective of whether such notice is given, such US L/C Reimbursement Obligation shall be payable on demand by the US Borrower with interest thereon computed (A) from the date on which such US L/C Reimbursement Obligation arose to the US L/C Reimbursement Date, at the interest rate applicable during such period to US Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate specified in subsection 1.3(c) to past due US Revolving Loans that are Base Rate Loans (regardless of whether or not an election is made under such subsection).

(vi)                              Reimbursement Obligations of the US Revolving Credit Lenders.

(1)                                 Upon receipt of the notice described in clause (v) above from US Agent, each US Lender shall pay to US Agent for the account of such US L/C Issuer its Commitment Percentage of such US Letter of Credit Obligations (as such amount may be increased pursuant to subsection 1.11(e)(ii)).

(2)                                 By making any payment described in clause (1) above (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such US Lender shall be deemed to have made a US Revolving Loan to the US Borrower, which, upon receipt thereof by such US L/C Issuer, the US Borrower shall be deemed to have used in whole to repay such US L/C Reimbursement Obligation.  Any such payment that is not deemed a US Revolving Loan shall be deemed a funding by such US Lender of its participation in the applicable US Letter of Credit and the US Letter of Credit Obligation in respect of the related US L/C Reimbursement Obligations.  Such participation shall not otherwise be required to be funded.  Following receipt by any US L/C Issuer of any payment from any US Lender pursuant to this clause (vi) with respect to any portion of any US L/C Reimbursement Obligation, such US L/C Issuer shall promptly pay over to such US Lender all duplicate payments received from Persons other than Lenders making payment on behalf of a Credit Party by such US L/C Issuer with respect to such portion of such US L/C Reimbursement Obligation.

(vii)                           Obligations Absolute.  The obligations of the US Borrower and the US Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any US Letter of Credit, any document transferring or purporting to transfer a US Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a US Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such US Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any US Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any US Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the US Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of either Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the US Borrower or any US Lender hereunder.  No provision hereof shall be deemed to waive or limit the US Borrower’s right to assert claims against, or seek repayment of any payment of any US L/C Reimbursement Obligations from, the US L/C Issuer under the terms of the applicable US L/C Reimbursement Agreement, any other documentation entered into with respect to the relevant Letters of Credit or applicable law.

(d)                                 US Swing Loans.

(i)                                     Availability.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the US Swingline Lender may, in its sole discretion, make Loans denominated in Dollars (each a “US Swing Loan”) available to the US Borrower under the Aggregate US Revolving Loan Commitment from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its US Swingline Commitment; provided, however, that the US Swingline Lender may not make any US Swing Loan (x) to the extent that after giving effect to such US Swing Loan, the aggregate principal amount of all US Revolving Loans would exceed the Maximum US Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from US Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived.  In connection with the making of any US Swing Loan, the US Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived.  Each US Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date.  Within the limits set forth in the first sentence of this clause (i), amounts of US Swing Loans repaid may be reborrowed under this clause (i).

(ii)                                  Borrowing Procedures.  In order to request a US Swing Loan, the US Borrower shall give to US Agent a notice to be received not later than 10:00 a.m. (Central time) on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(d) or in a writing in any other form reasonably acceptable to the Appropriate Agent duly completed (a “Swingline Request”) or by telephone if confirmed promptly in writing or Electronic Transmission.  In addition, if any Notice of Borrowing of US Revolving Loans requests a Borrowing of Base Rate Loans, the US Swingline Lender may, notwithstanding anything else to the contrary herein, make a US Swing Loan to the US Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such US Swing Loan.  US Agent shall promptly notify the US Swingline Lender of the details of the requested US Swing Loan.  Upon receipt of such notice and subject to the terms of this Agreement, the US Swingline Lender may make a US Swing Loan available to the US Borrower by making the proceeds thereof available to US Agent and, in turn, US Agent shall make such proceeds available to the US Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii)                               Refinancing US Swing Loans.

(1)                                 The US Swingline Lender may at any time (and shall no less frequently than once each week) forward a demand to US Agent (which US Agent shall, upon receipt, forward to each US Lender) that each US Lender pay to US Agent, for the account of the US Swingline Lender, such US Lender’s Commitment Percentage of the outstanding US Swing Loans (as such amount may be increased pursuant to subsection 1.11(e)(ii)).

(2)                                 Each US Lender shall pay the amount owing by it to US Agent for the account of the US Swingline Lender on the Business Day following receipt of the notice or demand therefor.  Payments received by US Agent after 9:00 a.m. (Central time) may, in US Agent’s discretion, be deemed to be received on the next Business Day.  Upon receipt by US Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such US Lender shall be deemed to have made a US Revolving Loan to the US Borrower, which, upon receipt of such payment by the US Swingline Lender from US Agent, the US Borrower shall be deemed to have used in whole to refinance such US Swing Loan.  In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each US Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each US Swing Loan in an amount equal to such US Lender’s Commitment Percentage of such US Swing Loan.

If any payment made by any US Lender as a result of any such demand is not deemed a US Revolving Loan, such payment shall be deemed a funding by such US Lender of such participation.  Such participation shall not be otherwise required to be funded.  Upon receipt by the US Swingline Lender of any payment from any US Lender pursuant to this clause (iii) with respect to any portion of any US Swing Loan, the US Swingline Lender shall promptly pay over to such US Lender all payments of principal (to the extent received after such payment by such US Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such US Swing Loan received by the US Swingline Lender with respect to such portion.

(iv)                              Obligation to Fund Absolute.  Each US Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the US Swingline Lender, either Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the US Borrower to deliver a Notice of Borrowing (each of which requirements the US Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

(e)                                  Canadian Letters of Credit.

(i)                                     Conditions.  On the terms and subject to the conditions contained herein, the Canadian Borrower may request that one or more Canadian L/C Issuers Issue, in accordance with such Canadian L/C Issuers’ usual and customary business practices, and for the account of the Canadian Credit Parties, Canadian Letters of Credit (denominated in either Dollars or Canadian Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Availability Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no Canadian L/C Issuer shall Issue any Canadian Letter of Credit during the continuance of any of the following or, if after giving effect to such Issuance:

(A)                               (i) US Availability or Canadian Availability would be less than zero, or (ii) the US Dollar Equivalent of all Letter of Credit Obligations for all Letters of Credit would exceed the L/C Sublimit;

(B)                               the expiration date of such Canadian Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Canadian Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Canadian Borrower and such Canadian L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such

Canadian L/C Issuer nor the Canadian Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C)                               (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Canadian Letter of Credit is requested to be issued in a form that is not acceptable to such Canadian L/C Issuer or (iii) such Canadian L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Canadian Borrower, the documents that such Canadian L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Canadian Letter of Credit (collectively, the “Canadian L/C Reimbursement Agreement”).

Furthermore, Chase Canada, as a Canadian L/C Issuer, may elect only to issue Canadian Letters of Credit in its own name and may only issue Canadian Letters of Credit to the extent permitted by Requirements of Law, and such Canadian Letters of Credit may not be accepted by certain beneficiaries such as insurance companies.  For each Issuance, the applicable Canadian L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Canadian Letter of Credit; provided, however, that no Canadian Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such Canadian L/C Issuer of notice from Canadian Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Canadian Lender is a Non-Funding Lender or Impacted Lender, no Canadian L/C Issuer shall be obligated to Issue any Canadian Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Canadian Revolving Loan Commitment of each of the other Canadian Lenders have been increased by an amount sufficient to satisfy Canadian Agent that all future Canadian Letter of Credit Obligations will be covered by all Canadian Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Lenders in a manner consistent with subsection 1.11(e)(ii).

(ii)                                  Notice of Issuance.  The Canadian Borrower shall give the relevant Canadian L/C Issuer and Canadian Agent a notice of any requested Issuance of any Canadian Letter of Credit, which shall be effective only if received by such Canadian L/C Issuer and Canadian Agent not later than 9:00 a.m. (Central time) on the third Business Day prior to the date of such requested Issuance.  Such notice shall be made in a writing or Electronic Transmission substantially in the form of an L/C Request or by telephone if promptly confirmed in writing or Electronic Transmission.

(iii)                               Reporting Obligations of Canadian L/C Issuers.  Each Canadian L/C Issuer agrees to provide Canadian Agent, in form and substance satisfactory to Canadian Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Canadian Letter of Credit by such Canadian L/C Issuer, (ii) immediately after any drawing under any such Canadian Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Canadian Borrower of any related Canadian L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment and Canadian Agent shall provide copies of such notices to each Canadian Lender reasonably promptly after receipt thereof; (B) upon the request of Canadian Agent (or any Canadian Lender through Canadian Agent), copies of any Canadian Letter of Credit Issued by such Canadian L/C Issuer and any related Canadian L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Canadian Agent; and (C) on the first Business Day of each calendar week, a schedule of the Canadian Letters of Credit Issued by such Canadian L/C Issuer, in form and substance reasonably satisfactory to Canadian Agent, setting forth the Canadian Letter of Credit Obligations for such Canadian Letters of Credit outstanding on the last Business Day of the previous calendar week and including the currency in which each such Canadian Letter of Credit is denominated.

(iv)                              Acquisition of Participations.  Upon any Issuance of a Canadian Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Canadian Letter of Credit Obligations, each Canadian Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Canadian Letter of Credit and the related Canadian Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Canadian Letter of Credit Obligations.

(v)                                 Reimbursement Obligations of the Canadian Borrower.  The Canadian Borrower agrees to pay to the Canadian L/C Issuer of any Canadian Letter of Credit each Canadian L/C Reimbursement Obligation owing with respect to such Canadian Letter of Credit, in the currency in which such Canadian Letter of Credit is denominated, no later than the first Business Day after the Canadian Borrower receives notice from such Canadian L/C Issuer that payment has been made under such Canadian Letter of Credit or that such Canadian L/C Reimbursement Obligation is otherwise due (the “Canadian L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below.  In the event that any Canadian L/C Reimbursement Obligation is not repaid by the Canadian Borrower as provided in this clause (v) (or any such payment by the Canadian Borrower is rescinded or set aside for any reason), such Canadian L/C Issuer shall promptly notify Canadian Agent of such failure (and, upon receipt of such notice, Canadian Agent shall notify each Canadian Lender) and, irrespective of whether such notice is given, such Canadian L/C Reimbursement Obligation shall be payable on demand by the Canadian Borrower with interest thereon computed (A) from the date on which such Canadian L/C Reimbursement Obligation arose to the Canadian L/C Reimbursement Date, at the interest rate applicable during such period to Canadian Revolving Loans that are Canadian Prime Rate Loans and (B) thereafter until payment in full, at the interest rate specified in subsection 1.3(c) to past due (y) Canadian Revolving Loans that are Canadian Prime Rate Loans, for Canadian L/C Reimbursement Obligations denominated in Canadian Dollars and (z) Canadian Revolving Loans that are Base Rate Loans, for Canadian L/C Reimbursement Obligations denominated in Dollars (in either case, regardless of whether or not an election is made under such subsection).

(vi)                              Reimbursement Obligations of the Canadian Revolving Credit Lenders.

(1)                                 Upon receipt of the notice described in clause (v) above from Canadian Agent, each Canadian Lender shall pay to Canadian Agent for the account of such Canadian L/C Issuer its Commitment Percentage of such Canadian Letter of Credit Obligations (as such amount may be increased pursuant to subsection 1.11(e)(ii)) in the currency in which such Canadian Letter of Credit Obligations are denominated.

(2)                                 By making any payment described in clause (1) above (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such Canadian Lender shall be deemed to have made a Canadian Revolving Loan to the Canadian Borrower, in the currency in which the applicable Canadian L/C Reimbursement Obligation is denominated, which, upon receipt thereof by such Canadian L/C Issuer, the Canadian Borrower shall be deemed to have used in whole to repay such Canadian L/C Reimbursement Obligation.  Any such payment that is not deemed a Canadian Revolving Loan shall be deemed a funding by such Canadian Lender of its participation in the applicable Canadian Letter of Credit and the Canadian Letter of Credit Obligation in respect of the related Canadian L/C Reimbursement Obligations.  Such participation shall not otherwise be required to be funded.  Following receipt by any Canadian L/C Issuer of any payment from any Canadian Lender pursuant to this clause (vi) with respect to any portion of any Canadian L/C Reimbursement Obligation, such Canadian L/C Issuer shall promptly pay over to such Canadian Lender all duplicate payments received from Persons other than Lenders making payment on behalf of a Credit Party by such Canadian L/C Issuer with respect to such portion of such Canadian L/C Reimbursement Obligation.

(vii)                           Obligations Absolute.  The obligations of the Canadian Borrower and the Canadian Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Canadian Letter of Credit, any document transferring or purporting to transfer a Canadian Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Canadian Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Canadian Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Canadian Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Canadian Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Canadian Lenders hereby irrevocably waive), (ii) any adverse change in the condition (financial or otherwise) of any Credit Party or (iii) the currency in which the applicable Canadian L/C Reimbursement Obligation and the related Canadian Revolving Loan are denominated, and (D) any other act or omission to act or delay of any kind of either Agent, any Lender or any other

Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Canadian Borrower or any Canadian Lender hereunder.  No provision hereof shall be deemed to waive or limit the Canadian Borrower’s right to assert claims, or seek repayment of any payment of any Canadian L/C Reimbursement Obligations from, the Canadian L/C Issuer under the terms of the applicable Canadian L/C Reimbursement Agreement, any other documentation entered into with respect to the relevant Letters of Credit or applicable law.

(f)                                   Canadian Swing Loans.

(i)                                     Availability.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Canadian Swingline Lender may, in its sole discretion, make Loans denominated in Dollars or Canadian Dollars (each a “Canadian Swing Loan”) available to the Canadian Borrower under the Aggregate Canadian Revolving Loan Commitment from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Canadian Swingline Commitment; provided, however, that the Canadian Swingline Lender may not make any Canadian Swing Loan (x) to the extent that after giving effect to such Canadian Swing Loan, the aggregate principal amount of the US Dollar Equivalent of all Canadian Revolving Loans would exceed the Maximum Canadian Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from Canadian Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived.  In connection with the making of any Canadian Swing Loan, the Canadian Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived.  Each Canadian Swing Loan shall be a Base Rate Loan for Canadian Swing Loans denominated in Dollars and a Canadian Prime Rate Loan for Canadian Swing Loans denominated in Canadian Dollars and must, in either case, be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date.  Within the limits set forth in the first sentence of this clause (i), amounts of Canadian Swing Loans repaid may be reborrowed under this clause (i).

(ii)                                  Borrowing Procedures.  In order to request a Canadian Swing Loan, the Canadian Borrower shall give to Canadian Agent a notice to be received not later than 9:00 a.m. (Central time) on the day of the proposed Borrowing, which shall be made in a Swingline Request or by telephone if promptly confirmed in writing or Electronic Transmission.  In addition, if any Notice of Borrowing of Canadian Revolving Loans requests a Borrowing of Base Rate Loans or Canadian Prime Rate Loans, the Canadian Swingline Lender may, notwithstanding anything else to the contrary herein, make a Canadian Swing Loan, in the applicable currency, to the Canadian Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Canadian Swing Loan.  Canadian Agent shall promptly notify the Canadian Swingline Lender of the details of the requested Canadian Swing Loan, including the currency in which such Loan is denominated.  Upon receipt of such notice and subject to the terms of this Agreement, the Canadian Swingline Lender may make a Canadian Swing Loan, in the applicable currency, available to the Canadian Borrower by making the proceeds thereof available to Canadian Agent and, in turn, Canadian Agent shall make such proceeds available to the Canadian Borrower, in the applicable currency, on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii)                               Refinancing Canadian Swing Loans.

(1)                                 The Canadian Swingline Lender may at any time (and shall no less frequently than once each week) forward a demand to Canadian Agent (which Canadian Agent shall, upon receipt, forward to each Canadian Lender) that each Canadian Lender pay to Canadian Agent, for the account of the Canadian Swingline Lender, such Canadian Lender’s Commitment Percentage of the outstanding Canadian Swing Loans (as such amount may be increased pursuant to subsection 1.11(e)(ii)).

(2)                                 Each Canadian Lender shall pay the amount owing by it to Canadian Agent for the account of the Canadian Swingline Lender on the Business Day following receipt of the notice or demand therefor.  Payments received by Canadian Agent after 9:00 a.m. (Central time) may, in Canadian Agent’s discretion, be deemed to be received on the next Business Day.  Upon receipt by Canadian Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such Canadian Lender shall be deemed to have made a Canadian Revolving Loan (denominated in the same currency as the applicable Canadian Swing Loan) to the Canadian Borrower, which, upon receipt of such payment by the Canadian Swingline Lender from Canadian Agent, the Canadian Borrower shall be deemed to have used in whole to refinance such Canadian Swing Loan.  In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each Canadian Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Canadian Swing Loan in an amount equal to such Canadian Lender’s Commitment Percentage of such Canadian Swing Loan.  If any payment made by any Canadian Lender as a result of any such demand is not deemed a Canadian Revolving Loan, such payment shall be deemed a funding by such Canadian Lender of such participation.  Such participation shall not be otherwise required to be funded.  Upon receipt by the Canadian Swingline Lender of any payment from any Canadian Lender pursuant to this clause (iii) with respect to any portion of any Canadian Swing Loan, the Canadian Swingline Lender shall promptly pay over to such Canadian Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Canadian Swing Loan received by the Canadian Swingline Lender with respect to such portion and in the currency in which such payment was received.

(iv)                              Obligation to Fund Absolute.  Each Canadian Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Canadian Swingline Lender, either Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Canadian Borrower to deliver a Notice of Borrowing (each of which requirements the Canadian Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

1.2.                            Notes.

(a)                                 The US Revolving Loans made by each US Lender shall be evidenced by this Agreement and, if requested by such Lender, a US Revolving Note payable to such Lender in an amount equal to such Lender’s US Revolving Loan Commitment.

(b)                                 The Canadian Revolving Loans made by each Canadian Lender shall be evidenced by this Agreement and, if requested by such Lender, a Canadian Revolving Note payable to such Lender in an amount equal to such Lender’s Canadian Revolving Loan Commitment.

(c)                                  US Swing Loans made by the US Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender, a US Swingline Note payable to such Lender in an amount equal to the US Swingline Commitment.

(d)                                 Canadian Swing Loans made by the Canadian Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender, a Canadian Swingline Note payable to such Lender in an amount equal to the Canadian Swingline Commitment.

1.3.                            Interest.

(a)                                 Subject to subsections 1.3(c) and 1.3(d), (i) each LIBOR Rate Loan and each CDOR Rate Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Adjusted LIBOR Rate or the CDOR Rate, as the case may be, plus the Applicable Margin, and (ii) each Base Rate Loan and each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Base Rate or the Canadian Prime Rate, as the case may be, minus the Applicable Margin; provided Swing Loans may not be CDOR Rate Loans or LIBOR Rate Loans; provided, for purposes of clarity, CDN $ Denominated Canadian Loans shall bear interest at the CDOR Rate plus the Applicable Margin or the Canadian Prime Rate minus the Applicable Margin, as applicable, and Dollar Denominated Canadian Loans shall bear interest at the Base Rate minus the Applicable Margin or the Adjusted LIBOR Rate plus the appropriate Applicable Margin, as applicable.  Each determination of an interest rate by the Appropriate Agent shall be conclusive and binding on Borrowers and the Lenders in the absence of manifest error.  All computations of fees and interest (other than interest on Base Rate Loans, CDN $ Denominated Canadian Loans and Unused Commitment Fee) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest on Base Rate Loans and CDN $ Denominated Canadian Loans under this Agreement shall be made on the basis of a 365-366 day year and actual days elapsed.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to, but excluding, the last day thereof.

(b)                                 Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any payment or prepayment of Loans in full.

(c)                                  At the election of Required US Lenders with respect to US Loans or the Required Canadian Lenders with respect to Canadian Loans (with written notice thereof to be provided to the applicable Borrower) while any Specified Event of Default exists and is continuing (or automatically while any Event of Default under subsection 7.1(f) or 7.1(g) exists), the applicable Borrower (subject to the Interest Act (Canada)) shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the US Loans and/or Canadian Loans, as applicable, from and after the date of such written notice (or automatically from and after the date of an Event of Default under subsection 7.1(f) or 7.1(g) until such Specified Event of Default shall have been cured or waived in accordance with the terms of this Agreement), at a rate per annum which is determined by adding three percent (3.0%) per annum to the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section.  All such interest shall be payable on written demand of the Required US Lenders or Required Canadian Lenders, as applicable.

(d)                                 (i) Anything herein to the contrary notwithstanding, the obligations of each Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event such Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, such Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Appropriate Agent, on behalf of the applicable Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  If the applicable law is ever judicially interpreted so as to render usurious any amount (x) contracted for, charged, taken, reserved or received pursuant to this Agreement or any of the other Loan Documents or any other communication or writing by or between any Borrower and any Agent or any Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (y) contracted for, charged or received by reason of any Agent’s exercise of the option to accelerate the maturity of the Obligations, or (z) any Borrower will have paid or any Agent or any Lender will have received by reason of any voluntary prepayment by the applicable Borrower of any Obligations, then it is the express intent of all parties hereto that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by any Agent or any Lender shall be credited on the principal balance of Obligations (first to the Obligations for which such payment has been made, and then towards other Obligations in the order and manner required by Section 1.10(c), and if all Obligations have been or would thereby be paid in full, refunded to the applicable Borrower), and the provisions of the Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Obligations have been paid in full before the end of the stated Revolving Termination Date, then Borrowers, Agents and Lenders agree that Agents and Lenders shall, with reasonable promptness after any Agent discovers or is advised by any Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to the applicable Borrower and/or credit such excess interest against the Obligations then owing by Borrowers.  All sums contracted for, charged or received by any Agent or any Lender for the use, forbearance or detention of any Loans or other Obligations shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated Revolving Termination Date until payment in full so that the rate or amount of interest on account of the Obligations does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Obligations for so long as the same is outstanding.  In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to any of the US Obligations.  To the extent that US Agent is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on the US Obligations, US Agent will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended.  To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, US Agent will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate.  Additionally, to the extent permitted by applicable law now or hereafter in effect, US Agent may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

(ii)                                  Without limiting the generality of clause (i) above, if any provision of this Agreement or of any of the other Loan Documents would obligate Canadian Borrower or any other Credit Party to make any payment of interest or other amount payable to any Canadian Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Canadian Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Canadian Lender of “interest” at a “criminal rate,” such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under this section 1.3(d), and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Canadian Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).  Any amount or rate of interest referred to in this subsection 1.3(d) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the

Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Revolving Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Canadian Agent shall be conclusive for the purposes of such determination.

(iii)                               For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 or 365 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or 365 or such other period of time, as the case may be.

1.4.                            Loan Accounts.

(a)                                 The Appropriate Agent, on behalf of the applicable Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  The Appropriate Agent shall deliver to the applicable Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month.  Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agents.

(b)                                 US Agent, acting as a non-fiduciary agent of the US Borrower solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as US Agent may give written notice to the US Borrower) (A) a record of ownership (the “Register”) in which US Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of US Agent, each Lender and each US L/C Issuer in the US Revolving Loans, US Swing Loans, US L/C Reimbursement Obligations and US Letter of Credit Obligations, each of their obligations under this Agreement to participate in each US Loan, US Letter of Credit, US Letter of Credit Obligations and US L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the US Lenders and the US L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each US Lender, (3) the amount of each US Loan (and whether it is a Base Rate or a LIBOR Rate Loan) and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the US L/C Reimbursement Obligations due and payable or paid in respect of US Letters of Credit and (6) any other payment received by US Agent from US Borrower and its application to the Obligations.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the US Loans (including any Notes evidencing such Loans and, the corresponding obligations to participate in US Letter of Credit Obligations and US Swing Loans) and the US L/C Reimbursement Obligations are registered obligations, the right, title and interest of the US Lenders and the US L/C Issuers and their assignees in and to such US Loans or US L/C Reimbursement Obligations, as the case may be, shall be transferable only pursuant to the terms of this Agreement only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 1.4 and Section 9.9 shall be construed so that the US Loans and US L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)                                 The Credit Parties, US Agent, the US Lenders and the US L/C Issuers shall treat each Person whose name is recorded in the Register as a US Lender or US L/C Issuer, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any US Lender or any US L/C Issuer shall be available for access by the US Borrower, US Agent, such US Lender or such US L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice.  No US Lender or US L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such US Lender or US L/C Issuer unless otherwise agreed by the US Agent.

1.5.                            Procedure for Revolving Credit Borrowing.

(a)                                 (i)  Each Borrowing of a US Revolving Loan shall be made upon the US Borrower’s irrevocable (subject to Section 10.5) written notice delivered to US Agent substantially in the form of a Notice of Borrowing or in a writing in any other form reasonably acceptable to US Agent, which notice must be received by US Agent prior to 10:00 a.m. (Central time) (1) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan, and (2) on the date which is three (3) Business Days prior to the requested Borrowing date in each case of each LIBOR Rate Loan.  Such Notice of Borrowing shall specify:

(w)                               the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000);

(x)                                 the requested Borrowing date, which shall be a Business Day;

(y)                                 whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(z)                                  if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(ii)                                  Upon receipt of a Notice of Borrowing, US Agent will promptly notify each US Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(iii)                               Unless US Agent is otherwise directed in writing by the US Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the US Borrower by US Agent by either (y) deposit of such amount into a specified deposit account maintained by the US Borrower with US Agent, if requested and as specified in the applicable Notice of Borrowing, or (z) wire transfer of such amount to the US Borrower pursuant to the wire transfer instructions specified on the signature page hereto if funding such amount into a deposit account maintained by the US Borrower with US Agent is not specified in the applicable Notice of Borrowing, as such wire instructions may be updated from time to time by written notice from such Borrower to such Agent and acknowledged by such Agent.

(b)                                 (i)  Each Borrowing of a Canadian Revolving Loan shall be made upon the Canadian Borrower’s irrevocable (subject to Section 10.5) written notice delivered to Canadian Agent substantially in the form of a Notice of Borrowing or in a writing in any other form reasonably acceptable to Canadian Agent, which notice must be received by Canadian Agent prior to 10:00 a.m. (Central time) (1) on the date which is one (1) Business Day prior to the requested Borrowing date of each Canadian Prime Rate Loan or Base Rate Loan, and (2) on the date which is three (3) Business Days prior to the requested Borrowing date in the case of each CDOR Rate Loan or LIBOR Rate Loan.  Such Notice of Borrowing shall specify:

(v)                                 the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 or CDN $100,000, as applicable);

(x)                                 the requested Borrowing date, which shall be a Business Day;

(x)                                 whether the Borrowing is to be comprised of CDOR Rate Loans or Canadian Prime Rate Loans, in the case of CDN $ Denominated Canadian Loans or LIBOR Rate Loans or Base Rate Loans, in the case of Dollar Denominated Canadian Loans;

(y)                                 whether the Borrowing is to be denominated in Dollars or Canadian Dollars; and

(z)                                  if the Borrowing is to be (A) CDOR Rate Loans, the CDOR Period applicable to such Loans or (B) LIBOR Rate Loans, the Interest Period applicable to such Loans.

(ii)                                  Upon receipt of a Notice of Borrowing, Canadian Agent will promptly notify each Canadian Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(iii)                               Unless Canadian Agent is otherwise directed in writing by the Canadian Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Canadian Borrower by Canadian Agent by either (y) deposit of such amount into a specified deposit account maintained by the Canadian Borrower with

Canadian Agent, if requested and as specified in the applicable Notice of Borrowing, or (z) wire transfer of such amount to the Canadian Borrower pursuant to the wire transfer instructions specified on the signature page hereto if funding such amount into a deposit account maintained by the Canadian Borrower with Canadian Agent is not specified in the applicable Notice of Borrowing, as such wire instructions may be updated from time to time by written notice from such Borrower to such Agent and acknowledged by such Agent.

1.6.                            Conversion and Continuation Elections.

(a)                                 (i)  The US Borrower shall have the option to (w) request that any US Revolving Loan be made as a LIBOR Rate Loan, (x) convert at any time all or any part of outstanding US Revolving Loans (other than US Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (y) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (z) continue all or any portion of any US Revolving Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period.  Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $1,000,000 and in integral multiples of $100,000 thereafter.  Any such election must be made by the US Borrower by 10:00 a.m. (Central time) on the 3rd Business Day prior to (1) the date of any proposed US Revolving Loan which is to bear interest at the Adjusted LIBOR Rate plus the Applicable Margin, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the US Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the US Borrower in such election.  If no election is received with respect to a LIBOR Rate Loan by 10:00 a.m. (Central time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period.  The US Borrower must make such election by notice to US Agent in writing, including by Electronic Transmission (or by telephone, to be confirmed in writing or Electronic Transmission on such day). In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form reasonably acceptable to the Appropriate Agent.  No Loan shall be made, converted into or continued as a LIBOR Rate Loan with an Interest Period longer than one month, if a Specified Event of Default has occurred and is continuing and Required US Lenders have provided notice to the US Borrower (directly or by or through the US Agent) indicating that the Required US Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(ii)                                  Upon receipt of a Notice of Conversion/Continuation, US Agent will promptly notify each US Lender thereof.  In addition, US Agent will, with reasonable promptness, notify the US Borrower and the US Lenders of each determination of the Adjusted LIBOR Rate; provided that any failure to do so shall not relieve the US Borrower of any liability hereunder or provide the basis for any claim against US Agent.  All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the US Revolving Loans held by each US Lender with respect to which the notice was given.

(iii)                               Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect at any one time with respect to the US Revolving Loans.

(b)                                 (i)  The Canadian Borrower shall have the option to (w) request that any CDN $ Denominated Canadian Loan be made as a CDOR Rate Loan and any Dollar Denominated Canadian Loan be made as a LIBOR Rate Loan, (x) convert at any time all or any part of outstanding CDN $ Denominated Canadian Loans (other than Canadian Swing Loans) from Canadian Prime Rate Loans to CDOR Rate Loans and any Dollar Denominated Canadian Loans (other than Canadian Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (y) convert any CDOR Rate Loan to a Canadian Prime Rate Loan and any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the CDOR Period or Interest Period applicable thereto, or (z) continue all or any portion of any CDN $ Denominated Canadian Loan as a CDOR Rate Loan upon the expiration of the applicable CDOR Period and any Dollar Denominated Canadian Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period.  Any Loan or group of Loans having the same proposed CDOR Period or Interest Period, as applicable, to be made or continued as, or converted into, a CDOR Rate Loan or LIBOR Rate Loan, as applicable, must, in each instance, be in a minimum amount of CDN $1,000,000 and in integral multiples of CDN $100,000 thereafter for CDN $ Denominated Canadian Loans and $1,000,000 and in integral multiples of $100,000 thereafter for Dollar Denominated Canadian Loans.  Any such election must be made by the Canadian Borrower by 10:00 a.m. (Central time) on the 3rd Business Day prior to (1) the date of any proposed Canadian Revolving Loan which is to bear interest at the CDOR Rate or the Adjusted LIBOR Rate, (2) the end of each CDOR Period or Interest Period with respect to any CDOR Rate Loans or LIBOR Rate Loans, as applicable, to be continued as such, or (3) the date on which the Canadian Borrower wishes to convert any Canadian Prime Rate Loans to a CDOR Rate Loan for an CDOR Period designated by the Canadian Borrower in such election or any Base Rate Loans to a LIBOR Rate Loan for an Interest Period designated by the Canadian Borrower in such election.  If no election is received with respect to a CDOR Rate Loan or LIBOR Rate Loan by 10:00 a.m. (Central time) on the 3rd Business Day prior to the end of the respective CDOR Period or Interest Period, as applicable, that CDOR Rate Loan or LIBOR Rate Loan shall be converted to a Canadian Prime Rate Loan or Base Rate Loan, as applicable, at the end of its CDOR Period or Interest Period, as applicable.  The Canadian Borrower must make such election by notice to Canadian Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a Notice of Conversion/Continuation.  No Loan shall be made, converted into or continued as a CDOR Rate Loan with an CDOR Period or a LIBOR Rate Loan with an Interest Period, in either case, longer than one month, if a Specified Event of Default has occurred and is continuing and Required Canadian Lenders have provided notice to the Canadian Borrower (directly or by or through the Canadian Agent) indicating that the Required Canadian Lenders have determined not to make or continue any Loan as a CDOR Rate Loan or a LIBOR Rate Loan, as applicable, as a result thereof.

(ii)                                  Upon receipt of a Notice of Conversion/Continuation, Canadian Agent will promptly notify each Canadian Lender thereof.  In addition, Canadian Agent will, with reasonable promptness, notify the Canadian Borrower and the Canadian Lenders of each determination of the CDOR Rate or the Adjusted LIBOR Rate, as applicable; provided that any failure to do so shall not relieve the Canadian Borrower of any liability hereunder or provide the basis for any claim against Canadian Agent.  All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Canadian Revolving Loans held by each Canadian Lender with respect to which the notice was given.

(iii)                               Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different CDOR Periods or Interest Periods, in aggregate, in effect at any one time with respect to the Canadian Revolving Loans.

1.7.                            Optional Prepayments.  The Borrowers may prepay the Loans in whole or in part, in each instance, without penalty or premium except as provided in Section 10.4; provided, all prepayments of Canadian Revolving Loans shall be in the currency in which the applicable Canadian Revolving Loan is denominated.

1.8.                            Mandatory Prepayments of Loans and Commitment Reductions.

(a)                                 Reserved.

(b)                                 Revolving Loan.  (i) The US Borrower shall repay to the US Lenders in full on the “Revolving Termination Date” the aggregate principal amount of the US Revolving Loans and US Swing Loans outstanding on the Revolving Termination Date.

(ii)                                  The Canadian Borrower shall repay to the Canadian Lenders in full on the “Revolving Termination Date” the aggregate principal amount of the Canadian Revolving Loans and Canadian Swing Loans outstanding on the Revolving Termination Date.

(c)                                  Asset Dispositions.  Subject to subsection 1.8(e), if a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:

(i)                                     make or agree to make a Disposition except a Disposition of the Houston Property; or

(ii)                                  suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the Fiscal Year exceeds the US Dollar Equivalent of $2,000,000, then (A) Holdings shall promptly notify the Agents of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, such Credit Party shall deliver, or cause to be delivered, such excess Net Proceeds to the Appropriate Agent for distribution to the applicable Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(e) hereof.  Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing but subject to the last sentence of this subsection, such prepayment shall not be required to the extent a Credit Party or such Subsidiary reinvests the Net Proceeds of such Disposition or Event of Loss to reinvest in productive or replacement assets (other than Inventory, except to the extent of Inventory damaged or destroyed in an Event of Loss) of a kind then used or usable in the business of such Credit Party or such Subsidiary, within two hundred seventy (270) days after the date of such Disposition or Event of Loss or enters into a binding commitment thereof within said two hundred seventy (270) day period and subsequently makes such reinvestment; provided that Holdings notifies the Appropriate Agent of such Credit Party’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.  Notwithstanding anything in this Agreement to the contrary, if as a result of any sale, assignment, disposition or other transfer by any Credit Party of any Property or if as a result of an Event of Loss, the outstanding principal balance of US Revolving Loans exceeds the Maximum US Revolving Loan Balance and/or the US Dollar Equivalent of the outstanding principal balance of Canadian Revolving Loans exceeds the Maximum Canadian Revolving Loan Balance, Borrowers shall immediately pay or cause to be paid outstanding Loans in an amount sufficient to eliminate such excess.

(d)                                 Issuance of Securities.  Promptly upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the incurrence of Indebtedness or issuance of debt securities (other than Net Issuance Proceeds from the issuance of debt securities in respect of Indebtedness permitted hereunder), Holdings shall deliver, or cause to be delivered, to the Appropriate Agent an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with subsection 1.8(e).

(e)                                  Application of Prepayments.

(i)                                     Provided no Event of Default has occurred and is continuing and, subject to the provisions of the last sentence of subsection 1.8(c), no prepayments shall be required to be made pursuant to subsections 1.8(c) or (d) if the Leverage Ratio as of the last day of the most recent Fiscal Quarter for which financial statements and a Compliance Certificate have been delivered, is less than 3.50 to 1.00.

(ii)                                  Subject to subsection 1.10(c), any prepayments pursuant to subsection 1.8(c) or 1.8(d) by a US Credit Party or a Subsidiary of a US Credit Party (other than Canadian Borrower or any Subsidiary thereof) shall be applied first to prepay outstanding US Swing Loans, second to prepay outstanding US Revolving Loans, third to prepay outstanding Canadian Swing Loans and fourth to prepay outstanding Canadian Revolving Loans. Any prepayments pursuant to subsection 1.8(c) or 1.8(d) by a Canadian Credit Party (other than Holdings, US Borrower or any Subsidiary of US Borrower) shall be applied first to prepay outstanding Canadian Swing Loans and second to prepay outstanding Canadian Revolving Loans.

(iii)                               Amounts prepaid shall be applied first to any Base Rate Loans or Canadian Prime Rate Loans, as applicable, then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods or CDOR Rate Loans with the shortest CDOR Periods remaining, as applicable.  Together with each prepayment under this Section 1.8, the applicable Borrower shall pay any amounts required pursuant to

Section 10.4 hereof.  Prepayments of Canadian Revolving Loans shall be made in the currency in which the applicable Canadian Revolving Loan is denominated.

(f)                                   No Implied Consent.  Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

1.9.                            Fees.

(a)                                 Reserved.

(b)                                 Unused Commitment Fee.  The US Borrower shall pay to US Agent a fee (the “Unused Commitment Fee”) for the account of each Lender in an amount equal to

(x)                                 the average daily balance of the US Revolving Loan Commitment of such US Lender during the preceding Fiscal Quarter, less

(y)                                 the sum of (1) the average daily balance of all outstanding US Revolving Loans held by such US Lender, plus without duplication, (2) the average daily amount of US Letter of Credit Obligations held by such US Lender, plus (3) in the case of the US Swingline Lender, the average daily balance of all outstanding US Swing Loans held by such US Swingline Lender, plus (iv) the US Dollar Equivalent of the average daily balance of outstanding Canadian Revolving Loans, Canadian Letter of Credit Obligations held by such Lender and its Affiliates and Approved Funds and, in the case of Canadian Swingline Lender, Canadian Swing Loans, in each case, during the preceding Fiscal Quarter; provided, in no event shall the amount computed pursuant to clauses (x) and (y) with respect to a Swingline Lender be less than zero,

(z)                                  multiplied by a rate per annum equal to the Applicable Margin.

The total fee paid by the US Borrower will be equal to the sum of all of the fees due to the Lenders, subject to subsection 1.11(e)(vi).  Such fee shall be payable quarterly in arrears on the first day of the Fiscal Quarter following the date hereof and the first day of each Fiscal Quarter thereafter.  The Unused Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement.

(c)                                  Letter of Credit Fees.

(i)                                     The US Borrower agrees to pay to US Agent for the ratable benefit of the US Lenders, as compensation to such Lenders for US Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to US Agent or US Lenders hereunder or fees otherwise paid by the US Borrower, all reasonable costs and expenses incurred by US Agent or any US Lender on account of such US Letter of Credit Obligations, and (ii) for each Fiscal Quarter during which any US Letter of Credit Obligation shall remain outstanding, a fee (the “US Letter of Credit

Fee”) in an amount equal to the product of the average daily undrawn face amount of all US Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to US Revolving Loans which are LIBOR Rate Loans; provided, however, at Required US Lenders’ option, while a Specified Event of Default exists (or automatically while an Event of Default under subsection 7.1(f) or 7.1(g) exists), such rate shall be increased by three percent (3.00%) per annum.  Such fee shall be paid to US Agent for the benefit of the US Lenders in arrears, on the first day of each Fiscal Quarter and on the date on which all US L/C Reimbursement Obligations have been discharged.  In addition, the US Borrower shall pay to US Agent, any US L/C Issuer or any prospective US L/C Issuer, as appropriate, on demand, such US L/C Issuer’s or prospective US L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such US L/C Issuer or prospective US L/C Issuer in respect of the application for, and the issuance, negotiation, acceptance, amendment, transfer and payment of, each US Letter of Credit or otherwise payable pursuant to the application and related documentation under which such US Letter of Credit is issued.

(ii)           The Canadian Borrower agrees to pay to Canadian Agent for the ratable benefit of the Canadian Lenders, as compensation to such Lenders for Canadian Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Canadian Agent or Canadian Lenders hereunder or fees otherwise paid by the Canadian Borrower, all reasonable costs and expenses incurred by Canadian Agent or any Canadian Lender on account of such Canadian Letter of Credit Obligations, and (ii) for each Fiscal Quarter during which any Canadian Letter of Credit Obligation shall remain outstanding, a fee (the “Canadian Letter of Credit Fee” and, together with the US Letter of Credit Fee, the “Letter of Credit Fees”), denominated in Canadian Dollars, in an amount equal to the product of the US Dollar Equivalent of the average daily undrawn face amount of all Canadian Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Canadian Revolving Loans which are CDOR Rate Loans; provided, however, at Required Canadian Lenders’ option, while a Specified Event of Default exists (or automatically while an Event of Default under subsection 7.1(f) or 7.1(g) exists), such rate shall be increased by three percent (3.00%) per annum.  Such fee shall be paid, in Dollars, to Canadian Agent for the benefit of the Canadian Lenders in arrears, on the first day of each Fiscal Quarter and on the date on which all Canadian L/C Reimbursement Obligations have been discharged.  In addition, the Canadian Borrower shall pay to Canadian Agent, any Canadian L/C Issuer or any prospective Canadian L/C Issuer, as appropriate, on demand, in the currency in which the applicable Canadian Letter of Credit has been or is to be issued, such Canadian L/C Issuer’s or prospective Canadian L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such Canadian L/C Issuer or prospective Canadian L/C Issuer in respect of the application for, and the issuance, negotiation, acceptance, amendment, transfer and payment of, each Canadian Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Canadian Letter of Credit is issued.

1.10.       Payments by the Borrowers.

(a)           All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Appropriate Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to such Agent (or such other address as such the Appropriate Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars with respect to US Obligations and CDN $ or Dollars with respect to Canadian Obligations, based on the currency in which any particular Canadian Obligation is denominated, and by wire transfer or ACH transfer in immediately available funds, no later than noon (Central time) on the date due. Any payment which is received by an Agent later than noon (Central time) may in such Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of a Specified Event of Default or after the exercise of any remedies by an Agent after the occurrence of any other Event of Default of any and all payments in respect of the Obligations of such Borrower and any proceeds of Collateral with respect thereto.  US Borrower hereby authorizes US Agent and each US Lender to make a US Revolving Loan (which shall be a Base Rate Loan and which may be a US Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior written notice to the US Borrower, other fees, costs or expenses payable by a Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.  Canadian Borrower hereby authorizes Canadian Agent and each Canadian Lender to make a Canadian Revolving Loan (which shall be a Base Rate Loan and which may be a Canadian Swing Loan) to pay (i) interest, principal of Canadian Loans, Canadian L/C Reimbursement Obligations, and Canadian Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior written notice to the Canadian Borrower, other fees, costs or expenses payable by the Canadian Borrower or any of its Subsidiaries hereunder or under the other Loan Documents; provided, nothing in this subsection 1.10(a) shall be deemed to limit or impair Borrowers’ rights to dispute any Credit Party’s obligation to pay fees, costs or expenses pursuant to and in accordance with this Agreement.

(b)           Subject to the provisions set forth in the definitions of “CDOR Period” and “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)           (i)  During the continuance of a Specified Event of Default or after the exercise of any remedies by an Agent after the occurrence of any other Event of Default, US Agent may, and shall upon the direction of Required Lenders apply any and all payments received by US Agent in respect of any Obligation in accordance with clauses first through ninth below.  Notwithstanding any provision herein to the contrary, all amounts collected or received by US Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of the Agents payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;

third, to payment of all accrued unpaid interest on the US Obligations and fees owed to US Agent, US Lenders and US L/C Issuers in respect of the US Obligations;

fourth, to payment of principal of the US Obligations including, without limitation, US L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract and cash collateralization of unmatured US L/C Reimbursement Obligations to the extent not then due and payable;

fifth, to payment of any other amounts owing constituting US Obligations;

sixth, to payment of all accrued unpaid interest on the Canadian Obligations and fees owed to Canadian Agent, Canadian Lenders and Canadian L/C Issuers in respect of the Canadian Obligations;

seventh, to payment of principal of the Canadian Obligations including, without limitation, Canadian L/C Reimbursement Obligations then due and payable, and cash collateralization of unmatured Canadian L/C Reimbursement Obligations to the extent not then due and payable;

eighth, to payment of any other amounts owing constituting Canadian Obligations; and

ninth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third through eighth above.

(ii)           During the continuance of an Event of Default, Canadian Agent may, and shall upon the direction of Required Lenders apply any and all payments received by

Canadian Agent in respect of any Canadian Obligation in accordance with clauses first through sixth below.  Notwithstanding any provision herein to the contrary, all amounts collected or received by Canadian Agent after any or all of the Canadian Obligations have been accelerated (so long as such acceleration has not been rescinded)(it being agreed that if the Canadian Agent receives any amounts from a US Credit Party prior to the time all US Obligations are paid in full, Canadian Agent shall pay such amounts to US Agent for application in accordance with subsection 1.10(c)(i)), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of the Canadian Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Canadian Lenders payable or reimbursable by the Borrowers under this Agreement;

third, to payment of all accrued unpaid interest on the Canadian Obligations and fees owed to Canadian Agent, Canadian Lenders and Canadian L/C Issuers in respect of the Canadian Obligations;

fourth, to payment of principal of the Canadian Obligations including, without limitation, Canadian L/C Reimbursement Obligations then due and payable, and cash collateralization of unmatured Canadian L/C Reimbursement Obligations to the extent not then due and payable;

fifth, to payment of any other amounts constituting Canadian Obligations;

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

1.11.       Payments by the Lenders to Appropriate Agent; Settlement.

(a)           The Appropriate Agent may, on behalf of Lenders, disburse funds to the applicable Borrower for Loans requested.  Each Lender shall reimburse the Appropriate Agent on demand for all funds disbursed on its behalf by such Agent, in the currency in which such funds were disbursed, or if the Appropriate Agent so requests, each Lender will remit to the Appropriate Agent its Commitment Percentage of any Loan before the Appropriate Agent disburses same to the applicable Borrower.  If the Appropriate Agent elects to require that each Lender make funds available to the Appropriate Agent prior to disbursement by the Appropriate Agent to the applicable Borrower, the Appropriate Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the applicable Borrower, and the applicable currency thereof, no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay the Appropriate Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, in the applicable currency, by wire transfer to the Appropriate Agent’s account, as set forth on Appropriate Agent’s signature page hereto, no later than 9:00 a.m. (Central time) on such scheduled Borrowing date.  Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require an Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Appropriate Agent, any Lender or the applicable Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)           At least once each calendar week or more frequently the Appropriate Agent’s election (each, a “Settlement Date”), Appropriate Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest, applicable currency and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Appropriate Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in subsection 1.1(c) (vi) and subsection 1.11(e)(iv)) of principal, interest and fees paid by the applicable Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 9:00 a.m. (Central time) on the next Business Day following each Settlement Date.

(c)           Availability of Lender’s Commitment Percentage.  Appropriate Agent may assume that each Lender will make its Commitment Percentage of each Revolving Loan available to Appropriate Agent on each Borrowing date.  If such Commitment Percentage is not, in fact, paid to Appropriate Agent by such Lender when due, Appropriate Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind.  If any Lender fails to pay the amount of its Commitment Percentage forthwith upon the Appropriate Agent’s demand, Appropriate Agent shall promptly notify the applicable Borrower and the applicable Borrower shall immediately repay such amount to the Appropriate Agent in the currency in which such amount was disbursed.  Nothing in this subsection 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Appropriate Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the applicable Borrower may have against any Lender as a result of any default by such Lender hereunder.  Without limiting the provisions of subsection 1.11(b), to the extent that Appropriate Agent advances funds to the applicable Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Appropriate Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.

(d)           Return of Payments.

(i)            If an Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by such Agent from the applicable Borrower and such related payment is not received by such Agent, then such

Agent  will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If an Agent determines at any time that any amount received by such Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, such Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Appropriate Agent on demand any portion of such amount that such Agent  has distributed to such Lender, in the applicable currency, together with interest at such rate, if any, as such Agent  is required to pay to the applicable Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Appropriate Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e)           Non-Funding Lenders.

(i)            Responsibility.  The failure of any Non-Funding Lender to make any Loan, to fund any purchase of any participation to be made or funded by it, or to make any payment required by it hereunder on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other payment required hereunder on such date, and none of the Agents or, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder.

(ii)           Reallocation.  If any Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at the Appropriate Agent’s election at any time or upon any L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to Agents (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the US Lenders or Canadian Lenders, as applicable, that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the US Loans or Canadian Loans, as applicable, (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Lender’s Commitment Percentage had been increased proportionately), provided that no Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its applicable outstanding Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its US Revolving Loan Commitment or Canadian Revolving Loan Commitment, as applicable.

(iii)          Voting Rights.  Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”,

“Required US Lenders”, “Required Canadian Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced.  Moreover, for the purposes of determining Required Lenders, Required US Lenders and Required Canadian Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv)          Borrower Payments to a Non-Funding Lender.  The Appropriate Agent shall be entitled to hold, in a non-interest bearing account, all portions of any payments received by such Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral.  The Appropriate Agent is hereby authorized to use such cash collateral to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties thereof, and then, to hold as cash collateral the amount of such Non-Funding Lender’s pro rata share, without giving effect to any reallocation pursuant to subsection 1.11(e)(ii), of all funding obligations until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated.  Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Appropriate Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender.  With respect to such Non-Funding Lender’s failure to fund Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by the Appropriate Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Lenders in accordance with their Commitment Percentages.  Any amounts owing by a Non-Funding Lender to an Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans or Canadian Prime Rate Loans, as applicable.  In the event that an Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to definition of Non-Funding Lender, such Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Appropriate Agent, L/C Issuers, Swingline Lenders, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations, Swing Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender reallocated to other Lenders pursuant to subsection 1.11(e)(ii).

(v)           Cure.  A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to the Appropriate Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding

Amount, plus all interest due thereon, in each case, in the applicable currency.  Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi)          Fees.  A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and no Borrowers shall be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof.  In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Lenders based on their pro rata share of such reallocation or (B) to the applicable L/C Issuer for any remaining portion not reallocated to any other Lenders.

(f)            Procedures.  Each Agent is hereby authorized by each Credit Party and each other Secured Party to establish reasonable procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, each Agent is hereby authorized to establish reasonable procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.

ARTICLE II -

CONDITIONS PRECEDENT

2.1.         Conditions of Initial Loans.  The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions (unless otherwise waived by Lenders):

(a)           Loan Documents.  US Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items as reasonably required by the Agents evidencing the transactions hereunder in form satisfactory to Agents;

(b)           Substitution of US Agent as “First Lien Collateral Agent” under Intercreditor Agreement.  US Agent shall have received a written acknowledgment from the Second Lien Agent (as defined in the Intercreditor Agreement) in a form reasonably acceptable to the US Agent that US Agent has, or concurrently on the Closing Date will have, replaced General Electric Capital Corporation as the successor “First Lien Collateral Agent” under the Intercreditor Agreement.

(c)           Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs.  (i) US Agent shall have received a fully executed pay-off letter reasonably satisfactory to US Agent confirming that all obligations owing by any Credit Party to Prior Lenders (other than obligations relating to Existing Letters of Credit) will be repaid in full from the proceeds of the initial Loans and, subject to clause (ii) below, all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in favor of Prior Lenders shall be terminated by Prior Lenders immediately upon such payment, and (ii) all Existing Letters of Credit issued or guaranteed by Prior Lenders shall have been cash collateralized, or supported by a Letter of Credit issued pursuant hereto;

(d)           Representations and Warranties.  The representations and warranties (i) of the Borrowers and the other Credit Parties contained in Sections 3.1(a), 3.1(b) (solely as it relates to the Loan Documents), 3.2 (solely as it relates to the Loan Documents), 3.3 (solely as it relates to the Loan Documents), 3.4 (solely as it relates to the Loan Documents), 3.8, 3.11(b), 3.11(d), 3.13, 3.14, 3.17, 3.22, 3.27 and 3.28 of this Agreement and Section 4.2 of each Guaranty and Security Agreement shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein);

(e)           Material Adverse Change.  Since March 31, 2012, there shall not have been any Material Adverse Effect; and

(f)            No Default.  No Default or Event of Default has occurred and is continuing or would arise after giving effect to any such Loan or Letter of Credit.

The funding by each Lender of its initial Loans hereunder and the Issuance by each L/C Issuer of the initial Letters of Credit to be Issued hereunder shall evidence such Lender’s and/or such L/C Issuer’s satisfaction that the conditions set forth in this Section 2.1 have been satisfied.

2.2.         Conditions to All Borrowings.  Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation after the Closing Date, if, as of the date thereof:

(a)           any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and (i) US Agent or Required US Lenders have determined not to make such US Revolving Loan or incur such US Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) and have so notified the applicable Borrower or (ii) Canadian Agent or Required Canadian Lenders have determined not to make such Canadian Revolving Loan or incur such Canadian Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) and have so notified the applicable Borrower;

(b)           any Default or Event of Default has occurred and is continuing prior to or immediately after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and (i) US Agent or Required US Lenders shall have determined not to make any US Revolving Loan or incur any US Letter of Credit Obligation as a result of that Default or Event of Default and have so notified such Borrower or (ii) Canadian Agent or Required Canadian Lenders shall have determined not to make any Canadian Revolving Loan or incur any

Canadian Letter of Credit Obligation as a result of that Default or Event of Default and have so notified such Borrower; and

(c)           after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the US Revolving Loans would exceed the Maximum US Revolving Loan Balance or the US Dollar Equivalent of the aggregate outstanding amount of Canadian Revolving Loans would exceed the Maximum Canadian Revolving Loan Balance.

The request by a Borrower and acceptance by a Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by such Borrower that the conditions in this Section 2.2 have been satisfied (except, in the case of clauses (a) and (b) above, where the Agent has received written notification from the applicable Borrower of such Borrower’s inability to satisfy such conditions and the Lenders have continued to fund Loans (or the applicable L/C Issuer has continued to incur Letter of Credit Obligations) notwithstanding such failure to satisfy such conditions) and (ii) a reaffirmation by each Credit Party of the granting and continuance of the Appropriate Agent’s Liens, on behalf of itself and the applicable Secured Parties, pursuant to the Collateral Documents.

ARTICLE III -

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are true, correct and complete:

3.1.         Corporate Existence and Power.

(a)           Except to the extent permitted by Section 5.3, each Credit Party and each of their respective Subsidiaries: is a corporation, company, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)           has the power and authority and all material governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

(c)           is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing (to the extent applicable with respect to the subject jurisdiction), under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)           is in compliance with all Requirements of Law; except, in each case referred to in clauses (b)(ii), (c) or (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2.         Corporate Authorization; No Contravention.  The execution, delivery and performance by each of the Credit Parties of this Agreement and by each Credit Party and each of their respective Subsidiaries of any other Loan Document, have been duly authorized by all necessary action, and do not and will not:

(a)           contravene the terms of any of that Person’s Organization Documents;

(b)           conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Permitted Liens) under, any document evidencing any material Contractual Obligation to which such Person is a party or any material order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c)           violate any material Requirement of Law in any material respect.

3.3.         Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to the Appropriate Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date or in the Ordinary Course of Business and (c) as may be required in connection with the disposition of any portion of the Pledged Collateral (as defined in the Guaranty and Security Agreement) by laws affecting the offering and sale of securities (including, but not limited to, membership interests in a limited liability company) generally, other than those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4.         Binding Effect.  This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5.         Litigation.  There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective material Properties which:

(a)           purport to affect or pertain to this Agreement, any other Loan Document or any Second Lien Indebtedness Document; or

(b)           would reasonably be expected to have or result in, a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, purporting to enjoin or restrain the performance of any Second Lien Indebtedness Document or directing that the transactions provided for herein not be consummated as herein provided.  Except as specifically disclosed on Schedule 3.5, as of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of any audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

3.6.         No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of the Appropriate Agent’s Liens on the Collateral.

3.7.         ERISA and Related Canadian Compliance.

(a)           Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies except for such failures to so qualify that would not reasonably be expected to have a Material Adverse Effect.  Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could reasonably be expected to have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

(b)           The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration.  Each Credit Party has complied with and performed all of its obligations in all material respects under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).  All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  Except as set forth on Schedule 3.7, as of the Closing Date, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  Except as set forth on Schedule 3.7, each of the Canadian Pension Plans is fully funded on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).

3.8.         Use of Proceeds; Margin Regulations.  The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8.  No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.  Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.

3.9.         Title to Properties.  Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, material to the ordinary conduct of their respective businesses or where the failure to so own or possess would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens.  All material permits required to have been issued or appropriate to enable the Headquarters Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10.       Taxes.  All material federal, Canadian, provincial, territorial, state, local and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  As of the Closing Date, except as set forth on Schedule 3.10, no Tax Return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.

3.11.       Financial Condition.

(a)           The audited consolidated balance sheet of Holdings and its Subsidiaries dated March 31, 2012, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date:

(x)           were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y)           present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)           Reserved.

(c)           Since March 31, 2012, there has been no Material Adverse Effect.

(d)           All financial performance projections delivered to Agents, including the financial performance projections delivered on or prior to the Closing Date, represent the Borrowers’ best good faith estimate of future financial performance and are based on assumptions believed by the Borrowers to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agents and Lenders that  projections as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections may materially differ from the projected results.

3.12.       Environmental Matters.  The representations and warranties in this Section 3.12 are the sole and exclusive representations and warranties in this Agreement concerning environmental matters, including, without limitation, matters arising under Environmental Laws and Environmental Permits.  Except as set forth in Schedule 3.12 and except where any failures to comply would not reasonably be expected to have or result in, either individually or in the aggregate, a Material Adverse Effect to the Credit Parties and their Subsidiaries, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened in writing) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws.

3.13.       Regulated Entities.  None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal, Canadian, state, provincial or territorial statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14.       Solvency.  Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the applicable Borrower and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent.

3.15.       Labor Relations.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened in writing) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.16.       Intellectual Property.  Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case with respect to clauses (a) and (b), as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17.       Reserved.

3.18.       Insurance.  Each of the Credit Parties and each of their respective Subsidiaries and their respective material Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.  As of the Closing Date, a true and complete listing in all material respects of such insurance, including issuers, coverages and deductibles, has been provided to US Agent.

3.19.       Ventures, Subsidiaries and Affiliates; Outstanding Stock.  Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party has any Subsidiaries.  All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrowers and Subsidiaries of the Borrower, those in favor of the Appropriate Agent, for the benefit of the Secured Parties, and the Subordinated Second Lien.  All such securities were issued in compliance with all applicable state, provincial and federal laws concerning the issuance of securities.  All of the issued and outstanding Stock of each Credit Party (other than Holdings), each  Subsidiary of each Credit Party and, as of the Closing Date, Holdings is owned by each of the Persons and in the amounts set forth in Schedule 3.19.  Except as set forth in Schedule 3.19 as of the Closing Date, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries.

3.20.       Jurisdiction of Organization; Chief Executive Office.  Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof.

3.21.       Deposit Accounts and Other Accounts.  Schedule 3.21 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts (including Exempted Accounts identified as such in such Schedule) as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.22.       Reserved.

3.23.       Reserved.

3.24.       Status of Holdings.  Holdings has not engaged in any business activities and does not own any Property other than (i) ownership of the Stock and Stock Equivalents of the Borrowers and activities incidental thereto (ii) activities and contractual rights incidental to maintenance of its corporate existence (including the incurrence of corporate overhead), (iii) the hiring and employment of the management of the Borrower’s and activities reasonably related thereto, (iv) performance of its obligations under the Loan Documents and the Second Lien Indebtedness Documents to which it is a party, (v) finding potential Targets for Acquisitions, negotiating the acquisition thereof and being a party to the applicable acquisition agreement (and performing its obligations thereunder), and (vi) activities of Holdings expressly permitted hereunder.

3.25.       Reserved.

3.26.       Full Disclosure.  None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the written statements contained in each exhibit, report, statement or certificate (other than any statement which constitutes projections, forward looking statements, budgets, estimates or general market data) required to be furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to an Agent or the Lenders prior to the Closing Date, and, in such case, as supplemented prior to the Closing Date, excluding information of a general or industry specific nature), when taken as a whole as of the date furnished, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein taken as a whole, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered, it being acknowledged and agreed by the Agents and Lenders that, to the extent included in any of the foregoing, projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections, budgets, forward looking statements or estimates may materially differ from the projected results.

3.27.       Foreign Assets Control Regulations and Anti-Money Laundering.  Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. and Canadian economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada) and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to any of the foregoing.  No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.28.       Patriot Act.  To the extent applicable, the Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other US federal, state, Canadian, provincial and territorial laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.-

ARTICLE IV -

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than (i) contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and (ii) Letter of Credit Obligations collateralized in the manner set forth in Section 7.4) shall remain unpaid or unsatisfied, unless Required Lenders waive compliance in writing:

4.1.         Financial Statements.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that financial statements delivered pursuant to this Agreement (other than those delivered pursuant to Section 4.1(a)), shall not be required to have footnote disclosures and are subject to normal year-end adjustments) (or the applicable foreign equivalent in the case of Foreign Subsidiaries).  The Borrowers shall deliver to US Agent by Electronic Transmission and in detail reasonably satisfactory to Agents:

(a)           for each Fiscal Year, as soon as available, but not later than the date (such date, the “Annual Reporting Deadline”) that is the earliest of (I) ninety (90) days after the end of such Fiscal Year, (II) two Business Days after the filing by Holdings with the SEC of an annual report on Form 10-K for such Fiscal Year, and (III) the deadline for Holdings’ filing with the SEC of such annual report on Form 10-K for such Fiscal Year (without giving effect to any extensions that may be permitted pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), a copy of the audited consolidated balance sheets of Holdings and each of its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income or operations and consolidated statements of shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other independent public accounting firm reasonably acceptable to Agent (the “Auditors”), which report shall (i) contain an unqualified opinion of the Auditors, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated and are in conformity with GAAP applied on a basis consistent with prior years (an “Unqualified Opinion”) and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (a “Going Concern Qualifier”); provided, it is expressly acknowledged and agreed, that, for any Fiscal Year, delivery to US Agent by the Annual Reporting Deadline of an annual report on Form 10-K of Holdings for such Fiscal Year, containing the required financial statements and an Unqualified Opinion thereon (without a Going Concern Qualifier) and all of the other financial and other information required to be included therein, and otherwise in compliance with applicable rules of the SEC, as filed with the SEC, shall be deemed to constitute the Credit Parties’ compliance with this subsection 4.1(a) in detail satisfactory to the Agents; and

(b)           for each Fiscal Quarter (including the last Fiscal Quarter of each Fiscal Year), as soon as available, but not later than the date (such date, the “Quarterly Reporting Deadline”) that is the earliest of (I) forty-five (45) days after the end of such Fiscal Quarter, or (II) unless such Fiscal Quarter is the last Fiscal Quarter of the Fiscal Year, the earlier of (A) two Business Days after the filing by the Company with the SEC of a quarterly report on Form 10-Q for such Fiscal Quarter, and (III) the deadline for the Company’s filing with the SEC of such quarterly report on Form 10-Q for such Fiscal Quarter (without giving effect to any extensions that may be permitted pursuant to Rule 12b-25 under the Exchange Act), a copy of the unaudited consolidated and consolidating balance sheets of Holdings and each of its Subsidiaries as of the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income and consolidated statements of shareholders’ equity and cash flows for  such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of Holdings as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; provided, it is expressly acknowledged and agreed, that, for any Fiscal Quarter other than the last Fiscal Quarter of any Fiscal Year, delivery to US Agent by the Quarterly Reporting Deadline of a quarterly report on Form 10-Q of Holdings, containing the required financial statements reviewed by the Auditors in accordance with SAS 100 and all of the other financial and other information required to be included therein, and otherwise in compliance with applicable rules of the SEC, as filed with the SEC, shall be deemed to constitute the Credit Parties’ compliance with this subsection 4.1(b).

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 4.1 may be satisfied with respect to financial information of Holdings and each of its Subsidiaries by furnishing, in each case, by the Annual Reporting Deadline or Quarterly Reporting Deadline, as applicable, the applicable consolidated financial statements of Parent and its Subsidiaries, or Parent’s Form 10-K or Form 10-Q, as applicable, each as filed with the SEC, accompanied in each case by consolidating financial information that explains in detail reasonably satisfactory to US Agent the differences between the information relating to Parent, on the one hand, and the information relating to Holdings and each of its Subsidiaries on a standalone basis, on the other hand, and, in any event, to the extent such information is in lieu of information required to be provided under Section 4.1(a), such financial statements are accompanied by an Unqualified Opinion thereon (without a Going Concern Qualifier).

4.2.         Certificates; Other Information.

(a)           To the extent such information is not already included within the financial statements delivered pursuant to subsections 4.1(a) and 4.1(b), then concurrently with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b), the Borrowers shall furnish to US Agent by Electronic Transmission, a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year;

(b)           concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Credit Parties by a Responsible Officer of Holdings;

(c)           reserved;

(d)           as soon as available and in any event (i) within fifteen (15) days after the end of each Fiscal Quarter, (ii) concurrently with delivery to any Agent of a Notice of Borrowing if the effective date of the most recent Borrowing Base Certificate previously furnished to the US Agent is more than thirty (30) days prior to the date of such Notice of Borrowing, and (iii) at such other times as either Agent may reasonably require, a Borrowing Base Certificate, certified on behalf of the applicable Borrower by a Responsible Officer of Borrowers and Holdings, setting forth the Borrowing Base of each Borrower as at the end of such Fiscal Quarter or as at such other date as Agent may reasonably require;

(e)           upon the request of an Agent if a Specified Event of Default shall have occurred and be continuing, the Borrowers will obtain and deliver to Agents and Lenders a report of an independent collateral auditor satisfactory to Agents with respect to the Accounts, Inventory, Equipment and the Headquarters Property of the Credit Parties;

(f)            as soon as available and in any event no later than forty-five (45) days after the beginning of each Fiscal Year of the Borrowers, projections of the Credit Parties (and their Subsidiaries’) consolidated and consolidating financial performance for such Fiscal Year on a Fiscal Quarter by Fiscal Quarter basis;

(g)           promptly after any request by the Agents, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrowers by independent accountants in connection with the accounts or books of the Borrowers or any Subsidiary, or any audit of any of them;

(h)           from time to time, if an Agent determines in good faith that obtaining appraisals is necessary in order for such Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if a Specified Event of Default shall have occurred and be continuing, either Agent may, or may require the Borrowers to, in either case at the Borrowers’ expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agents stating the then current fair market value of all or any portion of the personal property of any Credit Party or any Subsidiary of any Credit Party and the fair market value or such other value as determined by an Agent (for example, replacement cost for purposes of Flood Insurance) of the Headquarters Property;

(i)            to US Agent, at the time of delivery of each of the Fiscal Quarter financial statements delivered pursuant to subsection 4.1(b), a report providing consolidating Borrowing Base details regarding the fixed assets, accounts receivable and inventory of the Borrowers and their applicable Subsidiaries, in form and substance reasonably satisfactory to US Agent, together with such other information and detail as shall be reasonably requested by US Agent in its reasonable discretion; and

(j)            promptly, such additional business, financial, corporate affairs, perfection certificates and other information as either Agent may from time to time reasonably request.

4.3.         Notices.  The Borrowers shall notify promptly US Agent of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):

(a)           the occurrence or existence of any Default or Event of Default;

(b)           any breach or non performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)                                  any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d)                                 the commencement of, or any material development in, any litigation or proceeding against or directly involving any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is the US Dollar Equivalent of $2,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Loan Document or any Second Lien Indebtedness Document;

(e)                                  except which would not reasonably be expected to have or result in, either individually or in the aggregate, Material Environmental Liabilities:  (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law, (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities, and (iv) any lease of Real Estate;

(f)                                   (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g)                                  any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agents and Lenders pursuant to this Agreement;

(h)                                 Reserved;

(i)                                     any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(j)                                    the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Holdings of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder), which such notice will constitute an update of Schedule 3.19.

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrowers, setting forth reasonable details of the occurrence referred to therein, and stating what action the Borrowers or other Person propose to take with respect thereto and at what time.  Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4.                            Preservation of Corporate Existence, Etc.  Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)                                 preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except in connection with transactions permitted by Section 5.3;

(b)                                 preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)                                  preserve or renew all of its registered trademarks, trade names and service marks, the non preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d)                                 conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any respect and shall comply in all respects with the terms of its IP Licenses except in each instance as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5.                            Maintenance of Property.  Each Credit Party shall, and shall cause each of its Subsidiaries to (a) maintain, and preserve all its tangible Property which is used or useful in its business in good working order and condition, ordinary wear and tear, casualty and condemnation (subject to the applicable Credit Party’s obligation to repair or restore the asset if it has elected to do so pursuant to subsection 1.8(c)) excepted and (b) make all necessary repairs thereto and renewals and replacements thereof except, in the case of each of clauses (a) and (b), where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6.                            Insurance.  Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties as reasonably determined by the Borrowers and (ii) cause all such insurance relating to any property or business of any Credit Party to name the Appropriate Agent as additional insured or loss payee, as appropriate.  All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance reasonably acceptable to US Agent, showing loss payable to Appropriate Agent (Form CP 1218 or equivalent) and extra expense and business interruption endorsements.  Such endorsement, or an independent instrument furnished to US Agent, will provide that the insurance companies will give US Agent at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of either Agent to recover under such policy or policies of insurance in case of loss or damage.  Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to the Appropriate Agent.  If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and an Agent jointly, such Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall only be required to the extent required by Requirements of Law of any Governmental Authority having jurisdiction over any Lender.

To the extent that any Credit Party fails to provide Agents with evidence of the insurance coverage required by this Agreement, Agents may, upon one (1) Business Day’s prior notice to the Borrowers, purchase insurance at the Credit Parties’ expense to protect Agents’ and Lenders’ interests, including interests in the Credit Parties’ and their Subsidiaries’ properties.  This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests.  The coverage that Agents purchase may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property.  The Borrowers may later cancel any insurance purchased by Agents, but only after providing Agents with evidence that there has been obtained insurance as required by this Agreement (and, to the extent the Borrowers have complied with the provisions of this sentence and are entitled to cancel any such insurance obtained by Agent, Agent agrees, to the extent necessary, to promptly cancel such insurance at the written direction of the Borrowers).  If an Agent purchases insurance, the Credit Parties will be responsible for the actual costs of that insurance until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance shall be added to the Obligations.  The costs of the insurance may be more than the cost of insurance the Credit Parties may be able to obtain on its own.

COLLATERAL PROTECTION INSURANCE NOTICE.  (I) CREDIT PARTIES ARE REQUIRED TO:  (A) KEEP THE COLLATERAL INSURED AGAINST DAMAGE IN THE AMOUNT THE APPROPRIATE AGENT SPECIFIES; (B) WITH RESPECT TO US CREDIT PARTIES, PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES

INSURER; AND (C) NAME THE APPROPRIATE AGENT AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS; (II) CREDIT PARTIES MUST, IF REQUIRED BY THE APPROPRIATE AGENT, DELIVER TO THE APPROPRIATE AGENT A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS THEREFOR; AND (III) IF ANY CREDIT PARTY FAILS TO MEET ANY REQUIREMENT LISTED IN CLAUSES (I) OR (II) HEREOF, THE APPROPRIATE AGENT MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF THE APPLICABLE CREDIT PARTY AT CREDIT PARTIES’ EXPENSE.

4.7.                            Payment of Obligations.  Such Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

(a)                                 all material tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b)                                 all material lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon any of its material Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c)                                  the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, including the Second Lien Indebtedness Documents, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate,  a Material Adverse Effect; and

(d)                                 payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.

4.8.                            Compliance with Laws.

(a)                                 Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)                                 For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, each Credit Party shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)                                  Reserved.

(d)                                 Canadian Borrowers shall deliver to Canadian Agent (i) if requested by Canadian Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Credit Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; (iii) notification within 30 days of any increases having a cost to one or more of the Credit Parties in excess of CDN $500,000 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which any Credit Party was not previously contributing; and (iv) on or prior to any filing by any Credit Party of any notice to terminate or partially terminate any Canadian Pension Plan, a copy of such notice and promptly, any in any event within 10 days, after any officer of a Credit Party knows or has reason to know that a request for a funding waiver under any Canadian Pension Plan has been filed, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that such Credit Party proposes to take with respect thereto, together with a copy of any notice filed with any Governmental Authority pertaining thereto.

4.9.                            Inspection of Property and Books and Records.  Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or the applicable foreign equivalent in the case of Foreign Subsidiaries) consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person.  Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and each Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to each Agent and any of its Related Persons, as frequently as such Agent determines to be appropriate; and (b) permit each Agent and any of its Related Persons to conduct field examinations, audit, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that such Agent considers advisable, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall only be obligated to reimburse Agents for the expenses of one such field examination, audit and inspection per calendar year per Agent or more frequently if an Event of Default has occurred and is continuing.  Any Lender may accompany an Agent or its Related Persons in connection with any inspection at such Lender’s expense.  Each Credit Party which keeps records relating to Collateral in the Province of Quebec shall at all times keep a duplicate copy thereof at a location outside the Province of Quebec, as listed in Schedule 3.21.

4.10.                     Use of Proceeds.  The Borrowers shall use the proceeds of the Loans solely as follows: (a) to refinance on the Closing Date the Prior Indebtedness, (b) to pay costs and expenses required to be paid pursuant to Section 2.1, and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

4.11.                     Cash Management Systems.  Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than Exempted Accounts) as of or after the Closing Date.

4.12.                     Landlord Agreements.  Canadian Borrower shall obtain and deliver to Canadian Agent on or prior to the Closing Date a landlord agreement from the lessor of 9, 3110-14 Avenue NE, Calgary, Alberta T2A 6J4, which agreement shall be reasonably satisfactory in form and substance to US Agent.

4.13.                     Further Assurances.

(a)                                 Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders (excluding information of a general or industry specific nature) do not and will not contain any materially untrue statement of a material fact (provided, to the extent any such information, exhibits or reports contain projections, budgets, forward looking statements or estimates Agents and the Lenders acknowledge and agree that projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections, budgets, forward looking statements or estimates may materially differ from the projected results) do not and will not contain any materially untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances in which made, and will promptly disclose to Agents and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)                                 Promptly upon written request by the Appropriate Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as the Appropriate Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document; provided that, notwithstanding the foregoing, it is understood among the parties hereto that the only Real Estate that will secure the Obligations is (i) the Headquarters Property and (ii) the Houston Property until the Houston Property is released by the US Agent at the time of a sale of the Houston Property by the applicable Credit Party.  To the extent a 956 Impact exists with respect to a Foreign Subsidiary, (1) such Foreign Subsidiary shall not be required to guaranty the US Obligations and (2) Stock and Stock Equivalents of such Foreign Subsidiary in excess of sixty-five percent (65%) of the outstanding voting Stock and Stock Equivalents thereof shall not be required to be pledged to secure the US Obligations; provided, however, notwithstanding the foregoing or anything to the contrary set forth in any Loan Document, in no event shall (i) a Foreign Subsidiary that is not (y) a First Tier Foreign Subsidiary of a domestic

US Credit Party (i.e., a US Credit Party that is incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia) or (z) a Canadian Subsidiary be required to guaranty the Obligations or (ii) the Stock or Stock Equivalents of a Foreign Subsidiary that is not a First Tier Foreign Subsidiary or a Canadian Subsidiary be pledged as security for the Obligations (provided, further, First Tier Foreign Subsidiaries of Credit Parties that are not US Credit Parties shall not be pledged as security for the US Obligations).

(c)                                  Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the US Credit Parties shall cause each of their Domestic Subsidiaries and, to the extent no 956 Impact exists, Canadian Subsidiaries and Domestic Subsidiaries owned indirectly through a Canadian Subsidiary to guaranty the Obligations and to cause each such Subsidiary to grant to US Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property (other than real property) to secure such guaranty.  Furthermore and except as otherwise approved in writing by Required Lenders, each US Credit Party shall, and shall cause (x) each of its Domestic Subsidiaries to, pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries and First Tier Foreign Subsidiaries which are Canadian Subsidiaries (provided that with respect to any such First Tier Foreign Subsidiary, if a 956 Impact exists such pledge shall be limited to sixty-five percent (65%) of such Canadian Subsidiary’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Canadian Subsidiary’s outstanding non-voting Stock and Stock Equivalents) and (y) to the extent no 956 Impact exists, each of its Canadian Subsidiaries to, pledge all of the Stock and Stock Equivalent of each of its Subsidiaries, in each instance, to US Agent, for the benefit of the Secured Parties, to secure the Obligations.  In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to US Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.  A “956 Impact” will be deemed to exist to the extent the issuance of a guaranty by, grant of a Lien by, or pledge of greater than two-thirds of the voting Stock and Stock Equivalents of, a Foreign Subsidiary, would result in material incremental income tax liability as a result of the application of Section 956 of the Code, taking into account actual anticipated repatriation of funds, foreign tax credits and other relevant factors.

(d)                                 Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Canadian Subsidiaries to guaranty the Canadian Obligations and to cause each such Subsidiary to grant to Canadian Agent, for the benefit of the Canadian Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property (other than real property) to secure such guaranty.  Furthermore and except as otherwise approved in writing by Required Lenders, each Canadian Credit Party shall, and shall cause each of its Canadian Subsidiaries to, pledge all of the Stock and Stock Equivalent of each of its Subsidiaries, in each instance, to Canadian Agent, for the benefit of the Canadian Secured Parties, to secure the Canadian Obligations.  In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Canadian Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.

4.14.                     Environmental Matters.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain all of its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability.  Without limiting the foregoing, if an Event of Default is continuing or if an Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability, then each Credit Party shall, promptly upon receipt of request from such Agent, cause the performance of, and allow such Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as such Agent may from time to time reasonably request.  Such audits, assessments and reports, to the extent not conducted by an Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to such Agent and shall be in form and substance reasonably acceptable to such Agent.

4.15.                     Post-Closing Obligations.  Notwithstanding the conditions precedent set forth in Article II above, the Borrowers have informed Agents and the Lenders that certain of such items required to be delivered to US Agent or otherwise satisfied as conditions precedent to the effectiveness of this Agreement will not be delivered to US Agent as of the date hereof.  Therefore, with respect to the items set forth on Schedule 4.15 (collectively, the “Outstanding Items”), and notwithstanding anything to the contrary contained herein or in any other Loan Document, the Borrowers shall deliver or otherwise satisfy each Outstanding Item to US Agent in the form, manner and time set forth thereon for such Outstanding Item or within such other time as US Agent may reasonably agree; provided, each Borrower and each other Credit Party hereby expressly consent, acknowledge and agree, irrespective of the Borrowers’ satisfaction or completion of any or all of the conditions to funding any Loan or issuing any Letter of Credit set forth in Section 2.2 hereof, neither Agent nor any Lender shall have any obligation to make or fund any Loans or issue any Letters of Credit hereunder until such time as the Credit Parties have complied in full with the requirements regarding, and otherwise delivered, the Outstanding Items set forth in part 2 of Schedule 4.15.

ARTICLE V -

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than (i) contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and (ii) Letter of Credit Obligations collateralized in the manner set forth in Section 7.4) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

5.1.                            Limitation on Liens.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)                                 any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and, to the extent any such existing Lien is securing Indebtedness in excess of $1,000,000, as set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by subsection 5.5(c);

(b)                                 any Lien created under any Loan Document;

(c)                                  Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non payment of which is permitted by Section 4.7;

(d)                                 carriers’, warehousemen’s, suppliers’, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)                                  Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits or bonds required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory, regulatory, contractual or warranty obligations, surety bonds, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)                                   Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges), the existence of which do not constitute an Event of Default provided that the enforcement of such Liens is effectively stayed;

(g)                                  easements, rights of way, reservations, conditions, title exceptions, zoning and other restrictions, building codes, land use laws, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business or imposed by law which, either individually or in the aggregate, do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h)                                 Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost (including any out-of-pocket expenses associated with the acquisition of such Property) of such Property;

(i)                                     Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

(j)                                    any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement or the other Loan Documents;

(k)                                 Liens arising from precautionary uniform commercial code and PPSA financing statements filed under any lease permitted by this Agreement;

(l)                                     non-exclusive licenses and sublicenses granted by a Credit Party or any Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering in any material respect with the business of the Credit Parties or any of their Subsidiaries;

(m)                             Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;

(n)                                 Liens (i) in favor of a banking or other depositary institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary to the banking industry, (ii) in favor of a financial institution arising as a matter of law encumbering financial assets on deposit in securities accounts (including the right of set-off) and which are within the general parameters customary to the securities industry and (iii)  that are contractual rights of set-off relating to the establishment of depository and cash management relations with banks not given in connection with the issuance of Indebtedness for borrowed money and which are within the general parameters customary to the banking industry;

(o)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by a Borrower or any Subsidiary of a Borrower in the Ordinary Course of Business;

(p)                                 Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(q)                                 Liens arising by operation of law or contract on insurance policies and proceeds thereof to secure premiums payable thereunder;

(r)                                    Subordinated Second Liens;

(s)                                   Liens attaching solely to cash earnest money deposits in connection with Investments permitted under Section 5.4;

(t)                                    Liens on Property, and only such Property, which is the subject of an unconsummated asset purchase agreement in connection with an asset disposition permitted hereunder, which Liens secure the obligation of a Credit Party or any Subsidiary of a Credit Party under such agreement;

(u)                                 Liens arising under Section 2-507 of the UCC;

(v)                                 Liens consisting of prepayments and security deposits in connection with leases, subleases, licenses, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by the applicable Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business and not required as a result of any breach of any agreement or default in payment of any obligation;

(w)                               Liens granted by Foreign Subsidiaries (i) encumbering cash collateral provided by such Foreign Subsidiaries to issuers of letters of credit as security for letters of credit permitted pursuant to subsection 5.5(p), (ii) encumbering cash collateral provided by Foreign Subsidiaries as security for their obligations under performance and surety bonds permitted pursuant to subsection 5.5(r) and (iii) as security for Indebtedness permitted pursuant to subsection 5.5(q);

(x)                                 Liens encumbering the assets of a Target to the extent securing Indebtedness permitted pursuant to subsection 5.5(o)(ii), solely to the extent such Liens encumber no assets other than the assets of the Target encumbered by such Liens immediately prior to the Acquisition of such Target;

(y)                                 to the extent not included above, Prior Claims that are unregistered and secure amounts that are not yet due and payable;

(z)                                  with respect to Canadian Borrower or any Canadian Subsidiary, reservations in any original grants from the Crown of any land or interest therein, statutory exceptions to title, and reservations of mineral rights (including coal, oil and natural gas) in any grants from the Crown or from any other predecessor in title;

(aa)                          other Liens not described above securing obligations other than Indebtedness for borrowed money, provided the aggregate outstanding amount of the obligations secured thereby does not exceed the US Dollar Equivalent of $5,000,000;

(bb)                          Liens on Cafeteria Plan Flex Accounts; and

(cc)                            Liens on cash collateral securing obligations under Existing Letters of Credit.

5.2.                            Disposition of Assets.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

(a)                                 dispositions of inventory, or used, worn out uneconomical, obsolete, or surplus equipment, all in the Ordinary Course of Business; provided the mandatory prepayment, if any, required pursuant to subsection 1.8(c) is made;

(b)                                 dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8; provided, that (i) at the time of any disposition, no Specified Event of Default shall be continuing or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year the US Dollar Equivalent of $3,000,000;

(c)                                  dispositions of Cash Equivalents;

(d)                                 transactions permitted under subsection 5.1(k);

(e)                                  sales or discounting, on a non-recourse basis and in the Ordinary Course of Business, past due Accounts in connection with the collection or compromise thereof, provided the mandatory prepayment, if any, required pursuant to subsection 1.8(c) is made;

(f)                                   transactions permitted by Section 5.3, issuances of Stock and Stock Equivalents by Holdings pursuant to transactions permitted by Section 5.6(d) and Investments permitted by Section 5.4;

(g)                                  sales, transfers, leases and other dispositions by (i) any US Credit Party to any other US Credit Party (other than Holdings), (ii) any US Credit Party to a Canadian Credit Party (other than a US Credit Party) of property and assets (other than the Stock and Stock Equivalents of any US Credit Party or any Domestic Subsidiary thereof) with a fair market value not to exceed the US Dollar Equivalent of $2,000,000 during the term of this Agreement, (iii) any Canadian Credit Party to a US Credit Party of property and assets with a fair market value not to exceed the US Dollar Equivalent of $2,000,000 during the term of this Agreement, and (iv) by a Canadian Credit Party (other than a US Credit Party) to any other Canadian Credit Party (other than a US Credit Party), provided, in no event, shall any Borrower transfer all or substantially all of its assets to any other Person;

(h)                                 dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party provided the proceeds thereof are applied in accordance with subsection 1.8(c);

(i)                                     the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of a Credit Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of such Credit Party;

(j)                                    Liens permitted under Section 5.1 (to the extent constituting a transfer of Property);

(k)                                 terminations of leases, subleases, licenses, sublicenses or similar use and occupancy agreements by the applicable Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business that do not interfere in any material respect with the business of the Credit Parties or their Subsidiaries;

(l)                                     trade-ins and exchanges of equipment with third parties conducted in the Ordinary Course of Business to the extent substantially comparable (or better) equipment useful in the operation of the business of any Credit Party is obtained in exchange therefor; provided the mandatory prepayment if any, required pursuant to subsection 1.8(c) is made;

(m)                             dispositions of non-core assets (“non-core assets” to be determined by Holdings in the exercise of its reasonable good faith business judgment and to consist only of those assets designated as “non-core assets” pursuant to written notification by Holdings delivered to US Agent prior to the time the Permitted Acquisition pursuant to which such assets are acquired is consummated) acquired in connection with any Permitted Acquisition, provided that all of the following conditions are satisfied (unless otherwise agreed to by US Agent in writing):  (i) in the event an Event of Default shall have occurred and be continuing at the time of such disposition or, to the extent the purchase price therefor was paid with proceeds of Loans, the sales price from such disposition shall be paid in cash, (ii) the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8 and (iii) the EBITDA generated by such non-core assets shall not have been included in the calculation of EBITDA (as defined in Exhibit 4.2(b)) in respect of the applicable Permitted Acquisition;

(n)                                 sales, assignments or other transfers by US Borrower or any Subsidiary of US Borrower of the Stock and Stock Equivalents of Foreign Subsidiaries to Canadian Borrower or any Subsidiary thereof; and

(o)                                 dispositions of the Houston Property.

5.3.                            Consolidations and Mergers.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, amalgamate, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except Permitted Acquisitions and except upon not less than five (5) Business Days prior written notice to Agents, (a) any Subsidiary of the US Borrower may amalgamate or merge with, or dissolve or liquidate into, the US Borrower or a Wholly-Owned Subsidiary of the US Borrower, provided that such Borrower or such Wholly-Owned Subsidiary shall be the continuing or surviving entity; provided further that if a Credit Party is party to any such merger, dissolution or liquidation, a Credit Party shall be the surviving or continuing entity and all actions reasonably required by US Agent, including actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of US Agent, shall have been completed, (b) any Subsidiary of the Canadian Borrower may amalgamate or merge with, or dissolve or liquidate into, the Canadian Borrower or a Wholly-Owned Subsidiary of the Canadian Borrower, provided that such Borrower or such Wholly-Owned Subsidiary shall be the continuing or surviving entity; provided further that if a Credit Party is party to any such amalgamation or merger, dissolution or liquidation, a Credit Party shall be the surviving or continuing entity and all actions reasonably required by Canadian Agent, including actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Canadian Agent, shall have been completed, and (c) any Foreign Subsidiary (other than Canadian Borrower) may amalgamate or merge with or dissolve or liquidate into another Foreign Subsidiary provided if a First Tier Foreign Subsidiary or Canadian Subsidiary is a constituent entity in such amalgamation, merger, dissolution or liquidation, such First Tier Foreign Subsidiary or Canadian Subsidiary shall be the continuing or surviving entity.

5.4.                            Loans and Investments.  No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of amalgamation, merger, consolidation or other combination or (iii) make or purchase or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Borrower, any Affiliate of a Borrower or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)                                 Investments in cash and Cash Equivalents;

(b)                                 extensions of credit by (i) any US Credit Party (other than Holdings) to any other US Credit Party (other than Holdings) or by any Canadian Credit Party (other than a US Credit Party) to any other Canadian Credit Party (other than a US Credit Party), (ii) the US Borrower or any Domestic Subsidiary of the US Borrower to Foreign Subsidiaries of the US Borrower other than Canadian Subsidiaries not to exceed, when combined with outstanding extensions of credit permitted pursuant to subsection 5.4(b)(v) below and outstanding Contingent Obligations permitted pursuant to subsection 5.9(j), the US Dollar Equivalent of $7,500,000 in the aggregate at any time outstanding for all such extensions of credit, (iii) Canadian Borrower to a US Credit Party (other than Holdings), (iv) a US Credit Party (other than Holdings) to Canadian Borrower provided at the time of such extension of credit, Canadian Availability is zero and in no event in excess of the US Dollar Equivalent of $2,000,000 at any time outstanding for all such extensions of credit,  (v) the Canadian Borrower or any Subsidiary of the Canadian Borrower which is a Canadian Credit Party to Subsidiaries of the Canadian Borrower which are not a Canadian Credit Party not to exceed, when combined with outstanding extensions of credit permitted pursuant to subsection 5.4(b)(ii) above and outstanding Contingent Obligations permitted pursuant to subsection 5.9(j), the US Dollar Equivalent of $7,500,000 in the aggregate at any time outstanding for all such extensions of credit; provided, if the extensions of credit described in foregoing clauses (i), (ii), (iii), (iv) and (v) are evidenced by notes, such notes shall be pledged to the Appropriate Agent, for the benefit of the Secured Parties, (vi) a Foreign Subsidiary (other than a Canadian Credit Party) of the US Borrower to another Foreign Subsidiary (other than a Canadian Credit Party) of the US Borrower; (vii) a Foreign Subsidiary of the Canadian Borrower (which is not a Canadian Credit Party) to another Foreign Subsidiary of the Canadian Borrower (which is not a Canadian Credit Party); and (viii) a Foreign Subsidiary of Holdings (other than a Canadian Credit Party) to a Credit Party provided such Indebtedness is unsecured and subordinated to the Obligations in a manner satisfactory to US Agent;

(c)                                  loans and advances to employees, officers and directors in the Ordinary Course of Business not to exceed the US Dollar Equivalent of $1,000,000 in the aggregate at any time outstanding;

(d)                                 Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to subsection 5.2;

(e)                                  Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(f)                                   Investments consisting of non-cash loans made by Holdings to officers, directors and employees of a Credit Party which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of Holdings;

(g)                                  Investments (including Investments among the Credit Parties) existing on the Closing Date, which such Investments are set forth on Schedule 5.4 if such existing Investment is not among the Credit Parties and the amount of the initial investment was in excess of $1,000,000;

(h)                                 (i) capital contributions by Holdings to each of US Borrower and Canadian Borrower, (ii) creation of, and capital contributions to, Wholly-Owned Subsidiaries of (x) the US Borrower which are US Credit Parties and (y) the Canadian Borrower which are Canadian Credit Parties, (iii) reserved, (iv) creation of and capital contributions to, (x) Foreign Subsidiaries (other than the Canadian Subsidiaries) that are Wholly-Owned Subsidiaries of the US Credit Parties, by the US Credit Parties (y) Foreign Subsidiaries that are Wholly-Owned Subsidiaries of the Canadian Credit Parties, by the Canadian Credit Parties, provided, in either case, such capital contributions are funded with the proceeds of Excluded Equity Issuances, and (v) creation of and capital contributions to Foreign Subsidiaries (other than Canadian Subsidiaries) that are Wholly-Owned Subsidiaries of other Foreign Subsidiaries of the Credit Parties, by such other Foreign Subsidiaries;

(i)                                     to the extent constituting an Investment, Capital Expenditures and Contingent Obligations permitted hereunder;

(j)                                    extensions of trade credit in the Ordinary Course of Business;

(k)                                 to the extent constituting Investments, pledges and deposits in the Ordinary Course of Business to the extent permitted by subsection 5.1(e) or subsection 5.1(v);

(l)                                     reserved;

(m)                             Investments in deposit accounts and securities accounts opened in the Ordinary Course of Business and in compliance with the terms of the Loan Documents, in each case to the extent subject to a Control Agreement as required pursuant to Section 4.11;

(n)                                 to the extent constituting an Investment, the capitalization or forgiveness by any Credit Party or any of its Subsidiaries of Indebtedness owed to it by another Credit Party or any of its Subsidiaries (provided no Credit Party shall forgive any such Indebtedness while a Specified Event of Default has occurred and is continuing without the consent of US Agent);

(o)                                 the holding of accounts receivable owing to such Person if created in the Ordinary Course of Business and payable or dischargeable in accordance with customary terms;

(p)                                 to the extent constituting an Investment, prepayments and deposits to suppliers made in the Ordinary Course of Business;

(q)                                 Permitted Acquisitions (including, in each case, earnest money deposits in connection therewith);

(r)                                    reserved; and

(s)                                   other Investments (valued at cost at the time of each Investment) made after the Closing Date not to exceed the US Dollar Equivalent of $10,000,000 in the aggregate at any time outstanding (it being agreed that upon a return of all or any portion of such Investment, such Investment shall no longer be considered outstanding to the extent so returned).

Notwithstanding anything to the contrary set forth above, (i) the Credit Parties and their Subsidiaries may hold Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 5.4 and (ii) the Credit Parties and their Subsidiaries may make any Investments with the Net Issuance Proceeds of an Excluded Equity Issuance so long as (x) after giving effect to any such Investment, a Default or Event of Default would not otherwise exist, (y) such Investment does not constitute an Acquisition unless (I) Target has EBITDA, subject to pro forma adjustments acceptable to the US Agent for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero and (II) the Target’s line of business would not violate the provisions of Section 5.12 and (z) such Investment does not constitute a joint venture.

5.5.                            Limitation on Indebtedness.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)                                 the Obligations;

(b)                                 Indebtedness consisting of Contingent Obligations described in clause (a) of the definition thereof and permitted pursuant to Section 5.9;

(c)                                  Indebtedness (including Indebtedness among the Credit Parties) existing on the Closing Date which such Indebtedness is set forth on Schedule 5.5 if such existing Indebtedness is not among the Credit Parties and the amount of such outstanding indebtedness was in excess of $1,000,000, including Permitted Refinancings thereof;

(d)                                 Indebtedness not to exceed the US Dollar Equivalent of $3,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 5.1(h) and Permitted Refinancings thereof;

(e)                                  unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b);

(f)                                   Second Lien Indebtedness not to exceed $210,000,000 in the aggregate principal amount at any time outstanding issued pursuant to the Second Lien Indebtedness Documents, as such amount may be increased pursuant to and in accordance with the terms of the Intercreditor Agreement and, subject to the provisions of Section 5.11 hereof, Permitted Refinancings thereof;

(g)                                  Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business;

(h)                                 Indebtedness for bank overdrafts or returned items incurred in the Ordinary Course of Business that are promptly repaid;

(i)                                     Indebtedness of Holdings incurred pursuant to Holdings Loans;

(j)                                    reserved;

(k)                                 Indebtedness incurred pursuant to the last paragraph of Section 5.7 hereof;

(l)                                     unsecured Indebtedness of Holdings evidencing the purchase price of Stock of Holdings or options or warrants thereof purchased by Holdings from current or former officers, directors and employees, provided such Indebtedness is subordinated to the Obligations on terms acceptable to US Agent;

(m)                             unsecured Subordinated Indebtedness issued to sellers to satisfy a portion of the purchase price of a Permitted Acquisition so long as such Subordinated Indebtedness provides for no cash payment during the term of the Credit Agreement on account of principal, interest, fees or other amounts owing in respect thereof, such Subordinated Indebtedness has a maturity date no earlier than six (6) months after the Revolving Termination Date and such Subordinated Indebtedness is otherwise subject to subordination terms in favor of Agents, Lenders and L/C Issuers on terms and conditions acceptable to US Agent;

(n)                                 unsecured earnouts not to exceed the US Dollar Equivalent of $5,000,000 in the aggregate at any time outstanding incurred in connection with a Permitted Acquisition; provided, for purposes of this clause (n) earnouts shall be measured at the maximum amount thereof.

(o)                                 (i) unsecured Indebtedness of a Target existing at the time the Target becomes a Subsidiary of a Borrower (or is amalgamated, merged into or consolidated with a Credit Party (other than Holdings)) pursuant to a Permitted Acquisition or Indebtedness assumed by a Borrower or its Subsidiaries in respect of assets acquired by such Person pursuant to a Permitted Acquisition, but only to the extent that such Indebtedness was not incurred in connection with, as a result of, or in contemplation of, such Permitted Acquisition; provided, however, that in no event shall the aggregate amount of such Indebtedness outstanding at any time under this clause (o)(i) exceed the US Dollar Equivalent of 5,000,000 and (ii) secured Indebtedness of a Target existing at the time the Target becomes a Subsidiary of a Borrower (or is amalgamated, merged into or consolidated with a Credit Party (other than Holdings)) pursuant to a Permitted Acquisition or Indebtedness assumed by a Borrower or its Subsidiaries in respect of assets acquired by such Person pursuant to a Permitted Acquisition; provided, such Indebtedness (A) was not incurred in connection with, as a result of, or in contemplation of, such Permitted Acquisition, (B) is secured solely by assets of the Target so acquired and not by any assets of any Credit Party, (C) is not guaranteed by any Credit Party and (D) the aggregate amount of such Indebtedness outstanding at any time under this clause (o)(ii) does not exceed the US Dollar Equivalent of $5,000,000;

(p)                                 Indebtedness consisting of (i) letter of credit and/or revolving credit facilities (other than the ABN LC Facility) of Foreign Subsidiaries (other than Canadian Credit Parties) existing on the Closing Date and set forth on Schedule 5.5(p), (ii) one or more letter of credit and/or revolving credit facilities of Foreign Subsidiaries organized under the laws of the Republic of Korea obtained after the Closing Date provided the aggregate commitments of all such letter of credit facilities do not exceed the US Dollar Equivalent of $1,500,000, (iii) one or more letter of credit and/or revolving credit facilities of Foreign Subsidiaries organized under the laws of Japan obtained after the Closing Date provided the aggregate commitments of all such letter of credit and revolving credit facilities do not exceed the US Dollar Equivalent of $1,500,000, (iv) the ABN LC Facility and increases thereto representing additional Indebtedness thereunder not in excess of the US Dollar Equivalent of $5,000,000, (v) increases to any of the foregoing letter of credit and/or revolving credit facilities or new letter of credit and/or revolving credit facilities, in either case, made available to such Foreign Subsidiaries representing additional Indebtedness thereof not in excess of the US Dollar Equivalent of $10,000,000 in aggregate, and (vi) Permitted Refinancings thereof;

(q)                                 Indebtedness (not otherwise described in subsection 5.5(p)) of Foreign Subsidiaries (other than Canadian Credit Parties) (i) existing on the Closing Date and set forth on Schedule 5.5(q), (ii) increases to such Indebtedness in an aggregate amount not to exceed the US Dollar Equivalent of $1,500,000, (iii) incurred after the Closing Date in an aggregate amount not to exceed the US Dollar Equivalent of $4,000,000, and (iv) Permitted Refinancings of the foregoing; provided, in no event shall any such Indebtedness be guaranteed by any Credit Party or shall any Credit Party have any obligation in respect thereof or grant any security therefor (except, solely with respect to guarantees by Credit Parties of such Indebtedness, to the extent expressly permitted pursuant to subsection 5.9(j));

(r)                                    Indebtedness consisting of performance and surety bonds in favor of Indian tax and port authorities with respect to the importation of goods into India in the Ordinary

Course of Business by the Credit Parties and their Subsidiaries, to the extent required by such tax and port authorities;

(s)                                   other unsecured Indebtedness not exceeding in the aggregate at any time outstanding the US Dollar Equivalent of $5,000,000; and

(t)                                    Indebtedness under and in connection with Existing Letters of Credit.

5.6.                            Transactions with Affiliates.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

(a)                                 as expressly permitted by this Agreement or the other Loan Documents;

(b)                                 upon fair and reasonable terms materially no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and if a Responsible Officer of Holdings or any of its Subsidiaries has actual knowledge that such Person is an Affiliate and the value or consideration payable in such transaction exceeds the US Dollar Equivalent of $500,000 in the aggregate, which are disclosed in writing to Agent; provided, further, that in no event shall a Credit Party or any Subsidiary of a Credit Party perform or provide any management, consulting, administrative or similar services to or for any Person other than another Credit Party, a Subsidiary of a Credit Party or a customer who is not an Affiliate in the Ordinary Course of Business;

(c)                                  as set forth in Schedule 5.6; and

(d)                                 any issuances by Holdings of awards or grants of equity securities, employments agreements, stock options and stock ownership plans approved by Holdings’ or any Credit Party’s board of directors, board of managers or similar governing body, as applicable.

5.7.                            Management Fees and Compensation.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except:

(a)                                 for the items referred to in Section 5.6(d) above, compensation and any employee benefit allowance paid or provided to officers, directors and employees for actual services rendered to the Credit Parties (including severance) and their Subsidiaries, including the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans and indemnification of officers and employees, in each case, in the Ordinary Course of Business; and

(b)                                 payment of directors’ fees and reimbursement of actual out-of-pocket expenses and indemnities incurred by Persons in their capacities as directors and in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $250,000 in any Fiscal Year of the Borrower.

5.8.                            Use of Proceeds.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9.                            Contingent Obligations.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)                                 endorsements for collection or deposit in the Ordinary Course of Business;

(b)                                 Rate Contracts and Commodity Hedge Contracts, in each case, entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation, with prior written notice to US Agent;

(c)                                  Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)                                 Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(e)                                  Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with the Second Lien Indebtedness and Permitted Acquisitions and (ii) purchasers in connection with dispositions permitted under subsection 5.2;

(f)                                   Contingent Obligations arising under Letters of Credit;

(g)                                  Contingent Obligations arising under guarantees made in the Ordinary Course of Business of obligations of any Credit Party (other than Holdings), which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(h)                                 Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeals bonds, performance bonds, performance guarantees and other similar obligations;

(i)                                     product warranties provided by a Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business;

(j)                                    guarantees by US Credit Parties of Indebtedness of Foreign Subsidiaries (other than Canadian Foreign Subsidiaries) of the US Borrower in an aggregate amount not to exceed, when combined with the US Dollar Equivalent of the intercompany extensions of credit permitted pursuant to subsections 5.4(b)(ii) and 5.4(b)(v) outstanding at such time, the US Dollar Equivalent of $10,000,000;

(k)                                 reserved; and

(l)                                     other Contingent Obligations not exceeding the US Dollar Equivalent of $1,500,000 in the aggregate at any time outstanding.

5.10.                     Compliance with ERISA, Etc.  (a) No Credit Party shall permit its unfunded pension fund and other employee benefit plan obligation and liabilities to remain unfunded other than in accordance with applicable law and (b) no ERISA Affiliate shall cause or suffer to exist (a) any event that could reasonably be expected to result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that could reasonably be expected to result, in the aggregate, have a Material Adverse Effect.  No Credit Party shall cause or suffer to exist any event that would result in the imposition of a Lien with respect to any Benefit Plan.

5.11.                     Restricted Payments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness or (iv) make any cash prepayment, redemption, purchase, retirement, defeasance, sinking fund or similar payment, of principal of the Second Lien Indebtedness (the items described in clauses (i), (ii), (iii) and (iv) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of a Borrower may declare and pay dividends to a Borrower or any Wholly-Owned Subsidiary of a Borrower, and except that:

(a)                                 Holdings may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents; and

(b)                                 the Borrowers may make distributions to Holdings which are promptly used by Holdings to redeem or repurchase, or to make distributions to Parent which are promptly used by Parent to redeem or repurchase, from current or former officers, directors and employees (or their current or former spouses, their estates, their estate planning vehicles or their family members) Stock and Stock Equivalents provided all of the following conditions are satisfied:

(i)                                     no Specified Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii)                                  the aggregate Restricted Payments permitted during the term of this Agreement (excluding Restricted Payments permitted under Section 5.11(k) shall not exceed the US Dollar Equivalent of $3,000,000; provided the foregoing limits shall not apply to the extent of any redemption or repurchase funded with the proceeds of any Excluded Equity Issuance; and

(iii)                               after giving effect to such Restricted Payments, US Availability is not less than $5,000,000 and Canadian Availability is not less than the US Dollar Equivalent of $2,500,000; provided the foregoing limits shall not apply to the extent of any redemption or repurchase funded with the proceeds of any Excluded Equity Issuance; and

(iv)                              such Restricted Payments and redemption is permitted under the Second Lien Indebtedness Documents;

(c)                                  in the event US Borrower files a consolidated, combined, unitary or similar type income tax return with Holdings, the US Borrower may make distributions to Holdings to permit Holdings to pay federal and state income taxes then due and payable, franchise taxes and other similar licensing expenses incurred in the Ordinary Course of Business provided, that the amount of such distribution shall not be greater than the amount of such taxes or expenses that would have been due and payable by the US Borrower and its relevant Subsidiaries had the US Borrower not filed a consolidated, combined, unitary or similar type return with Holdings;

(d)                                 the Credit Parties may make distributions to Holdings which are promptly used by Holdings to pay, or to make distributions to Parent which are promptly used by Parent to pay, overhead expenses, professional fees and expenses and directors fees and expenses, in any case, incurred in the Ordinary Course of Business;

(e)                                  Holdings may repurchase shares of Stock or Stock Equivalents issued by Holdings to current or former officers, directors and employees of Holdings or any of its Subsidiaries (or its current or former spouses, their estates, their estate planning vehicles or their family members) by cancellation of notes permitted pursuant to subsection 5.4(f) and/or by issuance of notes permitted pursuant to subsection 5.5(l);

(f)                                   reserved;

(g)                                  the Credit Parties may make distributions to Holdings to allow (i) Holdings to make cash payments of compensation and other items described in Section 5.7(a) owing to or in respect of members of management employed by Holdings or (ii) Holdings to make distributions to Parent to allow Parent promptly to make cash payments of compensation and other items described in Section 5.7(a) owing to or in respect of members of management employed by Parent to the extent such amounts are attributable to the ownership and operation of Holdings and its Subsidiaries;

(h)                                 Holdings may make distributions to Parent which are promptly used by Parent to repurchase fractional shares of its respective Stock and Stock Equivalents from officers, directors and employees of Holdings or any of its Subsidiaries or Parent not to exceed $100,000 in the aggregate during the duration of this Agreement;

(i)                                     reserved;

(j)                                    the Credit Parties may pay, as and when due and payable, regularly scheduled non-accelerated payments of principal and interest on account of Subordinated Indebtedness subject to the terms hereof and the subordination provisions with respect thereto;

(k)                                 US Credit Parties may make Restricted Payments of Second Lien Indebtedness to the extent constituting (i) mandatory prepayments (including offers to redeem) under Sections 5.10 and 5.14 of the Second Lien Indenture, in each case, pursuant to and in accordance with the terms and conditions of the Second Lien Indenture as in effect on the date hereof or in any corresponding provision in connection with a Permitted Refinancing thereof; provided, such mandatory prepayments shall be made only so long as any corresponding mandatory prepayment of the Loans required pursuant to Section 1.8 hereof has been made, to the extent required by such section or any prepayment required as a result of an Event of Default under Section 7.1(k), and (ii) voluntary prepayments thereof so long as before and after giving effect to such voluntary prepayment, (1) no Specified Event of Default shall have occurred and be continuing or arise as a result of such prepayment and (2) the sum of (y) Aggregate Availability and (z) the aggregate amount of unrestricted cash of the US Credit Parties and the Canadian Credit Parties, in each instance, maintained in deposit accounts which are subject to a deposit account control agreement in favor of the applicable Agent, equals an amount not less than $10,000,000; and

(l)                                     Holdings may make Restricted Payments of the kind described in items (i) and (ii) of the definition thereof set forth in the lead in to this Section 5.11 and not otherwise described in clauses (a) through (k) above with the Net Issuance Proceeds of an Excluded Equity Issuance by Holdings so long as, after giving effect to any such Restricted Payment, no Event of Default otherwise would exist.

5.12.                     Change in Business.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof or related, complementary or ancillary thereto.  Holdings shall not engage in any business activities or own any Property other than (i) ownership of the Stock and Stock Equivalents of the Borrowers and activities ancillary thereto, (ii) activities and contractual rights incidental to maintenance of its corporate existence, (including the incurrence of any corporate overhead), (iii) the hiring and employment of members of the management of Borrower and activities reasonably related thereto, (iv) performance of Holding’s obligations under the Second Lien Indebtedness Documents to which it is a party, (v) finding potential Targets for Acquisitions, negotiating the acquisition thereof and being a party to the applicable acquisition agreement (and performing its obligations thereunder); and (vi) activities of Holdings expressly permitted hereunder.

5.13.                     Change in Structure.  Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to amend any of its Organization Documents in any respect materially adverse to an Agent (in its capacity as such) or Lenders (in their capacities as such).

5.14.                     Changes in Accounting, Name and Jurisdiction of Organization.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP,

(ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party; provided, the fiscal year of a Target of a Permitted Acquisition may be changed so as to conform such fiscal year with that of the Credit Parties, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization or domicile (within the meaning of the Civil Code of Quebec), in the case of clauses (iii) and (iv), without at least twenty (20) days’ prior written notice to Agents and the acknowledgement of Agents that all actions required by the Appropriate Agent, including those to continue the perfection of its Liens, have been completed.

5.15.                     Amendments to Second Lien Indebtedness Documents and Subordinated Indebtedness.  No Credit Party shall and no Credit Party shall permit any of its Subsidiaries, to amend, supplement, waive or otherwise modify any provision of (i) any Subordinated Indebtedness except to the extent permitted by the subordination terms with respect thereto, and (ii) any Second Lien Indebtedness Document except to the extent permitted by the Intercreditor Agreement.

5.16.                     No Negative Pledges.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Credit Party, other than as set forth in this Agreement or the other Loan Documents and except for customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 5.2 pending the consummation of such sale.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of an Agent, whether now owned or hereafter acquired except (a) in connection with any document or instrument governing Liens permitted pursuant to subsections 5.1(h), 5.1(i) and 5.1(w) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens, (b) with respect to operating leases and other third-party contracts, customary limitations on the ability of a party thereto to assign its interests in the underlying contract without the consent of the other party thereto (provided nothing therein limits the ability of a party thereto to assign its interests in and to all proceeds derived from or in connection with such contract) and (c) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 5.2 pending the consummation of such sale.

5.17.                     OFAC; Patriot Act.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.27 and Section 3.28.

5.18.                     Sale-Leasebacks.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.19.                     Hazardous Materials.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate in violation of Environmental Law which would reasonably be expected to give rise to Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Subsidiary of any Credit Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE VI -

FINANCIAL  COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than (i) contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and (ii) Letter of Credit Obligations collateralized in the manner set forth in Section 7.4) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

6.1.                            Interest Coverage Ratio.  As of the last day of the Fiscal Quarter ending June 30, 2012 and any Fiscal Quarter thereafter, the Credit Parties shall not permit the Interest Coverage Ratio for the twelve fiscal month period ending on such date to be less 2.50 to 1.00.  “Interest Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.2.                            Leverage Ratio.  As of the last day of the Fiscal Quarter ending June 30, 2012 and any Fiscal Quarter thereafter, the Credit Parties shall not permit the Leverage Ratio for the twelve fiscal month period ending on such date to be greater than 3.25 to 1.00.  “Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

ARTICLE VII -

EVENTS OF DEFAULT

7.1.                            Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)                                 Non-Payment.  Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b)                                 Representation or Warranty.  Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other written statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or

(c)                                  Specific Defaults.  Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of (i) subsection 4.3(a) or 9.10(d), Sections 4.6, 4.9, Article V or Article VI hereof or (ii) Section 4.1, 4.2(a), 4.2(b) or 4.2(d) and, solely with respect to this clause (ii), such failure shall not have been cured within five (5) Business Days; or

(d)                                 Other Defaults.  Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by an Agent or Required Lenders; or

(e)                                  Cross Default.  Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant (after all applicable grace periods), or any other event shall occur or condition exist (after all applicable grace periods), under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after giving effect to any cure or waiver of such failure, event or condition actually made or obtained, such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f)                                   Insolvency; Voluntary Proceedings.  Any Credit Party or any Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted pursuant to Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)                                  Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h)                                 Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $5,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor or amounts covered by third party indemnification obligations of a third person acceptable to US Agent), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of forty-five (45) days after the entry thereof; or

(i)                                     Non Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)                                    Collateral.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(k)                                 Ownership.  (i) any person or group of persons (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended) other than Sponsor, Sponsor’s Controlled Investment Affiliates or the Additional Management Advisors shall have acquired (or have the right to acquire) beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated by the SEC under said Act) of thirty-five percent (35%) or more of the outstanding shares (or of the combined voting power) of the Stock of Parent entitled to vote generally in the election of directors of Parent; or (ii) Parent ceases to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of Holdings; or (iii) Holdings ceases to own one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of each Borrower, in each instance in clauses (ii) and (iii), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agents, for the benefit of the Secured Parties, Subordinated Second Liens and other Permitted Liens; or (iv) a “Change of Control” (as defined in the Second Lien Indebtedness Documents) shall occur; or

(l)                                     Invalidity of Subordination Provisions.  The lien subordination provisions of the Intercreditor Agreement or the subordination provisions of any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Credit Parties shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

7.2.                            Remedies.  Upon the occurrence and during the continuance of any Event of Default, Agents may, and shall at the request of the Required Lenders:

(a)                                 declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be suspended or terminated, whereupon such Commitments shall forthwith be suspended or terminated;

(b)                                 declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of either Agent, any Lender or the L/C Issuer.

7.3.                            Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4.                            Cash Collateral for Letters of Credit.  If a Specified Event of Default has occurred and is continuing, this Agreement (or the Commitment of each Lender) shall be terminated for any reason or if otherwise required by the terms hereof, either Agent may, and upon request of Required US Lenders or Required Canadian Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the applicable Borrowers shall thereupon deliver to the Appropriate Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 102% of the amount of Letter of Credit Obligations, or a letter of credit on terms and conditions, in form and substance and issued by an issuer reasonably acceptable to the Appropriate Agent, in either instance, as additional collateral security for Obligations in respect of any outstanding Letter of Credit.  The Appropriate Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit in respect thereof.  Pending such application, the Appropriate Agent may (but shall not be obligated to) invest the same in an interest bearing account in such Agent’s name, for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select.  If the Specified Event of Default for which cash collateral or a backstop letter of credit was required hereunder is cured or waived, and no other Specified Event of Default has occurred and is continuing, then the Appropriate Agent shall promptly return to the applicable Borrower such cash collateral or backstop letter of credit upon such Borrower’s written request and instruction.

ARTICLE VIII -

AGENT

8.1.                            Appointment and Duties.

(a)                                 Appointment of Agent.

(i)                                     Each Lender and each L/C Issuer hereby appoints Chase (together with any successor US Agent pursuant to Section 8.9) as US Agent hereunder and authorizes US Agent to (x) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (y) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to US Agent under such Loan Documents and (z) exercise such powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, each Lender acknowledges that it has received a copy of the Intercreditor Agreement, consents to and authorizes the Agents’ execution thereof on behalf of such Lender and agrees to be bound by the terms and provisions thereof.

(ii)                                  Each Lender and each L/C Issuer hereby appoints Chase Canada (together with any successor Canadian Agent pursuant to Section 8.9) as Canadian Agent hereunder and authorizes Canadian Agent to (x) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (y) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Canadian Agent under such Loan Documents and (z) exercise such powers as are reasonably incidental thereto.

(b)                                 Duties as Collateral and Disbursing Agent.

(i)                                     Without limiting the generality of clause (a) above, US Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the US Lenders and the US L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agents, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to US Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that US Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(ii)                                  Without limiting the generality of clause (a) above, Canadian Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Canadian Lenders and the Canadian L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Canadian Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Canadian Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)                                  Limited Duties.  Under the Loan Documents, Agents  (i) are acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, “US Agent” or “Canadian Agent” the terms “agent”, “Agent”, “US Agent”, “Canadian Agent” and “collateral agent” and similar terms in any Loan Document to refer to the Appropriate Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against any Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

(d)                                 Quebec Collateral.

(i)                                     For greater certainty, and without limiting the powers of Canadian Agent, each of the Secured Parties (and each subsequent maker of any Loan by its making thereof) hereby irrevocably constitutes Chase Canada as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by any Credit Party on property pursuant to the laws of the Province of Québec in order to secure obligations of any Credit Party under any bond, debenture or similar title of indebtedness, issued by any Credit Party, and hereby agrees that Chase Canada, as Canadian Agent, may act as the bondholder and mandatary (i.e. agent) with respect to any shares, capital stock or other securities or any bond, debenture or similar title of indebtedness that may be issued by any Credit Party and pledged in favour of Chase Canada, as Canadian Agent, for the benefit of the Secured Parties. To the extent necessary, each Secured Party appoints and authorizes Chase Canada, as Canadian Agent, to act as agent and custodian for and on behalf of the Secured Parties to hold any bond, debenture and or similar titles of indebtedness issued under any hypothec and pledged in favor of the Secured Parties and to execute the related pledge agreement.  The execution by Chase Canada, acting as fondé de pouvoir and mandatary, prior to the Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed.

(ii)                                  Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Québec), Chase Canada may acquire and be the holder of any bond or debenture issued by any Credit Party (i.e. the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Credit Party).

(iii)                               The constitution of Chase Canada as fondé de pouvoir and as bondholder and mandatary with respect to any bond, debenture, shares, capital stock or other securities that may be issued and pledged from time to time to Canadian Agent for the benefit of the Secured Parties, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Secured Parties’ rights and obligations under the Agreement by the execution of an assignment, including an Assignment or other agreement pursuant to which it becomes such assignee or participant, and by each successor Canadian Agent by the execution of an Assignment or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent under the Agreement.

(iv)                              Chase Canada acting as fondé de pouvoir shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of Canadian Agent in the Agreement, which shall apply mutatis mutandis to Chase Canada acting as fondé de pouvoir.

(v)                                 The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.  Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

8.2.                            Binding Effect.  Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by an Agent, Required US Lenders, Required Canadian Lenders or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by an Agent in reliance upon the instructions of Required US Lenders, Required Canadian Lenders or Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by an Agent, Required US Lenders, Required Canadian Lenders or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3.                            Use of Discretion.

(a)                                 No Action without Instructions.  No Agent shall be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders, Required US Lenders or Required Canadian Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)                                 Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, no Agent shall be required to take, or to omit to take, any action (i) unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to such Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against such Agent or any Related Person thereof or (ii) that is, in the opinion of such Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

8.4.                            Delegation of Rights and Duties.  Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article VIII to the extent provided by such Agent.

8.5.                            Reliance and Liability.

(a)                                 Each Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)                                 None of the Agents or its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, the Borrower and each other Credit Party hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence, bad faith or willful misconduct of such Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, no Agent:

(i)                                     shall be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders, Required US Lenders or Required Canadian Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of such Agent, when acting on behalf of such Agent);

(ii)                                  shall be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)                               makes any warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by such Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by such Agent in connection with the Loan Documents; and

(iv)                              shall have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case such Agent shall promptly give notice of such receipt to the other Agent and all Lenders); and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Holdings and the Borrower hereby waives and agrees not to assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agents based thereon.

8.6.                            Agent Individually.  Each Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as an Agent and may receive separate fees and other payments therefor.  To the extent either Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender”, “Required US Lender”, “Required Canadian Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, such Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required US Lenders or Required Canadian Lenders, respectively.

8.7.                            Lender Credit Decision.

(a)                                 Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon either Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by an Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or L/C Issuers, no Agent shall have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of such Agent or any of its Related Persons.

(b)                                 If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agents and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to an Agent and the Credit Parties upon request therefor by Agents or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with an Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8.                            Expenses; Indemnities.

(a)                                 Each Lender agrees to reimburse each Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by such Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)                                 Each Lender further agrees to indemnify each Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against such Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to an Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)                                  To the extent required by any applicable law, each Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that an Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify an Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or such Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by such Agent, including legal expenses, allocated internal costs and out-of-pocket expenses.  Each Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which such Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9.                            Resignation of Agent or L/C Issuer.

(a)                                 Either Agent may resign at any time by delivering notice of such resignation to the other Agent, Lenders and the Borrowers, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date of such notice shall be effective.  If an Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent.  If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior written consent of Holdings, which may not be unreasonably withheld but shall not be required during the continuance of a Specified Event of Default.  Notwithstanding anything to the contrary set forth herein, each Agent may resign concurrently with, and effective upon, the consummation by the Second Lien Lenders of the purchase option set forth in the Intercreditor Agreement in accordance with the terms and conditions thereof.

(b)                                 Effective immediately upon the effectiveness of its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the retiring Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, obligations, privileges and duties of the retiring Agent under the Loan Documents.

(c)                                  Any L/C Issuer may resign at any time by delivering notice of such resignation to Agents, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective.  Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

8.10.                     Release of Collateral or Guarantors.  Each Lender and L/C Issuer hereby consents to the release and hereby directs the Appropriate Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)                                 any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.13; and

(b)                                 any Lien held by the Appropriate Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.13 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) or (i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Commitment of each Lender, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations (other than unasserted contingent indemnification obligations) under the Loan Documents and all Obligations arising under Secured Rate Contracts, that the Appropriate Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral, in the case of any Letter of Credit Obligation, receipt by the Appropriate Agent of a back-up letter of credit) in amounts and on terms and conditions and with parties satisfactory to such Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) and (D) to the extent requested by an Agent, receipt by such Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to such Agent.

Each Lender and L/C Issuer hereby directs each Agent, and each Agent hereby agrees, upon receipt of reasonable advance notice from the appropriate Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11.                     Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agents and all other Secured Parties, that such Secured Party is bound by (and, if requested by an Agent, shall confirm such agreement in a writing in form and substance acceptable to such Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 (and, solely with respect to L/C Issuers, subsection 1.1(c)) and the decisions and actions of Agents, the Required Lenders, the Required US Lenders or the Required Canadian Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agents, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE IX -

MISCELLANEOUS

9.1.                            Amendments and Waivers.  (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Agent, the Required Lenders (or by Agents with the consent of the Required Lenders), and the Borrowers and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agents with the consent of all the Lenders directly affected thereby), in addition to Agents, the Required Lenders (or by Agents with the consent of the Required Lenders) and the Borrowers, do any of the following:

(i)                                     increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));

(ii)                                  postpone or delay any date fixed for, or reduce or waive, any payment of principal on the Revolving Termination Date or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or any L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than under subsection 1.8(b)) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii)                               reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv)                              change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(v)                                 amend this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(vi)                              discharge any material Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents; it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) and (vi).

(b)                                 No amendment, waiver or consent shall, unless in writing and signed by the Appropriate Agent, the applicable Swingline Lender or the applicable L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agents with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of such Agent, such Swingline Lender or such L/C Issuer, as applicable, under this Agreement or any other Loan Document.  No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by Chase or an Affiliate of Chase.

(c)                                  No amendment or waiver shall, unless signed by US Agent and Required US Lenders (or by US Agent with the consent of Required US Lenders) in addition to the Required Lenders (or by US Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any US Revolving Loan (or of any US L/C Issuer to issue any Letter of Credit) in Section 2.2; (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of US Lenders to make any US Revolving Loan (or of any US L/C Issuer to issue any Letter of Credit) in Section 2.2; (iii) amend or waive this subsection 9.1(c) or the definitions of the terms used in this subsection 9.1(c) insofar as the definitions affect the substance of this subsection 9.1(c); and (iv) change the definition of the term Required US Lenders.

(d)                                 No amendment or waiver shall, unless signed by Canadian Agent and Required Canadian Lenders (or by Canadian Agent with the consent of Required Canadian Lenders) in addition to the Required Lenders (or by Canadian Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Canadian Revolving Loan (or of any Canadian L/C Issuer to issue any Letter of Credit) in Section 2.2; (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Canadian Lenders to make any Canadian Revolving Loan (or of any Canadian L/C Issuer to issue any Letter of Credit) in Section 2.2; (iii) amend or waive this subsection 9.1(d) or the definitions of the terms used in this subsection 9.1(d) insofar as the definitions affect the substance of this subsection 9.1(d); and (iv) change the definition of the term Required Canadian Lenders.

(e)                                  Notwithstanding anything to the contrary contained in this Section 9.1, (x) the Borrower may amend Schedules 3.19 and 3.21 upon notice to Agents, (y) each Agent may amend Schedule 1.1(b) to reflect Sales entered into pursuant to Section 9.9, and (z) Agents and the Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties.

9.2.                            Notices.

(a)                                 Addresses.  All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agents prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agents prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of an Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, Agents and the Swingline Lenders, to the other parties hereto and (B) in the case of all other parties, to the Borrowers and Agents; provided, notices sent to the Borrowers of the existence of an Event of Default, the imposition of default interest, the election of Agents and/or Required Lenders to suspend the making of Revolving Loans and the issuance of Letters of Credit in accordance with Section 2.2 and the exercise by either Agent and/or Required Lenders of their respective enforcement rights and remedies hereunder shall not be provided solely via Intralinks®.  Transmissions made by electronic mail or E-Fax to an Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of such Agent applicable at the time and previously communicated to Borrowers, and (z) if receipt of such transmission is acknowledged by such Agent.

(b)                                 Effectiveness.

(i)                                     All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to an Agent pursuant to Article I shall be effective until received by such Agent.

(ii)                                  The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)                                  Each Lender shall notify Agents in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as an Agent shall reasonably request.

9.3.                            Electronic Transmissions.

(a)                                 Authorization.  Subject to the provisions of subsection 9.2(a), each of Agents, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)                                 Signatures.  Subject to the provisions of subsection 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the PPSA, the Electronic Commerce Act, 2000 (Ontario), the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)                                  Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by an Agent and Credit Parties in connection with the use of such E-System.

(d)                                 LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF AGENTS, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY AGENTS, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of the Borrowers, each other Credit Party executing this Agreement and each Secured Party agrees that no Agent has responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4.                            No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of an Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Credit Party, any Affiliate of any Credit Party, an Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5.                            Costs and Expenses.  Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of an Agent, Required Lenders, Required US Lenders or Required Canadian Lenders shall be at the expense of such Credit Party, and neither an Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein.  In addition, the Borrowers agree to pay or reimburse upon demand (a) each Agent for all reasonable, documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agents, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, to the extent permitted hereunder, (b) each Agent for all reasonable costs and out-of-pocket expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the reasonable, documented out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by such Agent for its examiners) to the extent required by the terms hereof, (c) each of each Agent, its Related Persons, and L/C Issuer for all reasonable, documented costs and out-of-pocket expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Second Lien Indebtedness Document (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) ees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.

9.6.                            Indemnity.

(a)                                 Each Credit Party agrees to indemnify, hold harmless and defend each Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Second Lien Indebtedness Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing

(collectively, the “Indemnified Matters”).  WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF EACH CREDIT PARTY AND EACH CREDIT PARTY AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE; provided, however, that notwithstanding the foregoing, no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, each of the Borrowers and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person, to the extent such liability has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(b)                                 Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7.                            Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8.                            Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Agent and each Lender.

9.9.                            Assignments and Participations; Binding Effect.

(a)                                 Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrowers, the other Credit Parties signatory hereto and Agents and when US Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrowers, the other Credit Parties hereto (in each case except for Article VIII), each Agent, each Lender and each L/C Issuer party hereto and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 8.9), none of Holdings, the Borrowers, any other Credit Party, any L/C Issuer or Agents shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)                                 Right to Assign.  Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agents and each L/C Issuer that is a Lender and, as long as no Specified Event of Default is continuing, the Borrowers (which acceptances of L/C Issuer and the Borrowers shall be deemed to have been given unless an objection is delivered to US Agent within five (5) Business Days after notice of a proposed Sale is delivered to the Borrowers); provided, however, that (v) such Sales must be ratable among the obligations owing to and owed by such Lender (and its Affiliates and Approved Funds) with respect to US Revolving Loans and Canadian Revolving Loans (and the Commitments with respect thereto), (w) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000 with respect to each of the US Revolving Loan Commitment and the Canadian Revolving Loan Commitment, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrowers (to the extent Borrowers’ consent is otherwise required) and Agents, (x) interest accrued prior to and through the date of any such Sale may not be assigned, (y) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lenders shall be subject to Agents’ prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in subsection 1.11(e)(v) and (z) the Borrowers’ consent shall be required (and may be withheld in the Borrowers’ discretion notwithstanding the foregoing) with respect to an assignment to (I) any Person identified on the List of Identified Financial Institutions prepared by Borrowers and delivered to US Agent prior to the Closing Date (as such list is in effect on the Closing Date without any revision or update thereto not consented to in writing by US Agent in its sole discretion), which List of Identified Financial

Institutions shall be provided to any Lender (or prospective Lender) upon such Lender’s (or prospective Lender’s) request and (II) a Person (A) who is set forth on the List of Competitors (which List of Competitors shall be provided to any Lender (or prospective Lender) upon such Lender’s (or prospective Lender’s) request) prepared by Borrowers and delivered to US Agent prior to the Closing Date (as such list may be updated not more than two (2) times during any twelve (12) consecutive month period; provided any new Person added to such list shall be reasonably determined by US Agent and Borrowers to be in direct competition with the business of the Borrowers as conducted on the date hereof) (each Person included on such List of Competitors, a “Competitor”), (B) a Person who owns, directly or indirectly, a majority of the equity securities of a Competitor (such Person, a “Competitor Owner”), (C) a Person who is controlled by a Competitor Owner (for the purposes hereof, “control” being the power to direct or cause the direction of management and policies of a person, whether by contract or otherwise) or (D) a direct or indirect Subsidiary of a Competitor; provided, further, that the List of Identified Financial Institutions shall not be permitted to be updated more than one (1) time during any twelve (12) consecutive month period or, in any event, without the consent of US Agent.  Neither any Agent nor any assigning Lender shall have any duty to inquire as to whether any prospective Lender is a Person described in the preceding clauses (I) or (II), nor shall any Agent or any assigning Lender incur any liability to any Credit Party or any other Person for consummating a Sale to a Person described in the preceding clauses (I) or (II), it being agreed to and understood that the applicable Assignment shall contain representations and warranties by the assignee Lender that it is not a Person described in the preceding clauses (I) or (II) and such assignee Lender shall be solely liable for any breach of such representation and warranty.  An Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Indebtedness or an Affiliate of such a holder, or to a Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c)                                  Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Appropriate Agent an Assignment via an electronic settlement system designated by Agents (or, if previously agreed with Agents, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agents), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to the Appropriate Agent, unless waived or reduced by such Agent; provided that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent).  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of subsection 9.9(b), upon Agents (and the Borrowers, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment to the extent applicable.

(d)                                 Effectiveness.  Subject to the recording of an Assignment by US Agent in the Register pursuant to subsection 1.4(b) to the extent applicable, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e)                                  Grant of Security Interests.  In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agents; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)                                   Participants and SPVs.  In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agents, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agents or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such

Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a).  No party hereto shall institute (and the Borrowers and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

9.10.                     Non-Public Information; Confidentiality.

(a)                                 Non-Public Information.  Each Agent, each Lender and each L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b)                                 Confidential Information.  Each Lender, each L/C Issuer and each Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrowers’ consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related

Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons.  In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c)                                  Tombstones.  Each Credit Party consents to the publication by Agents or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using a Borrower’s or any other Credit Party’s name, product photographs, logo or trademark.  An Agent or such Lender shall provide a draft of any advertising material to Borrowers within a reasonable period of time prior to publication for review and consent (which consent shall not be unreasonably withheld) prior to the publication thereof.

(d)                                 Press Release and Related Matters.  No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to Chase, Chase Canada or of any of their Affiliates, the Loan Documents or any transaction contemplated therein to which Agent is party without the prior consent of Chase or Chase Canada, as applicable, except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Chase or Chase Canada, as applicable.

(e)                                  Distribution of Materials to Lenders and L/C Issuers.  The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agents, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agents to download copies of their logos from its website and post copies thereof on an E-System.

(f)                                   Material Non-Public Information.  The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agents, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agents (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swing Loan requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11.                     Set-off; Sharing of Payments.

(a)                                 Right of Setoff.  Each of each Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by such Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of a Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agents or Required Lenders.  Each of each Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrowers and Agents after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agents, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b)                                 Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agents in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agents and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.  If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to the Appropriate Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 1.11(e).

9.12.                     Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13.                     Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14.                     Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15.                     Independence of Provisions.  The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16.                     Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agents, each Lender and other parties hereto, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agents merely because of Agents’ or Lenders’ involvement in the preparation of such documents and agreements.  Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17.                     No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuers party hereto, Agents and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  None of the Agents or any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18.                     Governing Law and Jurisdiction.

(a)                                 Governing Law.  The laws of the State of Texas shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(b)                                 Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of Texas, City of Austin, Texas, or of the United States of America sitting in Austin, Texas and, by execution and delivery of this Agreement, the Borrowers and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agents to commence any proceeding in the federal or state courts of any other jurisdiction to the extent an Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)                                  Service of Process.  Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein).  Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)                                 Non-Exclusive Jurisdiction.  Nothing contained in this Section 9.18 shall affect the right of an Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19.                     Waiver of Jury Trial.  THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.20.                     Entire Agreement; Release; Survival.  THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(a)                                 NOTICE UNDER TEXAS LAW - THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  THIS INSTRUMENT MAY BE AMENDED ONLY BY AN INSTRUMENT IN WRITING EXECUTED BY THE PARTIES HERETO.

(b)                                 Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each of the Borrowers and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)                                  (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses), and 9.6 (Indemnity), and Articles VIII (Agent) and X (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21.                     Patriot Act.  Each Lender that is subject to the Patriot Act and Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) hereby notifies the Credit Parties that pursuant to the requirements of such laws, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with each such Act.

9.22.                     Replacement of Lender.  Within forty-five days after: (i) receipt by the a Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender (other than an Agent or an Affiliate of an Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, such Borrower may, at its option, notify Agents and such Affected Lender (or such non-consenting Lender) of such Borrower’s intention to obtain, at such Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agents.  In the event such Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that such Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.  In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, such Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by such Borrower, the Replacement Lender and the Appropriate Agent, shall be effective for purposes of this Section 9.22 and Section 9.9.  Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, an Agent or a Borrower may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days prior notice to such Lender or an Impacted Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par; provided, such Replacement Lender identified by a Borrower shall be reasonably acceptable to the Agents.  Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23.                     Joint and Several.  The obligations of (a) the Credit Parties hereunder and under the other Loan Documents are joint and several with respect to such Credit Parties in accordance and to the extent set forth herein and in the other Loan Documents and (b) the Canadian Credit Parties are joint and several with respect to such Credit Parties in accordance and to the extent set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.

9.24.                     Creditor-Debtor Relationship.  The relationship between each Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor.  No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25.                     Risk Participation.

(a)                                 Prior to the occurrence of a Reallocation Event, all payments of principal, accrued interest and fees, including all optional and mandatory prepayments of principal made pursuant to Section 1.7 and 1.8 of this Agreement, shall be applied in accordance with the terms of this Agreement (other than this Section 9.25).

(b)                                 On the date of a Reallocation Event, the Lenders shall automatically be deemed to have purchased and sold (without any obligation to advance funds), effective as of the date of such Reallocation Event, sufficient participations in the other Loans so that, as a result of such purchases and sales, all of the Lenders of each Loan will hold an interest in each of the Revolving Loans in proportion to their respective Reallocation Percentages.

(c)                                  After the occurrence of a Reallocation Event, subject to subsection 1.10(c), all payments made with respect to the Loans and proceeds of Collateral securing the Loans shall be applied by the Agents to each Loan and distributed by the Agents to all of the Lenders in accordance with their respective Reallocation Percentages (it being understood that neither payments made by the Canadian Borrower nor proceeds of the Canadian Borrower’s or any of its Subsidiary’s shall be applied to the US Loans; it being understood and agreed, however, that in the case of any such Foreign Subsidiary all of the outstanding voting equity interest of which are owned by a Credit Party that is incorporated or otherwise organized under the laws of a State of the United States of America, payments with respect to or proceeds of 65% of such Subsidiary’s outstanding voting equity interest and 100% of such Foreign Subsidiary’s outstanding non-voting equity interest may be applied to the US Loans).

(d)                                 Each Lender holding a participation acquired pursuant to this Section 9.25 shall be deemed to be a holder of such participation for all purposes of this Agreement.

(e)                                  Each Lender’s obligations to purchase participations or to make post-Reallocation Event advances under this Agreement are, subject to all applicable laws, absolute and unconditional, shall be made without setoff, counterclaim or deduction of any kind, and shall not be subject to the defense of commercial frustration or failure of performance by any Credit Party or any so-called suretyship or similar equitable or legal discharges or defenses, including, without limitation, (i) the financial condition of any Credit Party at any time, (ii) the insolvency or bankruptcy of any Credit Party or the inability of any Credit Party to pay its debts as they accrue, (iii) the discharge of any obligations of any Credit Party in any bankruptcy or other insolvency proceeding, (iv) the invalidity of any documents evidencing or securing any obligations of any Credit Party under any of the Loan Documents, (v) any action or inaction of any Agent or any other Lenders under any of the Loan Documents, including the release or other disposition of Collateral or lack of diligence in collection or realization for any obligations of any Credit Party, (vi) the dissolution or non-existence of any Credit Party as a legal entity, (vii) any amendment, renewal or extension in respect of any of the Loan Documents, (viii) the adequacy of the Collateral to satisfy all or any of the Obligations, (ix) the loss or non-existence of any subrogation rights on behalf of any Lender, or (x) any fraud or misappropriation of funds or property by or on behalf of any Credit Party.

(f)                                   All purchases of participations pursuant to this Section 9.25 shall be without recourse or warranty of any kind or nature to the Lenders selling such participations, other than warranties of title and non-encumbrance with respect to the participations being purchased and sold.  For the avoidance of doubt in respect of any participation transferred under this Section 9.25, subject to clause (d) of this Section 9.25, the transferor of such participation shall, for purposes of this Agreement, remain the Lender of record.

(g)                                  The Credit Parties shall have no obligations under this Section 9.25.

ARTICLE X -

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1.                     Taxes.

(a)                                 Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i), (ii) and (iii) below, the “Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) taxes that are directly attributable to the failure (other than, as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to clause (f) below, or (iii) any taxes imposed as a result of the failure (other than, as a result of a change in any Requirement of Law) of any Non-U.S. Lender Party to satisfy the information gathering and reporting requirements as set forth in sections 1471 through 1474 of the Code.

(b)                                 If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to the Appropriate Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any Secured Party pursuant to clause (d)

below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under this clause (b), except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party and to the extent such Secured Party was entitled, at the time the assignment to such Person became effective, to receive additional amounts under this clause (b).

(c)                                  In addition, the Borrowers agree to pay, and authorize each Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  The Swingline Lenders may, without any need for notice, demand or consent from the Borrowers, by making funds available to the Appropriate Agent in the amount equal to any such payment, make a Swing Loan to the applicable Borrower in such amount, the proceeds of which shall be used by such Agent in whole to make such payment.  Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, the Borrowers shall furnish to Agents, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof.

(d)                                 The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agents), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  A certificate of the Secured Party (or of an Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrowers with copy to Agents, shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, such Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e)                                  Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)                                   (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the US Borrower or US Agent (or, in the case of a participant or SPV, the relevant Lender), provide US Agent and the US Borrower (or, in the case of a participant or

SPV, the relevant Lender) with two completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to US Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless the Borrowers and Agents have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agents shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)                                  Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the US Borrower or an Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agents and the Borrowers (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)                               Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Appropriate Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Appropriate Agent.

(g)                                  If an Agent or any Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 10.1 and provided no Event of Default shall have occurred and be continuing, such Agent or such Lender, as applicable, shall pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, the Borrowers, upon the request of an Agent or such Lender, shall repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Appropriate Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Agents or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

10.2.                     Illegality.  If after the date hereof any Lender shall determine that any Change in Law has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the US Borrower through US Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified US Agent and the US Borrower that the circumstances giving rise to such determination no longer exists.

(a)                                 Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the US Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b)                                 If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the US Borrower may elect, by giving notice to such Lender through US Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c)                                  Before giving any notice to US Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3.                     Increased Costs and Reduction of Return.

(a)                                 If any Lender or L/C Issuer shall determine that any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or any L/C Issuer;

(ii)                                  impose on any Lender or any L/C Issuer or the London interbank market any other condition affecting this Agreement or CDOR Rate Loans or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)                               subject any Lender or any L/C Issuer to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than Taxes or Other Taxes as to which such Lender or L/C Issuer has been indemnified by the Borrowers pursuant to Section 10.1);

and the result of any of the foregoing shall be to increase the cost to such Lender or L/C Issuer of making, funding or maintaining any CDOR Rate Loan or LIBOR Rate Loan (or of maintaining its obligation to make any such CDOR Rate Loan or LIBOR Rate Loan) or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or otherwise), then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agents), pay to the Appropriate Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrowers, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)                                 If any Lender or L/C Issuer shall have determined that:

(i)                                     any Change in Law regarding any Capital Adequacy Regulation; or

(ii)                                  compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agents), the Borrowers shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer)  for such increase; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrowers, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

10.4.                     Funding Losses.  The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)                                 the failure of a Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan or CDOR Rate Loan (including payments made after any acceleration thereof);

(b)                                 the failure of a Borrower to borrow, continue or convert a Loan after a Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)                                  the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

(d)                                 the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto, or a CDOR Rate Loan on a day which is not the last day of the CDOR Period with respect thereto; or

(e)                                  the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan, or of any CDOR Rate Loan to a Canadian Prime Rate Loan, on a day that is not the last day of the applicable Interest Period or CDOR Period, as applicable;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above.  Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Adjusted LIBOR Rate used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.  The Borrowers shall pay the applicable Lender any amount required to be paid to such Lender under this Section within fifteen (15) days after receipt by the Borrowers of a certificate from such Lender of the type described in Section 10.7 showing the amount so due and payable by the Borrower.

10.5.                     Inability to Determine Rates.

(a)                                 If US Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the Adjusted LIBOR Rate applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the applicable Lenders of funding or maintaining such Loan, US Agent will forthwith give notice of such determination to the US Borrower and each US Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until US Agent revokes such notice in writing.  Upon receipt of such notice, the US Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.  If the US Borrower does not revoke such notice, the applicable Lenders shall make, convert or continue the applicable Loans, as proposed by the US Borrower, in the amount specified in the applicable notice submitted by the US Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

(b)                                 If Canadian Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the CDOR Rate for any requested CDOR Period with respect to a proposed CDOR Rate Loan or that the CDOR Rate applicable pursuant to subsection 1.3(a) for any requested CDOR Period with respect to a proposed CDOR Rate Loan does not adequately and fairly reflect the cost to the applicable Lenders of funding or maintaining such Loan, Canadian Agent will forthwith give notice of such determination to the Canadian Borrower and each Canadian Lender.  Thereafter, the obligation of the Lenders to make or maintain CDOR Rate Loans hereunder shall be suspended until Canadian Agent revokes such notice in writing.  Upon receipt of such notice, the Canadian Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.  If the Canadian Borrower does not revoke such notice, the applicable Lenders shall make, convert or continue the applicable Loans, as proposed by the Canadian Borrower, in the amount specified in the applicable notice submitted by the Canadian Borrower, but such Loans shall be made, converted or continued as Canadian Prime Rate Loans.

10.6.                     Reserves on LIBOR Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves (except any such reserve requirement reflected in the Adjusted LIBOR Rate) with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to US Agent) of such additional interest from the Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7.                     Certificates of Lenders and L/C Issuers.  Any Lender or L/C Issuer claiming reimbursement or compensation pursuant to this Article X shall deliver to the applicable Borrower (with a copy to the Appropriate Agent) a certificate setting forth in reasonable detail the amount payable to such Lender or L/C Issuer hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.-

ARTICLE XI -

DEFINITIONS

11.1.                     Defined Terms.  The following terms are defined in the Sections or subsections referenced opposite such terms:

“Affected Lender”	9.22
“Aggregate Excess Funding Amount”	1.1(c)
“Borrower”	Preamble
“Borrower Materials”	9.10(d)
“Borrowing Base”	Exhibit 11.1(b)
“Canadian Borrower”	Preamble

“Canadian Borrowing Base”	1.1(b)
“Canadian L/C Reimbursement Agreement”	1.1(e)
“Canadian L/C Reimbursement Date”	1.1(e)
“Canadian Lender”	Preamble
“Canadian Revolving Loan”	1.1(b)
“Canadian Revolving Loan Commitment”	1.1(b)
“Canadian Swing Loan”	1.1(f)
“Capital Expenditures	Exhibit 4.2(b)
“EBITDA”	Exhibit 4.2(b)
“Event of Default”	7.1
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b
“Holdings”	Recitals
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Interest Coverage Ratio”	Exhibit 4.2(b)
“Interest Expense”	Exhibit 4.2(b)
“Investments”	5.4
“L/C Request”	1.1(c)
“L/C Sublimit”	1.1(c)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Leverage Ratio”	Exhibit 4.2(b)
“Management Advisor”	5.7(d)
“Maximum Lawful Rate”	1.3(d)
“Maximum Canadian Revolving Loan Balance”	1.1(b)
“Maximum US Revolving Loan Balance	1.1(b)
“MNPI”	9.10(a)
“Notice of Conversion/Continuation”	1.6(a)
“Other Taxes”	10.1(c)
“Permitted Liens”	5.1
“Register”	1.4(b)
“Restricted Payments”	5.11
“Replacement Lender”	9.22
“Revolving Loan Commitment”	1.1(b)
“Revolving Loan”	1.1(b)
“Sale”	9.9(a)
“Settlement Date”	1.11(b)
“Swingline Request”	1.1(c)
“Taxes”	10.1(a)
“Unused Commitment Fee”	1.9(b)
“US Borrower”	Preamble
“US Borrowing Base”	1.1(b)
“US L/C Reimbursement Agreement”	1.1(c)
“US L/C Reimbursement Date”	1.1(c)
“US Lender”	Preamble
“US Revolving Loan”	1.1(b)

“US Revolving Loan Commitment”	1.1(b)
“US Swing Loan”	1.1(d)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“ABN LC Facility” means that certain Credit Agreement Letter dated as of December 15, 2005 by and among Thermon Europe B.V., Thermon Benelux B.V. and ABN AMRO Bank N.V. (including its successor, New HBU II N.V.), together with any new letter of credit and/or revolving credit facilities made available to such Foreign Subsidiaries by ABN AMRO Bank N.V. or another comparable bank or financial institution that replace or refinance such Credit Agreement and that do not provide for (i) a maximum principal amount of Indebtedness in excess of that available under such Credit Agreement, (ii) interest rates and fees that, in the reasonable, good faith business judgment of the Borrowers, materially exceed then-prevailing market rates and fees or (ii) terms and conditions (including, but not limited to, representations and warranties, covenants and events of default) materially more burdensome for or restrictive upon such Foreign Subsidiaries, in each case, as agreements may be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited hereunder.

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC or PPSA) of a Borrower and its Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of such Borrower or any of its Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by such Borrower or such Subsidiary, as stated on the respective invoice of such Borrower or such Subsidiary, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Borrower or any of its Subsidiaries who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger, amalgamation or consolidation or any other combination with another Person.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Additional Management Advisors” means, collectively, Thompson Street Capital Manager LLC, a Delaware limited liability company, Crown Investment Series LLC — Series 4, a Delaware series limited liability company, and Star Investment Series LLC — Series 1, a Delaware series limited liability company.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of such Person.  Notwithstanding the foregoing, neither any Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent” means the US Agent or the Canadian Agent.

“Aggregate Availability” means, as of any date of determination, the amount by which (a) the lesser of (i) the Aggregate US Revolving Loan Commitment and (ii) the sum of, without duplication, the US Dollar Equivalent of the aggregate Borrowing Bases of the Borrowers, exceeds (b) the sum of the US Dollar Equivalent of (i) the aggregate outstanding principal of all Loans, (ii) the aggregate amount of all Letter of Credit Obligations, plus (iii) aggregate Reserves as established by the Agents.

“Aggregate Canadian Revolving Loan Commitment” means the combined Canadian Revolving Loan Commitment of each of the Canadian Lenders, which shall initially be in the amount of $20,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate US Revolving Loan Commitment” means the combined US Revolving Loan Commitment of each of the US Lenders, which shall initially be in the amount of $40,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate US Revolving Loan Commitment Usage” means, with respect to any Fiscal Quarter, a percentage equal to the quotient of (a) the average daily US Dollar Equivalent of the sum of (i) the aggregate outstanding principal of all Loans during such Fiscal Quarter and (ii) the aggregate amount of all Letter of Credit Obligations during such Fiscal Quarter, divided by (b) the average daily balance of the Aggregate US Revolving Loan Commitment during such Fiscal Quarter.

“Applicable Margin” means, for any day, with respect to any LIBOR Rate Loan, CDOR Rate Loan, Base Rate Loan or Canadian Prime Rate Loan, or with respect to the Unused Commitment Fee, as the case may be, the applicable rate per annum set forth below under the caption “Adjusted LIBOR Rate Spread/CDOR Rate Spread”, “Base Rate Spread/Canadian Prime Rate Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the Aggregate US Revolving Loan Commitment Usage during each Fiscal Quarter, provided that until the effective date of the first adjustment in the Applicable Margin occurring after the Closing Date in accordance with the terms set forth below, the “Applicable Margin” shall be the applicable rate per annum set forth below in Category 1.

Aggregate US Revolving Loan Commitment Usage (For each Fiscal Quarter)	Adjusted LIBOR Rate Spread/CDOR Rate Spread	Base Rate Spread/ Canadian Prime Rate Spread	Unused Commitment Fee Rate
Category 1 Less than fifty percent (50%)	2.50%	0.25%	0.40%
Category 2 Greater than or equal to fifty percent (50%)	2.25%	0.50%	0.375%

For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each Fiscal Quarter (commencing with the first Fiscal Quarter which occurs and ends in its entirety after closing) based upon the Aggregate US Revolving Loan Commitment Usage during the most recently ended Fiscal Quarter and (b) each change in the Applicable Margin shall be effective on and including the fifteenth day (15th) after the end of the applicable Fiscal Quarter for which the Aggregate US Revolving Loan Commitment Usage is calculated. Notwithstanding the foregoing, the “Applicable Margin” shall be the applicable rate per annum set forth above in Category 1 during the period that any Specified Event of Default exists.

“Applicable Minimum Availability Threshold” means the minimum Aggregate Availability set forth opposite the aggregate Borrowing Bases (expressed as the US Dollar Equivalent thereof) of the Credit Parties as of the most recent Fiscal Quarter for which a Borrowing Base Certificate has been provided pursuant to Section 4.2(d) in the table below:

Aggregate Borrowing Bases of the Credit Parties	Minimum Aggregate Availability
Less than $30,000,000	$5,000,000
Greater than or equal to $30,000,000 but less than $35,000,000	$7,500,000
Greater than or equal to $35,000,000	$10,000,000

“Appropriate Agent” means (a) the US Agent with respect to advances, payments, enforcement and administration of US Revolving Loans, US Swing Loans, US Revolving Loan Commitments, US Letters of Credit and any Collateral Documents in favor of US Agent and any communications with US Lenders and US Borrower, and (b) the Canadian Agent with respect to advances, payments, enforcement and administration of Canadian Revolving Loans, Canadian Swing Loans, Canadian Revolving Loan Commitments, Canadian Letters of Credit and any Collateral Documents in favor of Canadian Agent and any communications with Canadian Borrowers and Canadian Lenders.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9) and accepted by the Appropriate Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agents.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Banking Services” means each and any of the following bank services provided to any Credit Party by Chase or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the US Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of one percent (0.50%) and (c) the Adjusted LIBOR Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1%), provided that, for the avoidance of doubt, the Adjusted LIBOR Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).  Any change in the Base Rate due to a change in the US Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the US Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of a Borrower on the same day by the Lenders pursuant to Article I.

“Borrowing Base Certificate” means a certificate of Holdings and the Borrowers, on behalf of the Credit Parties, in substantially the form of Exhibit 11.1(b) hereto, duly completed.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto and New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Cafeteria Plan Flex Account” means the bank deposit account (or if more than one, the aggregate of all such accounts) established and maintained by the US Borrower from time to time to serve as collateral for stored value card transactions under the health and/or dependent care flexible spending account components of the US Borrower’s cafeteria plan for employees, as such plan exists now or may be amended in the future, but in each case only to the extent such accounts are established and maintained in accordance with applicable laws and qualify under Section 125 of the Code.

“Canadian Agent” means Chase Canada, in its capacity as administrative agent for the Canadian Lenders hereunder, and any successor administrative agent.

“Canadian Availability” means, as of any date of determination, the amount by which (a) the Maximum Canadian Revolving Loan Balance, exceeds (b) the US Dollar Equivalent of the aggregate outstanding principal balance of all Canadian Revolving Loans.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Credit Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Credit Parties” means Holdings, the Borrowers and each other Person (other than a US Credit Party) (i) which executes a guaranty of the Canadian Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Canadian Obligations and (iii) all of the Stock of which is pledged to Canadian Agent for the benefit of the Canadian Secured Parties.

“Canadian Dollars” or “CDN $” means lawful currency of Canada.

“Canadian L/C Issuer” means any Canadian Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Canadian Agent, in such Person’s capacity as an issuer of Canadian Letters of Credit hereunder.

“Canadian L/C Reimbursement Obligations” means, for any Canadian Letter of Credit, the obligation of the Canadian Borrower to the Canadian L/C Issuer thereof or to Canadian Agent, as and when matured, to pay all amounts drawn under such Canadian Letter of Credit.

“Canadian Letter of Credit” means documentary or standby letters of credit issued for the account of the Canadian Borrower by Canadian L/C Issuers, and bankers’ acceptances issued by Canadian Borrower, for which Canadian Agent and Lenders have incurred Canadian Letter of Credit Obligations.

“Canadian Letter of Credit Obligations” means all outstanding obligations incurred by Canadian Agent and Canadian Lenders at the request of the Canadian Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Canadian Letters of Credit by Canadian L/C Issuers or the purchase of a participation as set forth in subsection 1.1(e) with respect to any Canadian Letter of Credit.  The amount of such Canadian Letter of Credit Obligations shall equal the maximum amount that may be payable by Canadian Agent and Canadian Lenders thereupon or pursuant thereto.

“Canadian Loans” means Canadian Revolving Loans and Canadian Swing Loans.

“Canadian Obligations” means all Canadian Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Canadian Lender, Canadian Agent, any Canadian L/C Issuer or any other Person required to be indemnified, that arises under any Loan Document or under any Banking Services, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Credit Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate” means, for any day, the rate per annum determined by Canadian Agent to be the greater of (i) the rate of interest per annum most recently announced or established by Chase Canada as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and commonly known as “prime rate” (or its equivalent or analogous such rate), such rate not being intended to be the lowest rate of interest charged by Chase Canada and (ii) the sum of (a) the yearly interest rate to which the one-month CDOR Rate is equivalent plus (b) one percent (1.0%).  Any change in any interest rate provided for in the Agreement based upon the Canadian Prime Rate shall take effect at the time of such change in the Canadian Prime Rate.  No adjustments shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement.

“Canadian Prime Rate Loan” means a Loan that bears interest based on the Canadian Prime Rate.

“Canadian Revolving Note” means a promissory note of the Canadian Borrower payable to a Canadian Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Canadian Borrower under the Canadian Revolving Loan Commitment of such Lender.

“Canadian Secured Parties” means Canadian Agent, each Canadian Lender, each Canadian L/C Issuer and each other holder of a Canadian Obligation.

“Canadian Subsidiaries” means Canadian Borrower (as the context may require) and any Subsidiary incorporated, organized or otherwise formed under the laws of Canada or any province or territory thereof.

“Canadian Swingline Commitment” means $5,000,000.

“Canadian Swingline Lender” means, each in its capacity as Canadian Swingline Lender hereunder, Chase Canada or, upon the resignation of Chase Canada as Canadian Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Canadian Agent (or, if there is no such successor Canadian Agent, the Required Canadian Lenders) and the Canadian Borrower, to act as the Canadian Swingline Lender hereunder.

“Canadian Swingline Note” means a promissory note of the Canadian Borrower payable to the Canadian Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Canadian Borrower to the Canadian Swingline Lender resulting from the Swing Loans made to the Canadian Borrower by the Canadian Swingline Lender.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease; provided, for purposes of clarity, such classification shall be in accordance with GAAP as in effect on the date hereof unless and to the extent the requisite parties hereto agree otherwise pursuant to and in accordance with Section 11.3.

“Capital Lease Obligations” means the capitalized amount of all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the Canadian or US federal government or (ii) issued by any agency of the Canadian or US federal government the obligations of which are fully backed by the full faith and credit of the Canadian federal government or the US federal government, as applicable, (b) any readily-marketable direct obligations issued by any other agency of the Canadian or US federal government, any province, territory or state thereof or any political subdivision of any such province, territory or state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of Canada or any province or territory thereof or any state of the United States, (d) any Dollar- or Canadian Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of Canada, the United States, any province or state thereof or the District of Columbia and (B) having combined capital, surplus and undivided profits in excess of $250,000,000, and (e) shares of any Canadian or United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in Canada or the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“CDN $ Denominated Canadian Loans” means Canadian Revolving Loans denominated in CDN $.

“CDOR Period” means with respect to any CDOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Canadian Prime Rate Loan is converted to a CDOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Canadian Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a)                                 if any CDOR Period pertaining to a CDOR Rate Loan would otherwise end on a day which is not a Business Day, that CDOR Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such CDOR Period into another calendar month, in which event such CDOR Period shall end on the immediately preceding Business Day; and

(b)                                 any CDOR Period pertaining to a CDOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such CDOR Period) shall end on the last Business Day of the calendar month at the end of such CDOR Period.

“CDOR Rate” means, in respect of any CDOR Period applicable to a CDOR Rate Loan, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant CDOR Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Canadian Agent to raise Canadian dollars for the applicable CDOR Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Canadian Agent on the immediately preceding Business Day.

“CDOR Rate Loan” means a Loan that bears interest based on the CDOR Rate.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any L/C Issuer (or, for purposes of Section 10.3(b), by any Lending Office of such Lender or by such Lender’s or the L/C Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means August 7, 2012.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Subsidiaries and any other Person who has granted a Lien to an Agent, in or upon which a Lien is granted or purported to be granted now or hereafter exists in favor of any Lender or an Agent for the benefit of Agents, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Appropriate Agent in connection with the Loan Documents.

“Collateral Documents” means, collectively, the Guaranty and Security Agreements, the Mortgages, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or an Agent for the benefit of Agents, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or an Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC, the PPSA or comparable law) against any such Person as debtor in favor of any Lender or an Agent for the benefit of Agents, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, the sum of its US Revolving Loan Commitment and Canadian Revolving Loan Commitment provided in no event shall the sum of all Commitments exceed $40,000,000.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s US Revolving Loan Commitment or Canadian Revolving Loan Commitment, as applicable, divided by the Aggregate US Revolving Loan Commitment or Aggregate Canadian Revolving Loan Commitment, as applicable; provided, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the US Dollar Equivalent of the principal amount of the Loans held by such Lender, divided by the US Dollar Equivalent of the aggregate principal amount of the Loans held by all Lenders.

“Commodity Hedge Contract” means any futures or forward purchase contracts for raw materials such as copper.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person:  (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts or under any Commodity Hedge Contract; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, the Appropriate Agent, the agent/trustee under the Second Lien Indenture and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to the Appropriate Agent and in any event providing to the Appropriate Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC and the Securities Transfer Act, 2006 (Ontario) or the comparable statutes in provinces and territories of Canada other than Ontario for such accounts located in those jurisdictions.  For certainty, for a Canadian bank account, such term shall also refer to a “blocked account” agreement with respect to such bank account, notwithstanding that the execution and delivery of such agreement is not a perfection requirement.

“Controlled Investment Affiliates” means, with respect to the Sponsor, any fund or investment vehicle that (i) is organized by the Sponsor for the purpose of making equity or debt investments in one or more companies and (ii) is controlled by Sponsor.  For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Conversion Date” means any date on which a Borrower converts (a) a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan or (b) a Canadian Prime Rate Loan to a CDOR Rate Loan or a CDOR Rate Loan to a Canadian Prime Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means the US Credit Parties and the Canadian Credit Parties.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 5.2 other than subsections 5.2(b), 5.2(h) and 5.2(m), and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock or Stock Equivalent issued by a Subsidiary of such Borrower and held by such transferor Person.

“Dollar Denominated Canadian Loans” means Canadian Revolving Loans denominated in Dollars.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval provisions relating thereto.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equipment” means all “equipment” (as defined in the UCC or PPSA), now owned or hereafter acquired by a Credit Party, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Equity Issuance” means Net Issuance Proceeds resulting from the issuance of (a) Stock or Stock Equivalents by Holdings to directors, management or employees of a Credit Party, (b) Stock or Stock Equivalents by a Subsidiary of a Borrower to such Borrower or another Subsidiary of such Borrower constituting an Investment permitted hereunder, (c) Stock or Stock Equivalents by a Borrower to Holdings constituting an Investment permitted hereunder, (d)

Stock or Stock Equivalents by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required pursuant to a Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries and (e) Stock or Stock Equivalents of Holdings, to the extent the proceeds thereof are used to finance Capital Expenditures or Permitted Acquisitions.

“Exempted Accounts” means (i) any payroll account so long as amounts on deposit therein do not exceed the reasonably estimated payroll obligations of such Person and such amounts are deposited therein immediately prior to any required payroll date, (ii) any withholding tax, benefits, escrow, customs, trust or any other fiduciary account, (iii) zero balance deposit account provided the amount on deposit therein does not exceed the amount necessary to cover outstanding checks, amounts necessary to maintain minimum deposit requirements and amounts necessary to pay the depositary institution’s fees and expenses, (iv) any deposit account maintained with a foreign bank (other than a foreign bank located in Canada), (v) Cafeteria Plan Flex Accounts and (vi) any petty cash deposit accounts maintained at a financial institution for which a Control Agreement has not otherwise been obtained, so long as, with respect to this clause (vi), the aggregate amount on deposit in each such petty cash account does not exceed the US Dollar Equivalent of $500,000 at any one time and the aggregate amount on deposit in all such petty cash accounts does not exceed the US Dollar Equivalent of $1,000,000 at any one time.

“Existing Letters of Credit” means all letters of credit issued or guaranteed by any of the Prior Lenders constituting Prior Indebtedness outstanding on the Closing Date, but which will survive the Closing Date and continue to remain outstanding.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by an Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by an Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the US Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held by a Credit Party (i) directly or (ii) indirectly through a Foreign Subsidiary that is a disregarded entity for purposes of the Code.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on March 31 of each calendar year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.  Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Funded Indebtedness” means, as of any date of measurement, all Indebtedness of Holdings and its Subsidiaries as of the date of measurement (other than Indebtedness of the type described in clauses (c) (except with respect to amounts drawn on letters of credit not constituting Letters of Credit to the extent (y) such letters of credit are not supported by cash collateral and (z) Holdings and its Subsidiaries have not reimbursed the issuer thereof for such drawn amount), (e), (g), (h), (i) and (j) (other than with respect to clause (j), guarantees of Indebtedness of others of the type not described in clauses (e), (g), (h) and (i) of the definition of Indebtedness) of the definition of Indebtedness).

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including, without limitation, the FASB Accounting Standards Codification™, which are applicable to the circumstances as of the date of determination, subject to Section 11.3 hereof.

“Governmental Authority” means any nation or government, any state, provincial or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty and Security Agreement” means (a) that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to US Agent and the US Borrower, made by the US Credit Parties in favor of US Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time and (b) that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Canadian Agent and the Canadian Borrower, made by the Canadian Credit Parties in favor of Canadian Agent, for the benefit of the Canadian Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“Headquarters Property” means that certain real property located at (a) 100, 100-5, 200, 202, 204, 206, 208 and 209 Thermon Drive, San Marcos, Texas 78666, and (b) 100, 250 and 300 Barnes Drive, San Marcos, Texas 78666.

“Holdings Loans” means intercompany loans made by a Borrower to Holdings to the extent that, at the time such loan is made, a Restricted Payment from such Borrower to Holdings would be permitted under Section 5.11 and provided that (i) the proceeds of such loans are used for the purposes specified in Section 5.11, (ii) at the request of the Appropriate Agent, such loans are evidenced by promissory notes, the sole originally executed copy of which shall be pledged to the Appropriate Agent, for the benefit of the applicable Secured Parties, as security for the Obligations and (iii) such Holdings Loan shall be treated as a Restricted Payment for purposes of this Agreement, including, without limitation, determining compliance with Section 5.11.

“Houston Property” means that certain real property located at 2810 Mowery Road, Houston, Texas 77045.

“Impacted Lender” means any Lender that fails to provide Agents, within three (3) Business Days following an Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code, any Insolvency Law or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), the Appropriate Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earnouts (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all payment obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the final scheduled installment payment date for the Second Lien Indebtedness, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Insolvency Law” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), or the reorganization arrangement provisions of the Canada Business Corporations Act or similar provincial legislation, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, arrangement, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code and any Insolvency Law.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated April 30, 2010, by and among General Electric Capital Corporation, as the original First Lien Agent thereunder (with the US Agent having replaced General Electric Capital Corporation as the First Lien Agent thereunder in accordance with the terms of Section 4.3(a) of said Intercreditor Agreement), the Credit Parties and the Second Lien Collateral Agent, as the same may be amended, restated and/or modified from time to time subject to the terms thereof.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan or CDOR Rate Loan (other than a LIBOR Rate Loan or a CDOR Rate Loan having an Interest Period or CDOR Period, as applicable, of six (6) months) the last day of each Interest Period or CDOR Period, as applicable, applicable to such Loan, (b) with respect to any LIBOR Rate Loan or CDOR Rate Loan having an Interest Period or CDOR Period, as applicable, of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period or CDOR Period, as applicable, and (c) with respect to Base Rate Loans and Canadian Prime Rate Loans (including Swing Loans) the first day of each Fiscal Quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a)                                 if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

(b)                                 any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC or PPSA) of a Borrower and its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work in process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of such Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing.  The terms “Issued” and “Issuance” have correlative meanings.

“ITA” means the Income Tax Act (Canada).

“L/C Issuer” means a US L/C Issuer or Canadian L/C Issuer.

“L/C Reimbursement Obligation” means a US L/C Reimbursement Obligation or a Canadian L/C Reimbursement Obligation.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.

“Letter of Credit” means a US Letter of Credit or Canadian Letter of Credit.

“Letter of Credit Obligations” means US Letter of Credit Obligations and Canadian Letter of Credit Obligations.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the US Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBOR Rate Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the US Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.  Notwithstanding the above, to the extent that “LIBOR” or “Adjusted LIBOR Rate” is used in connection with a Base Rate Loan, such rate shall be determined as modified by the definition of Base Rate.

“LIBOR Rate Loan”  means a Loan that bears interest based on the Adjusted LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC, the PPSA or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan” means an extension of credit by a Lender to a Borrower pursuant to Article I, and may be a Base Rate Loan, a LIBOR Rate Loan, a CDOR Rate Loan or a Canadian Prime Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Master Agreement for Standby Letters of Credit, the Master Agreement for Documentary Letters of Credit, the Intercreditor Agreement and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, or financial condition of the Credit Parties taken as a whole; (b) a material impairment of the ability of any Credit Party, any Subsidiary of any Credit Party or any other Person (other than Agents or Lenders) to perform in any material respect its material obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any material Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to an Agent for the benefit of the Secured Parties or any material portion of the Collateral under any of the Collateral Documents.

“Material Environmental Liabilities” means Environmental Liabilities exceeding the US Dollar Equivalent of $5,000,000 in the aggregate.

“Minor Acquisition” means an Acquisition in respect of which the total consideration paid or payable (including without limitation, all transaction costs, assumed Indebtedness and Liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, including earnouts) does not exceed the US Dollar Equivalent of $3,000,000.

“Moody’s” means Moody’s Investors Services Inc.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.

“Multiemployer Plan” means any multiemployer plan, subject to Title IV of ERISA, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts, transaction taxes paid or payable as a result thereof and reasonable out-of-pocket costs, fees and expenses (including commissions, professional and transaction fees) paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.

“Net Proceeds” means proceeds in cash (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such Disposition, including, without limitation, cash proceeds generated from checks or other cash equivalent financial instruments (including Cash Equivalents)) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Credit Parties or their Subsidiaries, (ii) sale, gain, use or other transaction taxes paid or payable as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (iv) the amount of cash reserves or escrows established in connection with purchase price adjustments and retained liabilities; provided however, when such cash or escrow is released to a Credit Party or one of its Subsidiaries, the amount so released shall be deemed to be Net Proceeds hereunder at such time and (b) in the event of an Event of Loss, (i) all money actually applied to repair, reconstruct or replace the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments and (iv) the amount of cash reserves established to fund contingent liabilities reasonably estimated to be payable; provided however, when such cash, if any, as may remain after the satisfaction of such contingent liability is released from such reserve, it shall be deemed to be Net Proceeds hereunder at such time.  After netting out the items in clauses (a) and (b) of the foregoing definition, as applicable, if the amount of Net Proceeds would be less than zero, such amount shall be deemed to equal zero.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agents have not received a revocation in writing), to a Borrower, an Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agents have not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code, any Insolvency Law or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), and an Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Non-U.S. Lender Party” means each of US Agent, each US Lender, each US L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by a Borrower to the Appropriate Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Obligations” means US Obligations and Canadian Obligations.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Parent” means Thermon Group Holdings, Inc., a Delaware corporation.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by (i) a US Credit Party (other than Holdings) of substantially all of the assets or line or division of a Target, other than a Target whose assets are located in Canada, (ii) Canadian Borrower or a Canadian Subsidiary of Canadian Borrower of substantially all of the assets of a Target, other than a Target whose assets are located in the United States, (iii) a US Credit Party (other than Holdings) or a Subsidiary of a US Credit Party of 100% of the Stock and Stock Equivalents of a Target other than a target organized under the laws of Canada or any province thereof, or (iv) Canadian Borrower or a Subsidiary of Canadian Borrower of 100% of the Stock and Stock Equivalents of a Target other than a target organized under the laws of the United States or any state thereof, in each case, to the extent that each of the following conditions shall have been satisfied:

(a)                                 the US Borrowers shall have furnished to the Agents and Lenders at least ten (10) Business Days prior to the consummation of such Acquisition (or such shorter period to which US Agent may consent) (1) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the US Agent and to the extent available, such other information and documents that the US Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) to the extent available, copies of the Target’s three (3) most recent annual income statements and balance sheets, audited by the Target’s independent accountants, if available, together with the most recent interim financial statements then available, (3) pro forma financial statements of Borrowers and their Subsidiaries after giving effect to the consummation of such Acquisition, (4) a certificate of a Responsible Officer of the Borrowers demonstrating that the Leverage Ratio of the Credit Parties as in effect on the date of consummation of such Permitted Acquisition (after giving effect thereto and using Adjusted EBITDA computed for the twelve month period ending on the last day of the most recent Fiscal Quarter for which financial statements have been delivered to Agents) after giving effect to the consummation of such Acquisition is less than or equal to 4.50 to 1.00, and (5) to the extent available, copies of such other agreements, instruments and other documents (including, without limitation, the Loan Documents required by Section 4.13) as the US Agent reasonably shall request; provided, the deliveries set forth in clauses (3) and (4) above shall not be required for Minor Acquisitions;

(b)                                 the Borrowers and their Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents as and to the extent required by Section 4.13;

(c)                                  such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target;

(d)                                 no Default or Event of Default shall then exist or would exist after giving effect thereto;

(e)                                  after giving effect to such Acquisition, the sum of (y) Aggregate Availability and (z) the aggregate amount of unrestricted cash of the US Credit Parties and the Canadian Credit Parties, in each instance, maintained in deposit accounts which are subject to a deposit account control agreement in favor of the applicable Agent, equals an amount not less than $7,500,000;

(f)                                   the total consideration paid or payable (including without limitation, all transaction costs, assumed Indebtedness and Liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, including earnouts, but excluding any such amounts paid or funded with the Net Issuance Proceeds of an Excluded Equity Issuance) for all Acquisitions consummated during the term of this Agreement shall not exceed the US Dollar Equivalent of $75,000,000 in the aggregate for all such Acquisitions; and

(g)                                  the Target has EBITDA, subject to pro forma adjustments acceptable to US Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under subsection 5.5(c), 5.5(d), 5.5(p) or 5.5(q) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties or their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to an Agent pursuant to the terms of any Collateral Document.

“PPSA” means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Canadian Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with Canadian Agent’s security interests (or interests similar thereto under applicable law) against all or part of the Collateral, including for amounts owing for employee source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations, Wage Earner Protection Program Act obligations and overdue rents.

“Prior Indebtedness” means the Indebtedness and obligations under that certain Credit Agreement, dated as of April 30, 2010, by and among the US Borrower, the Canadian Borrower, other credit parties thereunder, other lenders from time to time party thereto, and General Electric Capital Corporation, as the U.S. lender and GE Canada Finance Holding Company as the Canadian lender, and the related loan documentation.

“Prior Lenders” means, collectively, General Electric Capital Corporation, as US administrative agent, GE Canada Finance Holding Company, as Canadian administrative agent, and each lender under the Credit Agreement described in Prior Indebtedness.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Reallocation Event” means the acceleration of all or part of the Obligations.

“Reallocation Percentage” means, as to each Lender in connection with a given Reallocation Event, a fraction, expressed as a decimal, the numerator of which shall be the principal amount of all Loans held by such Lender immediately prior to such Reallocation Event and the denominator shall be the aggregate principal amount of all Loans held by all Lenders.  For purposes of computing each Lender’s Reallocation Percentage, all Obligations shall be expressed in US Dollar Equivalents based on currency exchange rates as in effect on the Closing Date.  Agents’ determination of each Lender’s Reallocation Percentage shall be conclusive on all parties absent manifest error.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Canadian Lenders” means at any time (a) Canadian Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Canadian Revolving Loan Commitments then in effect, or (b) if the Aggregate Canadian Revolving Loan Commitments have terminated, Canadian Lenders then holding more than fifty percent (50%) of the sum of the US Dollar Equivalent of the aggregate outstanding amount of Canadian Revolving Loans, the US Dollar

Equivalent of outstanding Canadian Letter of Credit Obligations, the US Dollar Equivalent of amounts of participations in Canadian Swing Loans and the US Dollar Equivalent of the principal amount of unparticipated portions of Canadian Swing Loans.

“Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the US Dollar Equivalent of the Aggregate US Revolving Loan Commitment then in effect, or (b) if the Aggregate US Revolving Loan Commitment has terminated, Lenders then holding more than fifty percent (50%) of the US Dollar Equivalent of sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans.

“Required US Lenders” means at any time (a) US Lenders then holding more than fifty percent (50%) of the Aggregate US Revolving Loan Commitment then in effect, or (b) if the Aggregate US Revolving Loan Commitment has terminated, US Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of US Revolving Loans, outstanding US Letter of Credit Obligations, amounts of participations in US Swing Loans and the principal amount of unparticipated portions of US Swing Loans.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means, with respect to the Borrowing Base, (a) reserves established by an Agent from time to time against eligible Accounts, eligible Inventory, eligible Equipment and eligible Real Estate pursuant to Exhibit 11.1(b), and (b) such other reserves against eligible Accounts, eligible Inventory eligible Equipment and eligible Real Estate or Availability that the Appropriate Agent may, in its reasonable credit judgment, establish from time to time.  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expenses, Indebtedness or real property lease obligations shall be deemed to be a reasonable exercise of an Agent’s credit judgment.

“Responsible Officer” means the chief executive officer, corporate controller or the president of a Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of a Borrower or any other officer having substantially the same authority and responsibility.

“Revolving Loans” mean US Revolving Loans and Canadian Revolving Loans.

“Revolving Notes” mean each US Revolving Note and each Canadian Revolving Note.

“Revolving Termination Date” means the earlier to occur of: (a) August 7, 2015; and (b) the date on which the Aggregate US Revolving Loan Commitment and the Aggregate Canadian Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“S&P” means Standard & Poor’s Corporation.

“SEC” means the Securities and Exchange Commission, or any successor agency thereto.

“Second Lien Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as the collateral agent for the Second Lien Lenders.

“Second Lien Indebtedness” means Indebtedness of US Borrower, as successor by merger to Thermon Finance, Inc., evidenced by the Second Lien Notes issued pursuant to the Second Lien Indenture.

“Second Lien Indebtedness Documents” means (i) the Second Lien Indenture, (ii) the Second Lien Notes, and (iii) the “Collateral Documents” as defined in the Second Lien Indenture.

“Second Lien Indenture” means that certain Indenture dated as of April 30, 2010 by and between Thermon Finance, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee for the benefit of the Second Lien Lenders and as Second Lien Collateral Agent, as supplemented by the First Supplemental Indenture dated as of April 30, 2010, by and among US Borrower, as successor by merger to Thermon Finance, Inc., certain of US Borrower’s affiliates party thereto as guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee for the benefit of the Second Lien Lenders and as Second Lien Collateral Agent, pursuant to which US Borrower issued the Second Lien Notes.

“Second Lien Lenders” means holders and/or lenders from time to time of (or in respect of) the Second Lien Notes.

“Second Lien Notes” means those certain 9.500% Senior Secured Notes due 2017 issued by US Borrower, as successor by merger to Thermon Finance, Inc., to the holders thereof on the Closing Date, together with all other notes, loans, advances or other extension of credit outstanding from time to time under the Second Lien Indebtedness Documents, including any notes issued in exchange therefor pursuant to the Second Lien Indenture.

“Secured Party” means each Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.

“Secured Rate Contract” means any Rate Contract (a) between a Borrower and a Secured Swap Provider or (b) between a Borrower and the counterparty thereto, which has been provided or arranged by Chase or an Affiliate of Chase.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Rate Contract with a Borrower, or (ii) a Person with whom a Borrower has entered into a Rate Contract provided or arranged by Chase or an Affiliate of Chase, and any assignee thereof.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature in the normal course of business and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Event of Default” means an Event of Default under subsections 7.1(a) (other than a Credit Party’s failure to reimburse the costs and expenses of an Agent or any Lender as required by this Agreement that are the subject of a bona fide dispute), 7.1(c) (as a result of a failure to perform or comply with any covenant contained in subsection 4.1, 4.2(b), 4.2(d), 4.3(a), 5.11 or Article VI), 7.1(e) (as it relates to the Second Lien Indebtedness), 7.1(f), 7.1(g), 7.1(j) or 7.1(k); provided, however, that notwithstanding the foregoing, for purposes of Section 5.11(k) only, a Specified Event of Default shall mean (i) an Event of Default under subsections 7.1(a) (other than a Credit Party’s failure to reimburse the costs and expenses of an Agent or any Lender as required by this Agreement that are the subject of a bona fide dispute), 7.1(c) (as a result of a failure to perform or comply with any covenant contained in subsection 4.1, 4.2(b), 4.2(d), 4.3(a) or 5.11), 7.1(e) (as it relates to the Second Lien Indebtedness), 7.1(f), 7.1(g), 7.1(j) or 7.1(k), or (ii) if, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2012), average daily Aggregate Availability for the thirty (30) day period ending on such date is less than the Applicable Minimum Availability Threshold and the Fixed Charge Coverage Ratio for the twelve fiscal month period ending on such date (as calculated in the manner set forth in Exhibit 4.2(b) hereto) is less than 1.10 to 1.00.

“Sponsor” means CHS Private Equity V LP, a Delaware limited partnership.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the US Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to all or any portion of the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agents.

“Subordinated Second Lien” means Liens in favor of the Second Lien Collateral Agent second in priority to the Liens granted to the US Agent under the Loan Documents (but in any event subject to Permitted Liens), for the benefit of the Second Lien Collateral Agent and the Second Lien Lenders on the assets and Stock of the US Credit Parties (other than the Stock of Holdings) and their Subsidiaries with respect to which US Agent shall have a prior perfected Lien as security for the US Obligations.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Swingline Lender” means either or both, as the context requires, of the US Swingline Lender and the Canadian Swingline Lender.

“Swing Loan” means a US Swing Loan or a Canadian Swing Loan.

“Swingline Request” has the meaning specified in clause (ii) of subsection 1.1(d).

“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas.

“United States” and “U.S.” each means the United States of America.

“US Agent” means Chase, in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“US Availability” means, as of any date of determination, the amount by which (a) the Maximum US Revolving Loan Balance, exceeds (b) the aggregate outstanding principal balance of US Revolving Loans.

“US Credit Parties” means Holdings, the US Borrower and each other Person (i) which executes a guaranty of the Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iii) all of the Stock of which is pledged to US Agent for the benefit of the Secured Parties.

“US Dollar Equivalent” means, with respect to any amount denominated in Dollars, such amount of Dollars, and with respect to any amount denominated in a currency other than Dollars, the amount of US Dollars, as of any date of determination, into which such other currency can be converted in accordance with prevailing exchange rates, as determined in accordance with Section 11.4.

“US L/C Issuer” means any US Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to US Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“US L/C Reimbursement Obligation” means, for any US Letter of Credit, the obligation of the US Borrower to the US L/C Issuer thereof or to US Agent, as and when matured, to pay all amounts drawn under such US Letter of Credit.

“US Letter of Credit” means documentary or standby letters of credit issued for the account of the US Borrower by US L/C Issuers, and bankers’ acceptances issued by US Borrower, for which US Agent and Lenders have incurred US Letter of Credit Obligations.

“US Letter of Credit Obligations” means all outstanding obligations incurred by US Agent and US Lenders at the request of the US Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of US Letters of Credit by US L/C Issuers or the purchase of a participation as set forth in subsection 1.1(c) with respect to any US Letter of Credit.  The amount of such US Letter of Credit Obligations shall equal the maximum amount that may be payable by US Agent and US Lenders thereupon or pursuant thereto.

“US Loans” means US Revolving Loans and US Swing Loans.

“US Obligations” means all US Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any US Lender, US Agent, any US L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document, any Secured Rate Contract or any Banking Services, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“US Prime Rate” (a) in the case of Base Rate Loans made available in Canada, the rate of interest per annum publicly announced from time to time by Chase as its prime rate for US Dollar-denominated commercial loans made in Canada, and (b) in the case of Base Rate Loans made available in the United States of America, the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue, New York City; each change in the US Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“US Revolving Note” means a promissory note of the US Borrower payable to a US Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the US Borrower under the US Revolving Loan Commitment of such Lender.

“US Secured Parties” means the US Agent, each US Lender, each US L/C Issuer and each other holder of a US Obligation.

“US Swingline Commitment” means $5,000,000.

“US Swingline Lender” means, each in its capacity as US Swingline Lender hereunder, Chase or, upon the resignation of Chase as US Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of US Agent (or, if there is no such successor US Agent, the Required US Lenders) and the US Borrower, to act as the US Swingline Lender hereunder.

“US Swingline Note” means a promissory note of the US Borrower payable to the US Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the US Borrower to the US Swingline Lender resulting from the Swing Loans made to the US Borrower by the US Swingline Lender.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

11.2.                     Other Interpretive Provisions.

(a)                                 Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC or PPSA, as applicable shall have the meanings therein described.

(b)                                 The Agreement.  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c)                                  Certain Common Terms.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”

(d)                                 Performance; Time.  Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”  If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)                                  Contracts.  Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)                                   Laws.  References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3.                     Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrowers, Agents and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”  A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.  For purposes of determining (i) the US Dollar Equivalent of any Loan and any other amount used in connection with the calculation of the Maximum US Revolving Loan Balance and the Maximum Canadian Revolving Loan Balance in connection with (y) any proposed Borrowing (or upon any request for conversion or continuation of any Loan), shall be based upon the US Dollar Equivalent as in effect two (2) Business Days prior to such Borrowing, conversion or continuation or (z) the delivery of a duly completed Borrowing Base Certificate as required by subsection 4.2(d) (including the calculation of Aggregate Availability set forth therein), shall be based upon the US Dollar Equivalent as in effect on the date as of which the Borrowing Bases are calculated pursuant to such Borrowing Base Certificate, (ii) the US Dollar Equivalent of any Loan and any other amount used in connection with the calculation of the Maximum US Revolving Loan Balance and the Maximum Canadian Revolving Loan Balance in connection with any proposed issuance of a Letter of Credit (or upon any request for the amendment, renewal or extension thereof), shall be based upon the US Dollar Equivalent as in effect on the date of such issuance, amendment, renewal or extension, and (iii) compliance under each of Articles IV, V and VI, any amount in a currency other than US Dollars will be converted, on the last Business Day of each Fiscal Quarter or, more frequently as US Agent may require upon the occurrence and during the continuance of an Event of Default.

11.4.                     Payments.

(a)                                 Agents may set up standards and procedures to determine or redetermine, in their reasonable discretion, the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer.  Any such determination or redetermination by Agents shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agents and their Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  Agents may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

(b)                                 Interest and principal on all Loans funded in a particular currency will be paid or repaid in that same currency; provided that all expense reimbursements hereunder shall be paid in Dollars.  For purposes of preparing financial statements, amounts in any currency other than Dollars will be converted to Dollars based on GAAP, consistently applied, for the purposes of preparing cash flow statements and income statements.  If the Appropriate Agent receives any payment from or on behalf of any Credit Party in a currency other than the currency in which the relevant Obligation is denominated, the Appropriate Agent may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds held in a cash collateral account) into the currency in which the relevant Obligation is payable at the exchange rate published in the Wall Street Journal on the Business Day closest in time to the date on which such payment was due (or if such reference is not available, by such other method reasonably determined by Appropriate Agent).  The relevant Obligations shall be satisfied only to the extent of the amount actually received by the Appropriate Agent upon such conversion.  Unless otherwise specified herein, all determinations of US Dollar Equivalents (calculating financial covenants and determining compliance with covenants expressed in Dollars) shall be determined by reference to the Wall Street Journal published on the Business Day closest in time to the relevant date of determination or for the relevant period of determination or by such other method reasonably determined by the Appropriate Agent in accordance with such Appropriate Agent’s customary practice for commercial loans being administered by it.

11.5.                     Judgment Currency.

(a)                                 If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.5 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.5 being hereinafter in this Section 11.5 referred to as the “Judgment Conversion Date”).

(b)                                 If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.5(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party or Credit Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from any Credit Party under this Section 11.5(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)                                  The term “rate of exchange” in this Section 11.5 means the rate of exchange at which the Appropriate Agent, on the relevant date at or about 12:00 noon (Toronto time), would be prepared to sell, in accordance with Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

US BORROWER:

THERMON INDUSTRIES, INC.

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President

Address for notices:

100 Thermon Drive
San Marcos, Texas 78666
Attn: General Counsel
Facsimile: (512) 396-3627

Address for wire transfers:

JPMorgan Chase Bank, N.A.
Houston, Texas, USA 77002
ABA No. 021000021
Account Number # 09922912109
Reference: Thermon

Signature Page of Credit Agreement

CANADIAN BORROWER:

THERMON CANADA INC.

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	Treasurer

Address for notices:

333 28 Street NE
Calgary, Alberta
Canada T2A 7P4
Attn: Finance Manager
Facsimile: (403) 207-0092

Address for wire transfers:

TD Canada Trust
Calgary Place Branch
Calgary, Alberta
Canada T2P 0L3
Branch # 80609
Institution# 004
CAD Account # 5215472
SWIFT Code: TDOMCATTTOR

Signature Page of Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

OTHER CREDIT PARTIES:

THERMON HOLDING CORP.

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President

Address for notices:

100 Thermon Drive
San Marcos, Texas 78666
Attn: General Counsel
Facsimile: (512) 396-3627

Signature Page of Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

THERMON MANUFACTURING COMPANY

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President

THERMON HEAT TRACING SERVICES, INC.

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President

THERMON HEAT TRACING SERVICES-II, INC.

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President

THERMON HEAT TRACING SERVICES-I, INC.

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President

Signature Page of Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as US Agent,
US Swingline Lender and as a US Lender

_	By:	/s/ Joe Carroll
	Name:	Joe Carroll
	Title:	Its Duly Authorized Signatory

Address for Notices:

JPMorgan Chase Bank, N.A.
Mail Code TX3-8211
221 West 6th Street, 2nd Floor
Austin, Texas 78701
Attention: Manager/Commercial Lending Group
Facsimile: (512) 479-2239

Address for payments:

ABA No. 021000021
Account Number # 9008104671
JPMorgan Chase Bank, N.A.
	Account Name:	Thermon Industries, Inc., Obligor
#80976981
Reference: Thermon

Signature Page of Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., TORONTO
BRANCH, as Canadian Agent, Canadian
Swingline Lender and as a Canadian Lender

By:	/s/ Michael N. Tam
Name:	Michael N. Tam
Title:	Senior Vice President

Address for notices:

JPMORGAN CHASE BANK, N.A.,
TORONTO BRANCH
200 Bay Street, SouthTower, Suite 1800
Toronto, Ontario M5J 2J2
Attention: Michael Tam, Senior Vice President
Facsimile No: 416-981-2375

Address for payments:

Dollar Fundings

SWIFT BIC:	CHASUS33
JPMorgan Chase Bank, N.A. New York ABA Number : 021000021

JPMorgan Chase Bank, N.A., Toronto Branch
200 Bay Street, RBC Plaza, 18th floor
South Tower, Toronto M5J 2J2
Ref: Thermon Canada Inc.
Attention: Lucy Cano, Loan Servicer III

(continued below)

Signature Page of Credit Agreement

Canadian Dollar Fundings

SWIFT BIC: ROYCCAT2
Royal Bank of Canada, Toronto

JPMorgan Chase Bank, N.A., Toronto Bank
Account No. 07172 -1016294 200 Bay Street, RBC Plaza, 18th floor South Tower, Toronto M5J 2J2 Ref: Thermon Canada
Attention: Lucy Cano, Loan Servicer III

Signature Page of Credit Agreement